EXHIBIT 10

EXECUTION VERSION

SECOND AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

BANK OF AMERICA, N.A.
AGENT FOR
THE LENDERS REFERENCED HEREIN

GANDER MOUNTAIN COMPANY
BORROWER

THE CIT GROUP/BUSINESS CREDIT, INC.
COLLATERAL AGENT

GENERAL ELECTRIC CAPITAL CORPORATION
DOCUMENTATION AGENT

BANC OF AMERICA SECURITIES, LLC
LEAD ARRANGER

FOOTHILL CAPITAL CORPORATION
SYNDICATION AGENT

Dated as of March 3, 2006

i

ARTICLE III.	TERM LOAN FACILITY	48
3.1.	Commitment to Lend	48
3.2.	Term Notes	48
3.3.	Payments of Principal of Term Loan	49
3.4.	Interest on Term Loans	49
3.5.	Payments on Account of Term Loan	50
ARTICLE IV.	CONDITIONS PRECEDENT	51
4.1.	Corporate Due Diligence	51
4.2.	Opinions	51
4.3.	Additional Documents	51
4.4.	Officers’ Certificates	51
4.5.	Representations and Warranties	52
4.6.	Minimum Day One Availability	52
4.7.	Capital Structure	52
4.8.	All Fees and Expenses Paid	52
4.9.	Borrower Not In Default	52
4.10.	No Adverse Change	52
4.11.	Perfection Certificate and UCC Search Results	52
4.12.	Certificates of Insurance	53
4.13.	Blocked Account Agreements and Notifications	53
4.14.	Borrowing Base Certificate	53
4.15.	Benefit of Conditions Precedent	53
ARTICLE V.	GENERAL REPRESENTATIONS, COVENANTS AND WARRANTIES	53
5.1.	Payment and Performance of Liabilities	53
5.2.	Due Organization, Authorization, No Conflicts	54
5.3.	Trade Names	54
5.4.	Infrastructure	55
5.5.	Locations	55

5.6.	Title to Assets	56
5.7.	Indebtedness	56
5.8.	Insurance	57
5.9.	Licenses	58
5.10.	Leases	58
5.11.	Requirements of Law	58
5.12.	Labor Relations	58
5.13.	Maintain Properties	59
5.14.	Taxes	60
5.15.	No Margin Stock	60
5.16.	ERISA	60
5.17.	Hazardous Materials	61
5.18.	Litigation	61
5.19.	Business Plan	62
5.20.	Dividends. Investments. Corporate Action	62
5.21.	Loans	62
5.22.	Protection of Assets	63
5.23.	Line of Business	63
5.24.	Affiliate Transactions	63
5.25.	Collateral	63
5.26.	Adequacy of Disclosure	63
5.27.	No Restrictions on Liabilities	64
5.28.	Other Covenants	64
5.29.	Status of Loans as Senior Debt	65
5.30.	Further Assurances	65
ARTICLE VI.	FINANCIAL REPORTING AND PERFORMANCE COVENANTS	66
6.1.	Maintain Records	66
6.2.	Access to Records	67

6.3.	Notice to Agent	67
6.4.	Borrowing Base Certificate	68
6.5.	Monthly Reports	68
6.6.	Quarterly Reports	68
6.7.	Annual Reports	69
6.8.	Officers’ Certificates	69
6.9.	Inventories, Appraisals, and Audits	70
6.10.	Additional Financial Information	70
6.11.	Minimum Operating Cash Flow and Minimum EBITDA	71
ARTICLE VII.	USE OF COLLATERAL	71
7.1.	Use of Inventory Collateral	71
7.2.	Inventory Quality	72
7.3.	Adjustments and Allowances	72
7.4.	Validity of Accounts	72
7.5.	Notification to Account Debtors	72
ARTICLE VIII.	CASH MANAGEMENT. PAYMENT OF LIABILITIES	72
8.1.	Depository Accounts	72
8.2.	Credit Card Receipts	73
8.3.	Cash Management	73
8.4.	Proceeds and Collections	74
8.5.	Payment of Liabilities	74
8.6.	The Operating Account	75
ARTICLE IX.	GRANT OF SECURITY INTEREST	75
9.1.	Grant of Security Interest	75
9.2.	Extent and Duration of Security Interest	76
9.3.	Authorization to File Financing Statements	76
9.4.	Authorization to File Financing Statements	76
ARTICLE X.	AGENT AS BORROWER’S ATTORNEY-IN-FACT	77

10.1.	Appointment as Attorney-In-Fact	77
10.2.	No Obligation to Act	78
ARTICLE XI.	EVENTS OF DEFAULT	78
11.1.	Failure to Pay the Revolving Credit	78
11.2.	Failure To Make Other Payments	78
11.3.	Failure to Perform Covenant or Liability (No Grace Period)	78
11.4.	Failure to Perform Covenant or Liability (Grace Period)	79
11.5.	Misrepresentation	79
11.6.	Acceleration of Other Debt. Breach of Lease	79
11.7.	Default Under Other Agreements	79
11.8.	Uninsured Casualty Loss	79
11.9.	Attachment. Judgment. Restraint of Business	79
11.10.	Business Failure	80
11.11.	Bankruptcy	80
11.12.	Indictment - Forfeiture	80
11.13.	Challenge to Loan Documents	80
11.14.	Change in Control	80
ARTICLE XII.	RIGHTS AND REMEDIES UPON DEFAULT	81
12.1.	Acceleration	81
12.2.	Rights of Enforcement	81
12.3.	Sale of Collateral	81
12.4.	Occupation of Business Location	82
12.5.	Grant of Nonexclusive License	82
12.6.	Assembly of Collateral	82
12.7.	Rights and Remedies	83
ARTICLE XIII.	ACCELERATION AND LIQUIDATION	83
13.1.	Acceleration Notices	83
13.2.	Acceleration	83

v

13.3.	Initiation of Liquidation	83
13.4.	Actions At and Following Initiation of Liquidation	83
13.5.	Agent’s Conduct of Liquidation	84
13.6.	Distribution of Liquidation Proceeds	84
13.7.	Relative Priorities To Proceeds of Liquidation	85
ARTICLE XIV.	THE AGENT	86
14.1.	Appointment of The Agent	86
14.2.	Responsibilities of Agent	86
14.3.	Concerning Distributions By the Agent	88
14.4.	Dispute Resolution	89
14.5.	Distributions of Notices and of Documents	89
14.6.	Confidential Information	89
14.7.	Reliance by Agent	90
14.8.	Non Reliance on Agent and Other Revolving Credit Lenders	90
14.9.	Indemnification	91
14.10.	Resignation of Agent	91
14.11.	Delegation of Duties	92
14.12.	Agent May File Proofs of Claim	92
14.13.	Collateral Matters	93
ARTICLE XV.	ACTION BY AGENTS - CONSENTS - AMENDMENTS - WAIVERS	94
15.1.	Administration of Credit Facilities	94
15.2.	Actions Requiring or On Direction of Majority Lenders	94
15.3.	Actions Requiring or On Direction of SuperMajority Lenders	94
15.4.	Action Requiring Certain Consent	95
15.5.	Actions Requiring or Directed By Unanimous Consent	95
15.6.	Actions Requiring SwingLine Lender Consent	97
15.7.	Actions Requiring Agent’s Consent	97
15.8.	Miscellaneous Actions	97

15.9.	Actions Requiring Borrower’s Consent	97
15.10.	NonConsenting Lender	98
ARTICLE XVI.	SUCCESSORS AND ASSIGNS	99
16.1.	Assignments and Assumptions	99
16.2.	Effect of Assignment	100
16.3.	Participations	101
16.4.	Limitations upon Participant Rights	101
16.5.	Certain Pledges	101
16.6.	Electronic Execution of Assignments	101
16.7.	Special Purpose Funding Vehicles	102
16.8.	Resignation After Assignment	102
16.9.	Accession	103
16.10.	Optional Increase of Maximum Revolving Credit Ceiling	103
ARTICLE XVII.	NOTICES	104
17.1.	Notice Addresses	104
17.2.	Notice Given	105
17.3.	Wire Instructions Notice Given	106
ARTICLE XVIII.	TERM	106
18.1.	Termination of Revolving Credit	106
18.2.	Actions On Termination	106
ARTICLE XIX.	GENERAL	107
19.1.	Protection of Collateral	107
19.2.	Publicity	107
19.3.	Severability	107
19.4.	The Platform	107
19.5.	Amendments	107
19.6.	Power of Attorney	108
19.7.	Application of Proceeds	108

19.8.	Increased Costs	109
19.9.	Expenses; Indemnity; Damage Waiver	109
19.10.	Copies and Facsimiles	111
19.11.	Massachusetts Law	111
19.12.	Consent to Jurisdiction	111
19.13.	Confidentiality	112
19.14.	Survival of Representations and Warranties	112
19.15.	Rules of Construction	113
19.16.	Intent	114
19.17.	Right of Set Off	114
19.18.	Maximum Interest Rate	115
19.19.	Waivers	115
19.20.	US Patriot Act Notice	116
19.21.	Transitional Arrangements	116

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	:	SwingLine Note
Exhibit B	:	Revolving Credit Note
Exhibit C	:	Borrowing Base Certificate
Exhibit D	:	Assignment and Assumption
Exhibit E	:	Customs Agent Agreement
Exhibit F	:	Instrument of Accession
Exhibit G	:	Term Note
Exhibit H	:	Form of Loan Request

Schedules

2.22	:	Revolving Credit Lenders’ and Term Loan Lenders’ Commitments
6.5	:	Required Reporting Checklist
6.11	:	Minimum Operating Cash Flow and EBITDA
16.1	:	Processing and Recordation Fees

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Bank of America, N.A., as Agent

Dated as of March 3, 2006

THIS AGREEMENT is made among (a) Bank of America, N.A. (in such capacity, herein the “Agent”), a national banking association with offices at 40 Broad Street, Boston, Massachusetts 02109, as agent for the ratable benefit of the “Lenders”, who are, at present, those financial institutions identified on the signature pages of this Agreement and who in the future are those Persons (if any) who become “Lenders” in accordance with the provisions of Section 2.22, below; (b) The Lenders; and (c) Gander Mountain Company (the “Borrower”), a Minnesota corporation with its principal executive offices at 180 East 5th Street 13th Floor, St. Paul, Minnesota 55101, in consideration of the mutual covenants contained herein and benefits to be derived herefrom:

WHEREAS, pursuant to that certain Amended and Restated Loan and Security Agreement dated as of February 23, 2005, among Fleet Retail Group, LLC (f/k/a Fleet Retail Group, Inc., f/k/a Fleet Retail Finance, Inc.), certain Revolving Credit Lenders and the Borrower as amended and in effect immediately prior to the effectiveness of this Agreement (the “Existing Loan Agreement”), certain Revolving Credit Lenders named therein have made loans to the Borrower for the purposes described therein;  and

WHEREAS, the Borrower has requested that the Lenders and the Agent amend and restate the Existing Loan Agreement in its entirety, in order to, among other things:

(a)           add a Term Loan facility;

(b)           convert the loans and the Existing Letters of Credit under the Existing Loan Agreement into Loans and L/Cs hereunder; and

(c)           make certain other changes to the terms and provisions of the Existing Loan Agreement.

NOW THEREFORE, the Borrower, the Lenders and the Agent hereby agree that, subject to Section 19.21 hereof, the Existing Loan Agreement (including all the schedules and exhibits thereto) is hereby amended and restated in its entirety as set forth herein:

WITNESSETH:

ARTICLE I.                    DEFINITIONS

As used herein, the following terms have the following meanings or are defined in the section of this Agreement so indicated:

“Acceding Lender”:  Is defined in Section 16.9.

“Acceleration”:  The making of demand or declaration that any indebtedness, not otherwise due and payable,  is due and payable. Derivations of the word “Acceleration” (such as “Accelerate”) are used with like meaning in this Agreement.

“Acceleration Notice”:  Written notice as follows:

(a)           From the Agent to the Lenders, as provided in Section 13.1(a).

(b)           From the SuperMajority Lenders to the Agent, as provided in Section 13.1(b).

“Account Debtor”:  Has the meaning given that term in the UCC.

“Accounts” and “Accounts Receivable”:  Include, without limitation, “accounts” as defined in the UCC, and also all: accounts, accounts receivable, receivables, and rights to payment (whether or not earned by performance) for: property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of; services rendered or to be rendered; a policy of insurance issued or to be issued; a secondary obligation incurred or to be incurred; energy provided or to be provided; for the use or hire of a vessel; arising out of the use of a credit or charge card or information contained on or used with that card; winnings in a lottery or other game of chance.

“ACH”:  Automated clearing house.

“Adjustment Date”: February 1, May 1, August 1 and November 1 of each calendar year.

“Administrative Questionnaire”:  An Administrative Questionnaire in a form supplied by the Agent.

“Affiliate”:  With respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent”:  Is defined in the Preamble.

“Agent’s Cover”:  Is defined in Section 2.25(c)(i).

“Agent’s Fee”:  Is defined in Section 2.13.

“Agent’s Rights and Remedies”:  Is defined in Section 12.7.

“Aggregate Loan Commitment”:  As of the date of determination thereof, the sum of (a) the aggregate Revolving Credit Dollar Commitment of all Lenders at such date and (b) the aggregate outstanding principal amount of the Term Loan at such date, after giving effect to any prepayments or repayments of the Term Loan occurring on such date.

 “Agreement”:  This Second Amended and Restated Loan and Security Agreement, as further amended, restated, modified and in effect from time to time.

“Applicable Law”:  As to any Person:  (i) All statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, arbitrator’s decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, panel, or other body which has or claims jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

“Applicable Margin”:  For the period from the Restatement Effective Date to the first Adjustment Date thereafter, the Applicable Margin shall be the applicable margin corresponding to Level V below, and thereafter, for each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin shall be the applicable margin per annum set forth in the table below opposite to the Borrower’s applicable EBITDA as determined for the applicable period consisting of the twelve (12) consecutive months ending on or about the calendar quarter ending immediately prior to the applicable Rate Adjustment Period pertaining to such Adjustment Date:

LEVEL	GAAP EBITDA	LIBOR RATE APPLICABLE MARGIN	BASE RATE APPLICABLE MARGIN
I	Greater than $70,000,000	1.25%	0.00%

II	Greater than $50,000,000 and less than or equal to $70,000,000	1.50%	0.00%

III	Greater than $42,500,000 and less than or equal to $50,000,000	1.75%	0.00%

IV	Greater than $30,000,000 and less than or equal to $42,500,000	2.00%	0.25%

V	Less than or equal to $30,000,000	2.25%	0.50%

Any delay by the Borrower in delivering the financial statements and reports required to be delivered by the Borrower pursuant to Section 6.5 shall, at the Agent’s option, result in the Applicable Margin being set at the amount set forth opposite Level V above or such other Level as determined by the Agent until the next Adjustment Date.

“Appraised Inventory Liquidation Value”:  The product of (a) the Cost of Eligible Inventory (net of Inventory Reserves) multiplied by (b) that percentage, determined from the then most recent appraisal of the Borrower’s Inventory undertaken at the request of the Agent, to reflect the appraiser’s estimate of the net recovery on the Borrower’s Inventory in the event of an in-store liquidation of that Inventory.

“Appraised Inventory Percentage”:  Eighty-Five Percent (85%).

“Approved Customs Broker”:  A customs broker satisfactory to the Agent which has entered into a Customs Agent Agreement with the Agent and the Borrower.

“Approved Fund”: Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group”:  Two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignee Lender”:  Is defined in Section 16.1(a).

“Assigning Lender”:  Is defined in Section 16.1(b).

“Assignment and Assumption”:  Is defined in Section 16.1.

“Auto-Extension Letter of Credit”:  Is defined in Section 2.18(d).

“Availability”:  The lesser of (a) or (b), where:

(a)           is the result of

(i)            The Maximum Revolving Credit Ceiling

Minus

(ii)           The aggregate unpaid balance of the Loan Account (other than the outstanding principal balance of the Term Loan)

Minus

(iii)          The aggregate undrawn Stated Amount of all then outstanding L/Cs.

(b)           is the result of

(i)            The Borrowing Base

Minus

(ii)           The aggregate unpaid balance of the Loan Account (other than the outstanding principal balance of the Term Loan)

Minus

(iii)          The aggregate undrawn Stated Amount of all then outstanding L/Cs.

Minus

(iv)          The aggregate of the Availability Reserves.

“Availability Reserves”:  Such reserves as the Agent from time to time determines in the Agent’s discretion as being appropriate to reflect the impediments to the Agent’s ability to realize upon the Collateral.  Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on the following:

(i)            Rent for up to three (3) months for any store located in Pennsylvania, Virginia or Washington (but only if a landlord’s waiver, acceptable to the Agent, has not been received by the Agent).

(ii)           Customer Credit Liabilities.

(iii)          Taxes and other governmental charges, including, ad valorem, personal property, and other taxes which might have priority over the Collateral Interests of the Agent in the Collateral.

(iv)          L/C Landing Costs.

“Bank of America”:  Bank of America, N.A., and its successors.

“Bankruptcy Code”:  Title 11, U.S.C., as amended from time to time.

“Base”:  For any day a fluctuating rate per annum equal to the higher of (a) the “prime rate” publicly announced from time to time by Bank of America and (b) the Federal Funds Rate plus ½ of 1%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Margin Loan”:  Each Revolving Credit Loan or relevant portion of the Term Loan while bearing interest determined by reference to Base.

“Base Margin Rate”:  The aggregate of Base plus the Base Rate Applicable Margin per annum.

“Base Rate Applicable Margin”.  See definition of Applicable Margin.

“Blocked Account”:  Any DDA into which the contents of any other DDA is transferred.

“Blocked Account Agreement”:  An Agreement, in form satisfactory to the Agent, which Agreement recognizes the Agent’s Collateral Interest in the contents of the DDA which is the subject of such Agreement and agrees that such contents shall be transferred only to the Concentration Account or as otherwise instructed by the Agent.

“Borrower”:  Is defined in the Preamble.

“Borrower Materials”:  Is defined in Section 6.1.

“Borrowing Base”:  The aggregate of the following:

(a)           The face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate.

Plus

(b)           The lesser of (a) the Cost of Eligible Inventory (net of Inventory Reserves) multiplied by the Inventory Advance Rate or (b) the Appraised Inventory Percentage of the Appraised Inventory Liquidation Value.

                Minus

                (c)           The Term Loan to Value Reserve.

“Borrowing Base Certificate”:  Is defined in Section 6.4.

“Business Day”:  Any day other than (a) a Saturday or Sunday; or (b) any day on which commercial banks in Boston, Massachusetts or in Minneapolis, Minnesota, are authorized to close under law, or are in fact closed.

“Business Plan”:  The Borrower’s business plan delivered pursuant to Section 5.19, and any revision, amendment, or update of such business plan to which the Agent has provided its written sign-off.

“Capital Expenditures”:  The expenditure of funds or the incurrence of liabilities which may be capitalized in accordance with GAAP.

“Capital Lease”:  Any lease which may be capitalized in accordance with GAAP.

“Change in Control”:  The occurrence of any of the following:

(a)           Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than members of the Erickson Family, the Holiday Companies or Affiliates of Holiday Companies becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Forty Percent (40%) or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

(b)           During any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Chattel Paper”:  Has the meaning given that term in the UCC.

“Closing Certificate”:  The Closing Certificate delivered by the Borrower pursuant to Section 4.3, dated the Restatement Effective Date, and in form and substance acceptable to the Agent.

“Code”:  Internal Revenue Code of 1986.

“Collateral”:  Is defined in Section 9.1.

“Collateral Interest”:  Any interest in property to secure an obligation, including, without limitation, a security interest, mortgage, and deed of trust.

“Concentration Account”:  Is defined in Section 8.3.

“Consent”:  Actual consent given by the Lender from whom such consent is sought.

“Control”:  The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Cost”:  The calculated cost of purchases, based upon the Borrower’s accounting practices, known to the Agent, which practices are in effect on the date on which this Agreement was executed as such calculated cost is determined from: invoices received by the Borrower; the Borrower’s purchase journal; or the Borrower’s stock ledger.

“Costs of Collection”:  Includes, without limitation, all attorneys’ reasonable fees and reasonable out-of-pocket expenses incurred by the Agent’s attorneys, and all reasonable out-of-pocket costs incurred by the Agent in the administration of the Liabilities and/or the Loan Documents, including, without limitation, reasonable costs and expenses associated with travel on behalf of the Agent, where such costs and expenses are directly or indirectly related to or in respect of the Agent’s: administration and management of the Liabilities; negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce the Collateral, the Liabilities, and/or the Agent’s Rights and Remedies and/or any of the rights and remedies of the Agent against or in respect of any guarantor or other person liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts).  “Costs of Collection” also includes the reasonable fees and expenses of the Lenders’ Special Counsel and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges.  The Costs of Collection are Liabilities, and at the Agent’s option may bear interest at the then effective Base Margin Rate.

“Credit Card Advance Rate”:  Eighty-Five Percent (85%).

“Customer Credit Liability”:  Gift certificates, customer deposits, offsets, merchandise credits, layaway obligations, frequent shopping programs, and similar liabilities of the Borrower to its retail customers and prospective customers.

“Customs Agent Agreement”:  A Customs Agent Agreement, substantially in the form of EXHIBIT E hereto, entered into among the Agent, the Borrower, and an Approved Customs Broker.

“DDA”:  Any checking or other demand daily depository account maintained by the Borrower.

“Debtor Relief Law”:  The Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Delinquent Revolving Credit Lender”:  Is defined in Section 2.25(c).

“Documents”:  Has the meaning given that term in the UCC.

“Documents of Title”:  Has the meaning given that term in the UCC.

“Drawdown Date”:  As applicable, the date on which (a) the Restatement Effective Date occurs and the Term Loan is made, (b) any Revolving Credit Loan is made or is to be made or (c) any Revolving Credit Loan is converted or continued in accordance with Section 2.5 or all or any portion of the Term Loan is converted or continued in accordance with Section 3.5.

“EBITDA”: With respect to any fiscal period, an amount equal to the sum of (a) Net Income of the Borrower for such fiscal period, plus (b) in each case to the extent deducted in the calculation of Net Income and without duplication, (i) depreciation and amortization for such fiscal period, plus (ii) income tax expense for such fiscal period, plus (iii) Interest Expense paid or accrued during such fiscal period, plus (iv) other noncash charges for such fiscal period (excluding LIFO reserves), all as determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income or expense, minus (c) to the extent not subtracted from Net Income during such period, without duplication, the amount of any judgments rendered or paid, or settlements agreed to or paid, during such period relating to any matter described on Schedule 5.18 to the Closing Certificate; provided, however, to the extent that EBITDA is being recalculated in accordance with Section 6.11(b)(ii), the amount of any such judgment or settlement shall also be subtracted from EBITDA for the Reference Period ended immediately prior to the rendering of such judgment or the entering into of such settlement (and in the case that the financial statements and officer’s certificates to be delivered pursuant to Article 6 for such Reference Period have not yet been delivered, for the two Reference Periods most recently ended prior to the rendering of such judgment or entering into of such settlement).

“Eligible Assignee”:  Any of (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Agent, the

Issuer and the SwingLine Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Eligible Credit Card Receivables”:  Under Four (4) Business Day accounts due on a non-recourse basis from major credit card processors.

“Eligible In-Transit Inventory”:  Inventory (without duplication as to Eligible Inventory), title to which has passed to the Borrower and which has then been shipped for receipt, within Forty-Five (45) days, at a warehouse of the Borrower located in a jurisdiction in the United States in which the Agent will have a first and only perfected security interest in such Inventory, provided that:

(a)           Such Inventory is of such types, character, qualities and quantities (net of Inventory Reserves) as the Agent in its discretion from time to time determines to be eligible for borrowing;

(b)           The documents which relate to such shipment either name the Agent as consignee of the subject Inventory or the Agent has control over the documents which evidence ownership of the subject Inventory (such as by providing to the Agent a Customs Agent Agreement); and

(c)           The Agent is named as loss payee on any special policies of insurance taken out by the Borrower for the period during which such Inventory is in transit.

“Eligible Inventory”:  All of the following: (a) Such of the Borrower’s Inventory, (not duplicative of Eligible In-Transit Inventory or Eligible L/C Inventory) at such locations, and of such types, character, qualities and quantities, as the Agent in its discretion from time to time determines to be acceptable for borrowing, as to which Inventory, the Agent has a perfected security interest which is prior and superior to all security interests, claims, and Encumbrances (other than Permitted Encumbrances), (b) Eligible In-Transit Inventory, and (c) Eligible L/C Inventory.

“Eligible L/C Inventory”:  Inventory (without duplication as to Eligible Inventory), which is to be manufactured or has then been shipped for receipt, within Forty-Five (45) days, at a warehouse of the Borrower located in a jurisdiction in the United States in which the Agent will have a first and only perfected security interest in such Inventory and payment for the underlying Inventory is to be made by an L/C, provided that:

(a)           Such Inventory is of such types, character, qualities and quantities (net of Inventory Reserves) as the Agent in its discretion from time to time determines to be eligible for borrowing; and

(b)           The documents which relate to such shipment either name the Agent as consignee of the subject Inventory or the Agent has control over the documents which evidence ownership of the subject Inventory (such as by providing to the Agent a Customs Agent Agreement);

(c)           Inventory to be manufactured shall only constitute Eligible L/C Inventory to the extent the L/C issued in connection therewith remains undrawn; and

(d)           The Agent is named as loss payee on any special policies of insurance taken out by the Borrower for the period during which such Inventory is in transit.

“Employee Benefit Plan”:  As defined in ERISA.

“Encumbrance”:  Each of the following:

(a)           A Collateral Interest or agreement to create or grant a Collateral Interest; the interest of a lessor under a Capital Lease; conditional sale or other title retention agreement; sale of accounts receivable or chattel paper; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person; each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise.

(b)           The filing authorized by the Borrower of any financing statement under the UCC or comparable law of any jurisdiction.

“End Date”:  The date upon which both (a) all Liabilities have been paid in full and (b) all obligations of each of the Lenders to make loans and advances and to provide other financial accommodations to the Borrower hereunder shall have been irrevocably terminated.

“Environmental Laws”:  All of the following:

(a)           Applicable Law which regulates or relates to, or imposes any standard of conduct or liability on account of or in respect to environmental protection matters, including, without limitation, Hazardous Materials, as are now or hereafter in effect.

(b)           The common law relating to damage to Persons or property from Hazardous Materials.

“Equipment”:  Includes, without limitation, “equipment” as defined in the UCC, and also all furniture, store fixtures, motor vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, and other goods, property, and assets which are used and/or were purchased for use in the operation or furtherance of the Borrower’s business, and any and all accessions or additions thereto, and substitutions therefor.

“Erickson Family”:  The descendants of Arthur T. and Elsie P. Erickson and Alfred W. and Rose E. Erickson, or trusts established primarily for the benefit of such descendants and/or their spouses or relatives.

“ERISA”:  The Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”:  Any Person (whether or not incorporated), which is under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Events of Default”:  Is defined in Article 11.  An “Event of Default” shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived by the requisite Lenders or by the Agent as applicable.

“Exempt DDA”:  A depository account maintained by the Borrower, the only contents of which may be transfers from the Operating Account and actually used solely (i) for petty cash purposes; or (ii) for payroll.

“Existing Letters of Credit”:  Those letters of credit issued by the Agent for the account of the Borrower prior to the Restatement Effective Date and listed on Schedule 2.18 to the Closing Certificate.

“Existing Loan Agreement”:  Is defined in the preamble to this Agreement.

 “Farm Products”:  Has the meaning given that term in the UCC.

“Federal Funds Rate”:  For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.

“Fee Letter”:  The Fee Letter, dated on or about the date of this Agreement among the Borrower and the Agent.

“Fiscal”:  When followed by “month” or “quarter”, the relevant fiscal period based on the Borrower’s fiscal year and accounting conventions.  When followed by reference to a specific year, Fiscal means the fiscal year which ends in a month of the year to which reference is being made (e.g. if the Borrower’s fiscal year ends in January 2001 reference to that year would be to the Borrower’s “Fiscal 2001”).

“Foreign Lender”:  Any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof, and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund”: Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP”:  Principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made.

“GAAP EBITDA”:  With respect to any fiscal period, an amount equal to the sum of (a) Net Income of the Borrower for such fiscal period, plus (b) in each case to the extent deducted in the calculation of Net Income and without duplication, (i) depreciation and amortization for such fiscal period, plus (ii) income tax expense for such fiscal period, plus (iii) Interest Expense paid or accrued during such fiscal period, plus (iv) other noncash charges for such fiscal period (excluding LIFO reserves), all as determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income or expense.

“General Intangibles”:  Includes, without limitation, “general intangibles” as defined in the UCC; and also all: rights to payment for credit extended; deposits; amounts due to the Borrower; credit memoranda in favor of the Borrower; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of the Borrower to enforce same; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; patents, patent applications, patents pending, and other intellectual property; internet addresses and domain names; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; manuals; technical data; computer software programs (including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semi-conductors chips and printouts; trade secrets rights, copyrights, copyright applications, mask work rights and interests, and derivative works and interests; user, technical reference, and other manuals and materials; trade names, trademarks, trademark applications, service marks, and all goodwill relating thereto; applications for registration of the foregoing; and all other general intangible property of the Borrower in the nature of intellectual property; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased by the Borrower or credit extended or services performed, by the Borrower, whether intended for an individual customer or the general business of the Borrower, or used or useful in connection with research by the Borrower.

“Goods”:  Has the meaning given that term in the UCC, and also includes all things movable when a security interest therein attaches and also all computer programs embedded in goods and any supporting information provided in connection with a transaction relating to the program if (i) the program is associated with the goods in such manner that it customarily is considered part of the goods or (ii) by becoming the owner of the goods, a Person acquires a right to use the program in connection with the goods.

“Granting Lender”:  Is defined in Section 16.7.

“Hazardous Materials”:  Any (a) substance which is defined or regulated as a hazardous material in or under any Environmental Law, and (b) oil in any physical state.

“Holiday Companies”:  Holiday Companies, a Minnesota corporation.

“In Default”:  Any occurrence, circumstance, or state of facts with respect to the Borrower which (a) is an Event of Default; or (b) would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not absolutely cured within any applicable grace period.

“Indebtedness”:  As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a)           every obligation of such Person for money borrowed.

(b)           every obligation of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses.

(c)           every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person.

(d)           every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue by more than Forty-Five (45) days or which are being contested in good faith).

(e)           every obligation of such Person under any Capital Lease.

(f)            every obligation of such Person under any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes (a “Synthetic Lease”).

(g)           all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith.

(h)           every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of capital stock issued by such Person or any rights measured by the value of such capital stock.

(i)            every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”).

(j)            every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law.

(k)           every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (t) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (u) any Capital Lease shall be the principal component of the aggregate of the rentals obligation under such Capital Lease payable over the term thereof that is not subject to termination by the lessee, (v) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its wholly-owned subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (w) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (x) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (y) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price and (z) any guaranty or other contingent liability referred to in clause (k) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Indemnified Person”:  Is defined in Section 19.9(b).

“Information”:  Is defined in Section 19.13.

“Instrument of Accession”: Is defined in Section 16.9.

“Instruments”:  Has the meaning given that term in the UCC.

“Interest Expense”:  For any period, the aggregate amount of interest required to be paid or accrued by the Borrower during such period on all Indebtedness of the Borrower outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capital Lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

“Interest Payment Date”:  With reference to:

Each LIBOR Loan:  The last day of the Interest Period relating thereto (and on the last day of month three for any such loan which has a six month Interest Period); the Termination Date; and the End Date.

Each Base Margin Loan:  The first day of each month; the Termination Date; and the End Date.

“Interest Period”:  The following:

(a)           With respect to each LIBOR Loan: Subject to Subsection (c), below, the period commencing on the date of the making or continuation of, or conversion to, the subject LIBOR Loan and ending one, two, three, or six months thereafter, as the Borrower may elect by notice (pursuant to Section 2.5) to the Agent.

(b)           With respect to each Base Margin Loan: Subject to Subsection (c), below, the period commencing on the date of the making or continuation of or conversion to, the subject Base Margin Loan and ending on that date (i) as of which the subject Base Margin Loan is converted to a LIBOR Loan, as the Borrower may elect by notice (pursuant to Section 2.5) to the Agent, or (ii) on which the subject Base Margin Loan is paid by the Borrower.

(c)           The setting of Interest Periods is in all instances subject to the following:

(i)            Any Interest Period for a Base Margin Loan which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day.

(ii)           Any Interest Period for a LIBOR Loan which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event such Interest Period shall end on the last Business Day of the month during which the Interest Period ends.

(iii)          Subject to Subsection (iv), below, any Interest Period applicable to a LIBOR Loan, which Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period ends, shall end on the last Business Day of the month during which that Interest Period ends.

(iv)          Any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

(v)           The number of Interest Periods in effect at any one time is subject to Section 2.11(d) hereof.

“Internal Control Event”:  A material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Inventory”:  Includes, without limitation, “inventory” as defined in the UCC and also all: (a) Goods which are leased by a Person as lessor; are held by a Person for sale or lease or to be furnished under a contract of service; are to be furnished by a Person under a contract of service; or consist of raw materials, work in process, or materials used or consumed in a business; (b) Goods of said description in transit; (c) Goods of said description which are returned, repossessed and rejected; (d) packaging, advertising, and shipping materials related to any of the foregoing; (e) all names, marks, and General Intangibles affixed or to be affixed or associated thereto; and (f) Documents and Documents of Title which represent any of the foregoing.

“Inventory Advance Rate”:  The following percentages  (in each case subject to upward adjustment by up to One Percent (1.00%) in the Agent’s discretion so long as the Borrower is in compliance with the Appraised Inventory Percentage) during the periods indicated:

Period	Percentage

January 1 through March 31 of any year	68.25%

April 1 through August 31 of any year	71.0%

September 1 through December 31 of any year	75.5%

“Inventory Reserves”:  Such Reserves as may be established from time to time by the Agent in the Agent’s discretion with respect to Eligible Inventory.  Inventory Reserves shall be such reserves established by the Agent in connection with the Restatement Effective Date.  Thereafter, the Agent may make adjustments from time to time relating to, among other things, determinations by the Agent that: (i) the number of days of the turnover of the inventory of the Borrower for any period has changed in any material respect, (ii) the liquidation value of the Eligible Inventory, or any category thereof, has changed in any material respect, or (iii) the nature and quality of the inventory of the Borrower has changed in any material respect or the mix of such inventory has changed materially.  In determining whether to establish Reserves, the Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Inventory or in establishing the Availability Reserves.

“Investment Property”:  Has the meaning given that term in the UCC.

“ISP”:  With respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer”:  The issuer of any L/C.

“Issuer Documents”:  With respect to any L/C, the Letter of Credit Application, and any other document, agreement, and instrument entered into by the Issuer and the Borrower (or any Subsidiary) or in favor of the Issuer and relating to any such L/C.

“L/C”:  Any letter of credit, the issuance of which is procured by the Agent for the account of the Borrower and any acceptance made on account of such letter of credit.

“L/C Landing Costs”:  To the extent not included in the Stated Amount of an L/C, customs, duty, freight, and other out-of-pocket costs and expenses which will be expended to “land” the Inventory, the purchase of which is supported by such L/C.

“Lead Arranger”:  Banc of America Securities, LLC.

“Lease”:  Any lease or other agreement, no matter how styled or structured, pursuant to which the Borrower is entitled to the use or occupancy of any space.

“Leasehold Interest”:  Any interest of the Borrower as lessee under any Lease.

“Lenders”:  Collectively, the Revolving Credit Lenders and the Term Loan Lenders, and each individually a “Lender”.

“Lenders’ Special Counsel”:  A single counsel, selected by the Majority Lenders following the occurrence of an Event of Default, to represent the interests of the Lenders in connection with the enforcement, attempted enforcement, or preservation of any rights and remedies under this, or any other Loan Document, as well as in connection with any “workout”, forbearance, or restructuring of the credit facility contemplated hereby.

“Letter of Credit Application”:  Is defined in Section 2.18.

“Letter of Credit Expiration”:  The day that is Seven (7) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter-of-Credit Right”:  Has the meaning given that term in the UCC and also refers to any right to payment or performance under an L/C, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

“Liabilities”:  Includes, without limitation, the following:

(a)           All and each of the following, whether now existing or hereafter arising under this Agreement or under any of the other Loan Documents:

(i)            Any and all direct and indirect liabilities, debts, and obligations of the Borrower to the Agent or any Revolving Credit Lender or Term Loan Lender, each of every kind, nature, and description.

(ii)           Each obligation to repay any loan, advance, indebtedness, note, obligation, overdraft, or amount now or hereafter owing by the Borrower to the Agent or any Revolving Credit Lender (including all future advances whether or not made pursuant to a commitment by the Agent or any Revolving Credit Lender) or Term Loan Lender, whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Agent or any Revolving Credit Lender or any Term Loan Lender may hold against the Borrower.

(iii)          All notes and other obligations of the Borrower now or hereafter assigned to or held by the Agent or any Revolving Credit Lender or any Term Loan Lender, each of every kind, nature, and description.

(iv)          All interest (including post-petition interest, whether or not permitted in a bankruptcy proceeding), fees, and charges and other amounts which may be charged by the Agent or any Revolving Credit Lender or any Term Loan Lender to the Borrower

and/or which may be due from the Borrower to the Agent or any Revolving Credit Lender or any Term Loan Lender from time to time.

(v)           All costs and expenses incurred or paid by the Agent or any Revolving Credit Lender or any Term Loan Lender in respect of any agreement between the Borrower and the Agent or any Revolving Credit Lender or any Term Loan Lender or instrument furnished by the Borrower to the Agent or any Revolving Credit Lender or any Term Loan Lender (including, without limitation, Costs of Collection, attorneys’ reasonable fees, and all court and litigation costs and expenses).

(vi)          Any and all covenants of the Borrower to or with the Agent or any Revolving Credit Lender or any Term Loan Lender and any and all obligations of the Borrower to act or to refrain from acting in accordance with any agreement between the Borrower and the Agent or any Revolving Credit Lender or any Term Loan Lender or instrument furnished by the Borrower to the Agent or any Revolving Credit Lender or any Term Loan Lender.

(vii)         Any forward contract, futures contract, swap, option or other financing agreement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices, entered into between the Borrower and Bank of America.

(viii)        Each of the foregoing as if each reference to the “the Agent or any Revolving Credit Lender or any Term Loan Lender” were to each Affiliate of the Agent.

(b)           Any and all direct or indirect liabilities, debts, and obligations of the Borrower to the Agent or any Affiliate of the Agent, each of every kind, nature, and description owing on account of any service or accommodation provided to, or for the account of the Borrower pursuant to this or any other Loan Document, including cash management services and the issuances of L/Cs.

“LIBOR”:  That per annum rate equal to the LIBOR Offer Rate except that, in the event that the Agent determines that any Lender may be subject to the Reserve Percentage, “LIBOR” shall mean, with respect to any LIBOR Loans then outstanding (from the date on which that Reserve Percentage first became applicable to such loans), and with respect to all LIBOR Loans thereafter made, an interest rate per annum equal to the decimal equivalent of the following fraction:

LIBOR Offer Rate
1 minus Reserve Percentage.

“LIBOR Business Day”:  Any day which is both a Business Day and a day on which the principal market in LIBOR in which Bank of America participates is open for dealings in United States Dollar deposits.

“LIBOR Loan”:  Any Revolving Credit Loan or relevant portion of the Term Loan which bears interest determined by reference to LIBOR.

“LIBOR Offer Rate”:  (a) That rate of interest (rounded upwards, if necessary, to the next 1/100 of 1%) determined by the Agent at which deposits on U.S. Dollars for such Interest

Period are offered based on information presented on Telerate Page 3750 at or about 10:00AM Two (2) LIBOR Business Days before the first day of the Interest Period for the subject LIBOR Loan for a deposit approximately in the amount of the subject loan, for a period of time approximately equal to such Interest Period, or (b) if such information on such Telerate Page is not available, the rate at which deposits on U.S. Dollars are offered to Bank of America, by first-class banks in the LIBOR market in which Bank of America participates at 10:00AM Two (2) LIBOR Business Days before the first day of the Interest Period for the subject LIBOR Loan for a deposit approximately in the amount of the subject loan, for a period of time approximately equal to such Interest Period.

“LIBOR Rate”:  That per annum rate equal to the sum of (a) LIBOR plus (b) the LIBOR Rate Applicable Margin.

“LIBOR Rate Applicable Margin”:  See definition of Applicable Margin.

“Lien”:  Any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidation”:  The exercise, by the Agent, of those rights accorded to the Agent under the Loan Documents as a creditor of the Borrower following and on account of the occurrence of an Event of Default looking towards the realization on the Collateral.  Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan Account”:  Is defined in Section 2.8.

“Loan Commitment”:  With respect to each Revolving Credit Lender, that respective Revolving Credit Lender’s Revolving Credit Dollar Commitment, and with respect to each Term Loan Lender, that respective Term Loan Lender’s Term Loan Commitment.

“Loan Documents”:  This Agreement and each other instrument or document from time to time executed and/or delivered in connection with the arrangements contemplated hereby or in connection with any transaction with the Agent or any Affiliate of the Agent, including, without limitation, any transaction which arises out of any cash management, depository, investment, letter of credit, interest rate protection, or equipment leasing services provided by the Agent or any Affiliate of the Agent, as each may be amended from time to time.

“Loan Request”:  Is defined in Section 2.5.

“Loans”:  Collectively, the Revolving Credit Loans and the Term Loan.

“Local Account”:  Is defined in Section 8.3.

“Majority Lenders”:  Lenders (other than Delinquent Revolving Credit Lenders) holding 51% or more of the Aggregate Loan Commitments (other than any Loan Commitments held by Delinquent Revolving Credit Lenders), or if the Revolving Credit Dollar Commitment has been terminated, Lenders (other than Delinquent Revolving Credit Lenders) holding 51% of the sum of the total outstanding principal amount of all Loans, the undrawn Stated Amount of L/Cs outstanding and unpaid Reimbursement Obligations.

“Material Accounting Change”:  Any change in GAAP applicable to accounting periods subsequent to the Borrower’s fiscal year most recently completed prior to the execution of this Agreement, which change has a material effect on the Borrower’s financial condition or operating results, as reflected on financial statements and reports prepared by or for the Borrower, when compared with such condition or results as if such change had not taken place or where preparation of the Borrower’s statements and reports in compliance with such change results in the breach of a financial performance covenant imposed pursuant to Section 6.11 where such a breach would not have occurred if such change had not taken place or visa versa.

“Maturity Date”:  June 30, 2009.

“Maximum Revolving Credit Ceiling”:  $275,000,000, as the same may be increased or decreased from time to time in accordance with the provisions of Sections 2.15, 16.9 and 16.10 hereof up to an aggregate amount not to exceed $300,000,000.

“Maximum Revolving Credit Dollar Commitment”:  As set forth on Schedule 2.22, annexed hereto (as such amounts may change in accordance with the provisions of this Agreement).

“Net Income”:  The net income (or deficit) of the Borrower, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.

“Nominee”:  A business entity (such as a corporation or limited partnership) formed by the Agent to own or manage any Post Foreclosure Asset.

“Non-Extension Notice Date”:  Is defined in Section 2.18(d).

“Note”: Any Revolving Credit Note or Term Note, as the case may be.

“Obligations”:  Collectively, the Revolving Credit Obligations and the Term Loan Obligations.

“Operating Cash Flow”:  With respect to any fiscal period, an amount equal to EBITDA for such fiscal period less Capital Expenditures for such period in excess of the amount financed by indebtedness permitted by Section 5.7.

“OverAdvance”:  A loan, advance, or providing of credit support (such as the issuance of any L/C) to the extent that, immediately after its having been made, Availability is less than zero.

“Participant”:  Is defined in Section 16.3.

“Payment Intangible”:  Has the meaning given that term in the UCC and also refers to any general intangible under which the Account Debtor’s primary obligation is a monetary obligation.

“Perfection Certificate”:  The Perfection Certificate dated as of the Restatement Effective Date and delivered by the Borrower to the Agent.

“Permitted Encumbrances”:  Is defined in Section 5.6(a).

“Permitted Investments”:  Is defined in Section 5.20.

“Person”:  Any natural person, and any corporation, limited liability company, trust, partnership, joint venture, or other enterprise or entity.

“Platform”:  Is defined in Section 6.1.

“Post Foreclosure Asset”:  All or any part of the Collateral, ownership of which is acquired by the Agent or a Nominee on account of the “bidding in” at a disposition as part of a Liquidation or by reason of a “deed in lieu” type of transaction.

“Proceeds”:  Includes, without limitation, “Proceeds” as defined in the UCC and each type of property described in Section 9.1.

“Protective OverAdvances”:  Revolving Credit Loans which are OverAdvances, but as to which each of the following conditions is satisfied: (a) the Maximum Revolving Credit Ceiling is not exceeded; and (b) when aggregated with all other Protective OverAdvances, such Revolving Credit Loans do not aggregate more than five percent (5%) of the lesser of (i) the then-current Borrowing Base and (ii) the Maximum Revolving Credit Ceiling; and (c) such Revolving Credit Loans are made or undertaken in the Agent’s discretion to protect and preserve the interests of the Lenders.

“Rate Adjustment Period”: Is defined in the definition of Applicable Margin.

“Real Estate”:  All real property at any time owned or leased (as lessee or sublessee) by the Borrower.

“Receipts”:  All cash, cash equivalents, money, checks, credit card slips, receipts and other Proceeds from any sale of the Collateral.

“Receivables Collateral”:  That portion of the Collateral which consists of Accounts, Accounts Receivable, General Intangibles, Chattel Paper, Instruments, Documents of Title, Documents, Investment Property, Payment Intangibles, Letter-of-Credit Rights, bankers’ acceptances, and all other rights to payment.

“Reference Period”: For any date, the period of twelve (12) consecutive fiscal months of the Borrower ending on such date.

“Register”:  Is defined in Section 16.1(d).

“Registered Public Accounting Firm”:  Has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Reimbursement Obligation”:  The Borrower’s obligation to reimburse the Agent and the Revolving Credit Lenders on account of any drawing under any L/C as provided in Section 2.20.

“Related Parties”: With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, and advisors of such Person and of such Person’s Affiliates.

“Requirements of Law”:  As to any Person:

(a)           Applicable Law.

(b)           That Person’s organizational documents.

(c)           That Person’s by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

“Reserve Percentage”:  The decimal equivalent of that rate applicable to a Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement of that Lender with respect to “Eurocurrency liabilities” as defined in such regulations.  The Reserve Percentage applicable to a particular LIBOR Loan shall be based upon that in effect during the subject Interest Period, with changes in the Reserve Percentage which take effect during such Interest Period to take effect (and to consequently change any interest rate determined with reference to the Reserve Percentage) if and when such change is applicable to such loans.

“Reserves”:  The following: Availability Reserves and Inventory Reserves.

“Restatement Effective Date”:  The date on which the conditions set forth in Section 4 have been satisfied and this Agreement first became effective.

“Revolving Credit”:  Revolving credit loans made or to be made by the Revolving Credit Lenders pursuant to Section 2.1 and SwingLine Loans.

“Revolving Credit Dollar Commitment”:  With respect to each Revolving Credit Lender, such Revolving Credit Lender’s Revolving Credit Percentage Commitment multiplied by the Maximum Revolving Credit Ceiling.

“Revolving Credit Early Termination Fee”:  Is defined in Section 2.15.

“Revolving Credit Lenders”:  A Lender identified on Schedule 2.22 which holds a Revolving Credit Dollar Commitment or who becomes a Revolving Credit Lender in accordance with Section 16.1.

“Revolving Credit Loans”:  Loans made under the Revolving Credit, except that where the term “Revolving Credit Loan” is used with reference to available interest rates applicable to the loans under the Revolving Credit, it refers to so much of the unpaid principal balance of the Loan Account as bears the same rate of interest for the same Interest Period. (See Section 2.11, 2.11(c)).

“Revolving Credit Note”:  Is defined in Section 2.9.

“Revolving Credit Obligations”:  The aggregate of the Borrower’s liabilities, obligations, and indebtedness of any character on account of or in respect to the Revolving Credit.

“Revolving Credit Percentage Commitment”:  As set forth on Schedule 2.22, annexed hereto (as such amounts may change in accordance with the provisions of this Agreement).

“Sarbanes-Oxley”:  The Sarbanes-Oxley Act of 2002.

“Securities Laws”:  The Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Stated Amount”:  The maximum amount for which an L/C may be honored.

“Subsidiary”: With respect to a Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“SuperMajority Lenders”:  Lenders (other than Delinquent Revolving Credit Lenders) holding 66-2/3% or more of the Aggregate Loan Commitments (other than Loan Commitments held by a Delinquent Revolving Credit Lender), or if the Revolving Credit Dollar Commitment has been terminated, Lenders (other than Delinquent Revolving Credit Lenders) holding 66-2/3% of the sum of the total outstanding principal amount of all Loans, the undrawn Stated Amount of L/Cs outstanding and unpaid Reimbursement Obligations.

“SwingLine”:         The facility pursuant to which the SwingLine Lender may advance Revolving Credit Loans aggregating up to the SwingLine Loan Ceiling.

“SwingLine Lender”:  Bank of America, in its capacity as provider of SwingLine Loans, or any successor SwingLine Lender hereunder.

“SwingLine Loan Ceiling”:  Ten percent (10%) of the Maximum Revolving Credit Ceiling in effect from time to time (subject to increase as provided in Section 16.9 and 16.10).

“SwingLine Loans”:  Is defined in Section 2.7.

“SwingLine Note”:  Is defined in Section 2.7.

“Syndication Agent”:  Foothill Capital Corporation.

“Term Loan”:  The term loan to be made to the Borrower by the Term Loan Lenders pursuant to Section 3.1.

“Term Loan Commitment”:  With respect to each Term Loan Lender, the amount set forth on Schedule 2.22 hereto as the amount of such Term Loan Lender’s commitment to make a portion of the Term Loan to the Borrower on the Restatement Effective Date.

“Term Loan Lender”:  A Lender identified on Schedule 2.22 which holds a Term Loan Commitment or who becomes a Term Loan Lender in accordance with Section 16.1.

“Term Loan Obligations”:  The aggregate of the Borrower’s liabilities, obligations, and indebtedness of any character on account of or in respect to the Term Loan.

“Term Loan Percentage”:  With respect to each Term Loan Lender, the percentage set forth on Schedule 2.22 hereto as such Lender’s percentage of the aggregate Term Loan Commitments of all the Term Loan Lenders.

“Term Loan to Value Reserve”:  At any time of determination by the Agent, from time to time an amount equal to the greater of,

(a)           $0; or

(b)           the principal amount of the Term Loan minus the sum of (i) the face amount of Eligible Credit Card Receivables multiplied by 5.0%, and (ii) the Appraised Inventory Liquidation Value multiplied by 5.0%.

“Term Note”:  Is defined in Section 3.2.

“Termination Date”:  The earliest of (a) the Maturity Date; or (b) the occurrence of any event described in Section 11.11, below; or (c) the Agent’s notice to the Borrower setting the Termination Date on account of the occurrence of any Event of Default other than as described in Section 11.11, below; or (d) that date, Ninety (90) days following irrevocable written notice of which is provided by the Borrower to the Agent.

“Trademark Pledge Agreement”: The Amended and Restated Trademark Collateral Security and Pledge Agreement, dated on or about the date of this Agreement among the Borrower and the Agent, for the benefit of the Lenders, such Trademark Pledge Agreement to be on terms and conditions acceptable to the Agent, as further amended, restated, modified or supplemented and in effect from time to time.

“Transfer”:  Wire transfer pursuant to the wire transfer system maintained by the Board of Governors of the Federal Reserve Board, or as otherwise may be agreed to from time to time by the Agent making such Transfer and the subject Lender.  Wire instructions may be changed in the same manner that Notice Addresses may be changed (Section 17.1), except that no change of the wire instructions for Transfers to any Lender shall be effective without the consent of the Agent.

“UCC”:  The Uniform Commercial Code as in effect from time to time in Massachusetts.

“Unanimous Consent”:  Consent of Lenders (other than Delinquent Revolving Credit Lenders) holding 100% of the Aggregate Loan Commitments (other than any Loan Commitments held by Delinquent Revolving Credit Lenders), or if the Revolving Credit Dollar Commitment has been terminated, Lenders (other than Delinquent Revolving Credit Lenders) holding 100% of the sum of the total outstanding principal amount of all Loans, the undrawn Stated Amount of L/Cs outstanding and unpaid Reimbursement Obligations.

“Unpaid Reimbursement Obligation”:  Any Reimbursement Obligation for which the Borrower does not reimburse the Agent and the Revolving Credit Lenders on the date specified in, and in accordance with Section 2.20.

“Upfront Fee”:  Is defined in Section 2.12.

“Unused Line Fee”:  Is defined in Section 2.14.

ARTICLE II.                   THE REVOLVING CREDIT AND CERTAIN TERMS OF GENERAL APPLICATION

2.1.         Establishment of Revolving Credit.

(a)           The Revolving Credit Lenders hereby establish a revolving line of credit in the Borrower’s favor pursuant to which each Revolving Credit Lender, subject to, and in accordance with, this Agreement, acting through the Agent, shall make loans and advances and otherwise provide financial accommodations to and for the account of the Borrower as provided herein.

(b)           Loans, advances, and financial accommodations under the Revolving Credit shall be made with reference to the Borrowing Base and shall be subject to Availability.  The Borrowing Base and Availability shall be determined by the Agent by reference to Borrowing Base Certificates furnished as provided in Section 6.4, below, and shall be subject to the following:

(i)            Such determination shall take into account such Reserves as the Agent may reasonably determine as being applicable thereto.

(ii)           The Cost of Eligible Inventory will be determined in a manner consistent with current tracking practices, based on the Borrower’s stock ledger inventory.

(c)           The commitment of each Revolving Credit Lender to provide such loans, advances, and financial accommodations is subject to Section 2.22.

(d)           The proceeds of borrowings under the Revolving Credit shall be used to refinance existing Indebtedness and for working capital purposes, including, without limitation, inventory purchases.  No proceeds of a borrowing under the Revolving Credit may be used, nor shall any be requested, with a view towards the accumulation of any general fund or funded reserve of the Borrower other than in the ordinary course of the Borrower’s business and consistent with the provisions of this Agreement.

2.2.         Advances in Excess of Borrowing Base (OverAdvances).

(a)           No Revolving Credit Lender has any obligation to make any loan or advance, or otherwise to provide any credit to or for the benefit of the Borrower where the result of such loan, advance, or credit is an OverAdvance.

(b)           The Revolving Credit Lenders’ obligations, among themselves, are subject to Section 2.25(a) (which relates to each Revolving Credit Lender’s making amounts available to the Agent) and to Section 15.3(a) (which relates to Protective OverAdvances).

(c)           The Revolving Credit Lenders’ providing of an OverAdvance on any one occasion does not affect the obligations of the Borrower hereunder (including the Borrower’s obligation to immediately repay any amount which otherwise constitutes an OverAdvance) nor obligate the Revolving Credit Lenders to do so on any other occasion.

2.3.         Risks of Value of Collateral.  The Agent’s reference to a given asset in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit or the Term Loan and/or the monitoring of compliance with the provisions hereof shall not be deemed a determination by the Agent or any Revolving Credit Lender or any Term Loan Lender relative to the actual value of the asset in question.  All risks concerning the value of the Collateral are and remain upon the Borrower.  All Collateral secures the prompt, punctual, and faithful performance of the Liabilities whether or not relied upon by the Agent in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit and the Term Loan.

2.4.         Commitment to Make Revolving Credit Loans and Support Letters of Credit.  Subject to the provisions of this Agreement, the Revolving Credit Lenders shall make a loan or advance under the Revolving Credit and the Agent shall issue an L/C for the account of, or shall have an L/C issued for the account of, the Borrower, in each instance if duly and timely requested by the Borrower as provided herein provided that:

(i)            No OverAdvance is then outstanding and none will result therefrom.

(ii)           The Revolving Credit has not been suspended (as to which, see Section 2.5(g)).

2.5.         Revolving Credit Loan Requests.

(a)           Requests for loans and advances under the Revolving Credit or for the continuance or conversion of an interest rate applicable to a Revolving Credit Loan may be requested by the Borrower in the form attached as EXHIBIT C or in such other manner as may from time to time be acceptable to the Agent (each a “Loan Request”).

(b)           Subject to the provisions of this Agreement, the Borrower may request a Revolving Credit Loan and elect an interest rate and Interest Period to be applicable to that Revolving Credit Loan by giving notice to the Agent by no later than the following:

(i)            If such Revolving Credit Loan is to be or is to be converted to a Base Margin Loan: By 1:00PM on the Business Day on which the subject Revolving Credit Loan is to be made or is to be so converted.  Base Margin Loans requested by the Borrower, other than those resulting from the conversion of a LIBOR Loan, shall not be less than $10,000.

(ii)           If such Revolving Credit Loan is to be, or is to be continued as, or converted to, a LIBOR Loan: By 10:30AM Two (2) LIBOR Business Days before the commencement of any new Interest Period or the end of the then applicable Interest Period.  LIBOR Loans and conversions to LIBOR Loans shall each be not less than $1,000,000 and in increments of $100,000 in excess of such minimum.

(iii)          Any LIBOR Loan which matures while the Borrower is In Default shall be converted, at the option of the Agent, to a Base Margin Loan notwithstanding any notice from the Borrower that such Loan is to be continued as a LIBOR Loan.

(c)           Any request for a Revolving Credit Loan or for the continuance or conversion of an interest rate applicable to a Revolving Credit Loan which is made after the applicable deadline therefor, as set forth above, shall be deemed to have been made at the opening of business on the then next Business Day or LIBOR Business Day, as applicable.

(d)           The Borrower may request that the Agent cause the issuance by the Issuer of L/Cs for the account of the Borrower as provided in Section 2.18.

(e)           The Agent may rely on any request for a loan or advance, or other financial accommodation under the Revolving Credit which the Agent, in good faith, believes to have been made by a Person duly authorized to act on behalf of the Borrower and may decline to make any such requested loan or advance, or issuance, or to provide any such financial accommodation pending the Agent’s being furnished with such documentation concerning that Person’s authority to act as may be satisfactory to the Agent.

(f)            A request by the Borrower for a loan or advance, or other financial accommodation under the Revolving Credit shall be irrevocable and shall constitute certification by the Borrower that as of the date of such request, each of the following is true and correct:

(i)            There has been no material adverse change in the Borrower’s financial condition from the most recent financial information furnished Agent or any Revolving Credit Lender pursuant to this Agreement.

(ii)           To the extent necessary, all or a portion of any loan or advance so requested will be set aside by the Borrower to cover the Borrower’s obligations for sales tax on account of sales since the then most recent borrowing pursuant to the Revolving Credit.

(iii)          Each representation which is made herein or in any of the Loan Documents was true in all material respects as of the date as of which they were made and each of the representations and warranties contained in this Agreement are true in all material respects, with the same effect as if made at and as of the date of such request (except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date).

(iv)          Unless accompanied by a written Certificate of the Borrower’s President or its Chief Financial Officer describing (in reasonable detail) the facts and circumstances thereof and the steps (if any) being taken to remedy such condition, that the Borrower is not In Default.

(g)           If, at any time or from time to time, the Borrower is In Default:

(i)            The Agent may suspend the Revolving Credit immediately, in which event, neither the Agent nor any Lender shall be obligated, during such suspension, to make any loan or advance, or to provide any financial accommodation hereunder or to seek the issuance of any L/C.

(ii)           The Agent may suspend the right of the Borrower to request any LIBOR Loan or to convert any Base Margin Loan to a LIBOR Loan.

2.6.         Making of Revolving Credit Loans.

(a)           A loan or advance under the Revolving Credit shall be made by the transfer of the proceeds of such loan or advance to the Operating Account or as otherwise instructed by the Borrower.

(b)           A loan or advance shall be deemed to have been made under the Revolving Credit (and the Borrower shall be indebted to the Agent and the Revolving Credit Lenders for the amount thereof immediately) at the following:

(i)            The Agent’s initiation of the transfer of the proceeds of such loan or advance in accordance with the Borrower’s instructions (if such loan or advance is of funds requested by the Borrower).

(ii)           The charging of the amount of such loan to the Loan Account (in all other circumstances).

(c)           Except where there has been gross negligence or willful misconduct on the part of the Agent or any Revolving Credit Lender, there shall not be any recourse to or liability of the Agent or any Revolving Credit Lender, on account of:

(i)            Any delay in the making of any loan or advance requested under the Revolving Credit.

(ii)           Any delay by any bank or other depository institution in treating the proceeds of any such loan or advance as collected funds.

(iii)          Any delay in the receipt, and/or any loss, of funds which constitute a loan or advance under the Revolving Credit, the wire transfer of which was properly initiated by the Agent in accordance with wire instructions provided to the Agent by the Borrower.

2.7.         SwingLine Loans.

(a)           Subject to the terms and conditions set forth herein, the SwingLine Lender agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.7, to make loans (in the aggregate, the “SwingLine Loans”) in accordance with the procedures set forth in this Agreement for the making of loans and advances under the Revolving Credit.

(b)           The aggregate unpaid principal balance of the SwingLine Loans shall not at any one time be in excess of the SwingLine Loan Ceiling.

(c)           The aggregate unpaid principal balance of SwingLine Loans shall bear interest at the rate applicable to Base Margin Loans and shall be repayable as a loan under the Revolving Credit.

(d)           The Borrower’s obligation to repay SwingLine Loans shall be evidenced by a Note (the “SwingLine Note”), in the form of EXHIBIT A, annexed hereto, executed by the Borrower, and payable to the SwingLine Lender.  Neither the original nor a copy of that Note shall be required, however, to establish or prove any Liability.  The Borrower shall execute a replacement of any SwingLine Note which has been lost, mutilated, or destroyed thereof and deliver such replacement to the SwingLine Lender.

(e)           For all purposes of this Loan Agreement, the SwingLine Loans and the Borrower’s obligations to the SwingLine Lender constitute Revolving Credit Loans and are secured as “Liabilities”.

(f)            SwingLine Loans may be subject to periodic settlement with the Revolving Credit Lenders as provided in this Agreement.

2.8.         The Loan Account.

(a)           An account (“Loan Account”) shall be opened on the books of the Agent in which a record shall be kept of all loans, advances and payments made under the Revolving Credit and the Term Loan.

(b)           The Agent shall also keep a record (either in the Loan Account or elsewhere, as the Agent may from time to time elect) of all interest, fees, service charges, costs, expenses, and other debits owed to the Agent and each Revolving Credit Lender or Term Loan Lender, as applicable, on account of the Liabilities and of all credits against such amounts so owed.

(c)           All credits against the Liabilities shall be conditional upon final payment to the Agent for the account of each Revolving Credit Lender or Term Loan Lender, as applicable, of the items giving rise to such credits.  The amount of any item credited against the Liabilities which is charged back against the Agent or any Revolving Credit Lender or any Term Loan Lender, as applicable, for any reason or is not so paid shall be a Liability and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned.

(d)           Except as otherwise provided herein, all fees, service charges, costs, and expenses for which the Borrower is obligated hereunder are payable on demand.  In the determination of Availability, the Agent may deem fees, service charges, accrued interest, and other payments which will be due and payable between the date of such determination and the first day of the then next succeeding month as having been advanced under the Revolving Credit whether or not such amounts are then due and payable.

(e)           The Agent, without the request of the Borrower, may advance under the Revolving Credit any interest, fee, service charge, or other payment to which the Agent or any Revolving Credit Lender or any Term Loan Lender, as applicable, is entitled from the Borrower pursuant hereto and may charge the same to the Loan Account notwithstanding that an OverAdvance may result thereby.  Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and the Borrower’s obligations under Section 2.10(b). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.8(e) shall bear interest at the interest rate then and thereafter applicable to Base Margin Loans.

(f)            Any statement rendered by the Agent or any Revolving Credit Lender or any Term Loan Lender, as applicable, to the Borrower concerning the Liabilities shall be considered correct and accepted by the Borrower and shall be conclusively binding upon the Borrower unless the Borrower provides the Agent with written objection thereto within Thirty (30) days from the mailing of such statement, which written objection shall indicate, with particularity, the reason for such objection.  The Loan Account and the Agent’s books and records concerning the loan arrangement contemplated herein and the Liabilities shall be prima facie evidence and proof of the items described therein.

2.9.         The Revolving Credit Notes.  The Borrower’s obligation to repay loans and advances under the Revolving Credit, with interest as provided herein, shall be evidenced by Notes (each, a “Revolving Credit Note”) in the form of EXHIBIT B, annexed hereto, executed by the Borrower, one payable to each Revolving Credit Lender.  Neither the original nor a copy of any Revolving Credit Note shall be required, however, to establish or prove any Liability.  In the event that any Revolving Credit Note is ever lost, mutilated, or destroyed, the Borrower shall execute a replacement thereof and deliver such replacement to the Agent.

2.10.       Payment of The Loan Account.

(a)           The Borrower may repay all or any portion of the principal balance of the Loan Account from time to time until the Termination Date.

(b)           The Borrower, without notice or demand from the Agent or any Revolving Credit Lender, shall pay the Agent that amount, from time to time, which is necessary so that there is no OverAdvance outstanding.

(c)           The Borrower shall repay the then entire unpaid balance of the Loan Account and all other Liabilities on the Termination Date.

(d)           The Agent shall endeavor to cause the application of payments (if any), pursuant to Sections 2.10(a) and 2.10(b) against LIBOR Loans then outstanding in such manner as results in the least cost to the Borrower, but shall not have any affirmative obligation to do so nor liability on account of the Agent’s failure to have done so.  In no event shall action or inaction taken by the Agent excuse the Borrower from any indemnification obligation under Section 2.10(e).

(e)           The Borrower shall indemnify the Agent, each Revolving Credit Lender and each Term Loan Lender and hold the Agent, each Revolving Credit Lender and each Term Loan Lender harmless from and against any loss, cost or expense (including loss of anticipated profits and amounts payable by the Agent or such Revolving Credit Lender or Term Loan Lender on account of “breakage fees” (so-called)) which the Agent or such Revolving Credit Lender or Term Loan Lender may sustain or incur (including, without limitation, by virtue of acceleration after the occurrence of any Event of Default) as a consequence of the following:

(i)            Default by the Borrower in payment of the principal amount of or any interest on any LIBOR Loan as and when due and payable, including any such loss or expense arising from interest or fees payable by such Revolving Credit Lender or Term Loan Lender in order to maintain its LIBOR Loans.

(ii)           Default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a request for a Revolving Credit Loan or a request to convert a Loan from one applicable interest rate to another.

(iii)          The making of any payment on a LIBOR Loan or the making of any conversion of any such Loan to a Base Margin Loan on a day that is not the last day of the applicable Interest Period with respect thereto.

(f)            All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment, or setoff.

2.11.       Interest on Revolving Credit Loans.

(a)           Each Revolving Credit Loan shall bear interest at the Base Margin Rate unless timely notice is given (as provided in Section 2.5) that the subject Revolving Credit Loan (or a portion thereof) is, or is to be converted to, a LIBOR Loan.

(b)           Each Revolving Credit Loan which consists of a LIBOR Loan shall bear interest at the applicable LIBOR Rate.

(c)           Subject to, and in accordance with, the provisions of this Agreement, the Borrower may cause all or a part of the unpaid principal balance of the Loan Account to bear interest at the Base Margin Rate or the LIBOR Rate as specified from time to time by the Borrower.

(d)           The Borrower shall not select, renew, or convert any interest rate for a Revolving Credit Loan such that, in addition to interest at the Base Margin Rate, there are more than Six (6) LIBOR Rates applicable to the Revolving Credit Loans at any one time.

(e)           The Borrower shall pay accrued and unpaid interest on each Revolving Credit Loan in arrears as follows:

(i)            On the applicable Interest Payment Date for that Revolving Credit Loan.

(ii)           On the Termination Date and on the End Date.

(iii)          Following the occurrence of any Event of Default, with such frequency as may be determined by the Agent.

(f)            Following the occurrence and during the continuance of any Event of Default (and whether or not the Agent exercises the Agent’s rights on account thereof), all Revolving Credit Loans shall bear interest, at the option of the Agent or at the instruction of the SuperMajority Lenders at a rate which is the aggregate of the rate applicable to Base Margin Loans plus Three Percent (3%) per annum.

2.12.       Upfront Fee.  In consideration of the commitment to make loans and advances to the Borrower under the Revolving Credit and the Term Loan, as applicable, and to maintain sufficient funds available for such purposes, there has been earned and the Borrower shall pay to the Agent a fee (the “Upfront Fee”) as set forth in the Fee Letter.

2.13.       Agent’s Fee.  In addition to any other fee or expense to be paid by the Borrower on account of the Revolving Credit or the Term Loan, the Borrower shall pay the Agent the “Agent’s Fee” as set forth in the Fee Letter.

2.14.       Unused Line Fee.  In addition to any other fee to be paid by the Borrower on account of the Revolving Credit or the Term Loan, the Borrower shall pay the Agent a fee (the “Unused Line Fee”) of 0.25% per annum of the average difference, during the month just ended (or relevant period with respect to the payment being made on the Termination Date) between the Maximum Revolving Credit Ceiling and the aggregate of the unpaid principal balance of the Loan Account (other than the outstanding principal balance of the Term Loan) and the undrawn Stated Amount of L/Cs outstanding during the relevant period.  The Unused Line Fee shall be paid in arrears, on the first day of each month after the Restatement Effective Date and on the Termination Date.

2.15.       Early Termination Fee.

(a)             Subject to the provisions of Section 2.15(b), in the event that the Termination Date occurs, on or prior to the second anniversary of the Restatement Effective Date, the Borrower shall pay to the Agent, for the benefit of the Revolving Credit Lenders, a fee (the “Revolving Credit Early Termination Fee”) determined and payable as follows:

(i)            0.75% of the highest Maximum Revolving Credit Ceiling if the Termination Date occurs on or before January 1, 2007.

(ii)           0.50% of the highest Maximum Revolving Credit Ceiling if the Termination Date occurs after January 1, 2007, but on or before January 1, 2008.

(b)           No Revolving Credit Early Termination Fee shall be payable (i) after January 1, 2008 or (ii) if the Termination Date occurs as a result of funds borrowed from Bank of America or any of its Affiliates.

(c)           The Revolving Credit Early Termination Fee shall be allocated to the Revolving Credit Lenders pro rata based upon their Revolving Credit Dollar Commitment.

(d)           The Borrower shall have no right to reduce the Maximum Revolving Credit Ceiling, provided, however, that in connection with the sale or issuance of any of its equity interests to any Person, in terms satisfactory to the Agent, the Borrower shall, with at least three (3) Business Days prior written notice to the Agent, have the right to reduce the Maximum Revolving Credit Ceiling by $5,000,000 or an integral multiple thereof, provided, however, that no such reduction in the Maximum Revolving Credit Ceiling shall be greater than $75,000,000 in the aggregate and that no reduction in the Maximum Revolving Credit Ceiling may be reinstated.

2.16.       Concerning Fees.

(a)           In addition to any other right to which the Agent is then entitled on account thereof, the Agent may assess an additional fee payable by the Borrower on account of the accommodation by the Agent, from time to time, of the Borrower’s request that the Agent depart or dispense with one or more of the administrative provisions of this Agreement and/or the Borrower’s failure to comply with any of such provisions.

(i)            By way of non-exclusive example, the Agent may assess a fee on account of any of the following:

(A)          The Borrower’s failure to pay that amount which is necessary so that no OverAdvance is outstanding (as required under Section 2.10(b) hereof).

(B)           The providing of a loan or advance under the Revolving Credit or charging of the Loan Account such that an OverAdvance is made.

(C)           The foreshortening of any of the time frames with respect to the making of Revolving Credit Loans as set forth in Section 2.5.

(D)          The Borrower’s failure to provide a financial statement or report within the applicable time frame provided for such report under Article 6.

(ii)           The inclusion of the foregoing right on the part of the Agent to assess a fee does not constitute an obligation, on the part of the Agent, to waive any provision of this Agreement under any circumstances.  The assessment of any such fee in any particular circumstance shall not constitute the Agent’s waiver of any breach of this Agreement on account of which such fee was assessed nor a course of action on which the Borrower may rely.

(b)           The Borrower shall not be entitled to any credit, rebate or repayment of any fee earned by the Agent or any Revolving Credit Lender or any Term Loan Lender pursuant to this Agreement or any Loan Document notwithstanding any termination of this Agreement or suspension or termination of the Agent’s and any Revolving Credit Lender’s or Term Loan Lender’s respective obligation to make loans and advances hereunder.

2.17.       Agent’s and Lenders’ Discretion.

(a)           Each reference in the Loan Documents to the exercise of discretion or the like by the Agent or any Revolving Credit Lender or any Term Loan Lender shall be to such Person’s reasonable exercise of its judgment, in good faith, based upon such Person’s consideration of any such factors as the Agent or that Revolving Credit Lender or Term Loan Lender believes, taking into account information of which that Person then has actual knowledge:

(i)            Will or reasonably would be expected to affect the value of the Collateral, the enforceability of the Agent’s Collateral Interests therein, or the amount which the Agent would likely realize therefrom (taking into account delays which may possibly be encountered in the Agent’s realizing upon the Collateral and likely Costs of Collection).

(ii)           That any report or financial information delivered to the Agent or any Revolving Credit Lender or any Term Loan Lender by or on behalf of the Borrower is incomplete, inaccurate, or misleading in any material manner or was not prepared in accordance with the requirements of this Agreement.

(iii)          An increase in the likelihood that the Borrower will become the subject of a bankruptcy or insolvency proceeding.

(iv)          That the Borrower is In Default.

(b)           In the exercise of such judgment, the Agent and each Revolving Credit Lender and Term Loan Lender also may take into account any of the following factors:

(i)            Those included in, or tested by, the definitions of “Eligible Inventory” and “Cost”.

(ii)           Changes in the current financial and business climate of the industry in which the Borrower competes (having regard for the Borrower’s position in that industry).

(iii)          Changes in general macroeconomic conditions which have a material effect on the Borrower’s cost structure.

(iv)          Material changes in or to the mix of the Borrower’s Inventory.

(v)           Changes in seasonality with respect to the Borrower’s Inventory and patterns of retail sales.

(vi)          Changes in such other factors as the Agent and each Revolving Credit Lender and Term Loan Lender reasonably determines as having a material bearing on credit risks associated with the providing of loans and financial accommodations to the Borrower.

(c)           The burden of establishing the failure of the Agent or any Revolving Credit Lender or any Term Loan Lender to have acted in a reasonable manner in such Person’s exercise of such discretion shall be the Borrower’s.

2.18.       Procedures For Issuance of L/Cs.

(a)           Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Agent’s customary form (a “Letter of Credit Application”), the Agent on behalf of the Revolving Credit Lenders and in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend, and renew for the account of the Borrower one or more L/Cs, in such form as may be requested from time to time by the Borrower and agreed to by the Agent.  Such Letter of Credit Application must be received by the Agent not later than 11:00AM, at least two (2) Business Days, or such later date and time as the Agent may agree in a particular instance in its sole discretion, prior to the proposed issuance date or date of amendment, as the case may be, of any L/C.  In the case of a request for an initial issuance of an L/C, such Letter of Credit Application shall specify in form and detail satisfactory to the Agent: (A) the proposed issuance date of the requested L/C (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Agent may require.  In the case of a request for an amendment of any outstanding L/C, such Letter of Credit Application shall specify in form and detail satisfactory to the Agent: (A) the L/C to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Agent may require.  Additionally, the Borrower shall furnish to the Agent such other documents and information pertaining to such requested L/C issuance or amendment, including any Issuer Documents, as the Agent may require.

Unless the Agent has received written notice from any Revolving Credit Lender or the Borrower, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable L/C, that one or more applicable conditions contained in Article 4 shall not then be satisfied, then, subject to the terms and conditions hereof, the Agent shall, on the requested date, issue an L/C for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Agent’s usual and customary business practices.

Promptly after its delivery of any L/C or any amendment to an L/C to an advising bank with respect thereto or to the beneficiary thereof, the Agent will also deliver to the Borrower a true and complete copy of such L/C or amendment.

(b)           The Agent will cause the issuance of any L/C so requested by the Borrower, provided that, at the time that the request is made, the Revolving Credit has not been suspended as provided in Section 2.5(g) and if so issued:

(i)            The aggregate Stated Amount of all L/Cs then outstanding, does not exceed Fifty Million Dollars  ($50,000,000).

(ii)           The expiry of the L/C is not later than the earlier of Thirty (30) days prior to the Maturity Date or the following:

(A)          Standby: One (1) year from initial issuance.

(B)           Documentary: Two Hundred Seventy (270) days from issuance.

(iii)          If the expiry of an L/C is later than the Maturity Date, the Agent may require such L/C to be 105% cash collateralized at its issuance.

(iv)          An OverAdvance will not result from the issuance of the subject L/C.

(c)           Unless otherwise specified herein, the amount of an L/C at any time shall be deemed to be the Stated Amount of such L/C in effect at such time; provided, however, that with respect to any L/C that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increase in the stated amount thereof, the amount of such L/C shall be deemed to be the maximum Stated Amount of such L/C after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

(d)           If the Borrower so requests in any applicable Letter of Credit Application, the Agent may, in its sole and absolute discretion, agree to issue an L/C that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Agent to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such L/C) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such L/C is issued.  Unless otherwise directed by the Agent, the Borrower shall not be required to make a specific request for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the Agent to permit the extension of such L/C at any time to an expiry date not later than the Letter of Credit Expiration; provided, however, that the Agent shall not permit any such extension if (A) it has determined that it would not be permitted, or would have no obligation, at such time to issue such L/C in its revised form (as extended) under the terms hereof (by reason of the provisions of Subsection 2.18(f) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date (1) that the Majority Lenders have elected not to permit such extension or (2) from any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Article 4 is not then satisfied, and in each such case directing the Agent not to permit such extension.

(e)           Except where there has been gross negligence or willful misconduct on the part of the Agent or any Revolving Credit Lender, there shall not be any recourse to, nor liability of, the Agent or any Revolving Credit Lender on account of

(i)            Any delay by an Issuer to issue an L/C;

(ii)           Any action or inaction of an Issuer on account of or in respect to, any L/C.

(f)            Notwithstanding anything to the contrary contained in this Section 2, the Agent shall not be under any obligation to cause the Issuer to issue any L/C if:

(i)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Agent from issuing such L/C, or any laws applicable to the Agent or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Agent shall prohibit, or request that the Agent refrain from, the issuance of letters of credit generally or such L/C in particular or shall impose upon the Agent with respect to such L/C any restriction, reserve or capital requirement (for which the Agent is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon the Agent any unreimbursed loss, cost or expense that was not applicable on the Restatement Effective Date and that the Agent in good faith deems material to it;

(ii)           the issuance of such L/C would violate one or more policies of the Agent;

(iii)          except as otherwise agreed by the Agent, such L/C is to be denominated in a currency other than United States Dollars;

(iv)          a default of any Revolving Credit Lender’s obligations to fund under this Section 2 exists or any Revolving Credit Lender is at such time a Delinquent Revolving Credit Lender hereunder, unless the Agent has entered into satisfactory arrangements with the Borrower or such Revolving Credit Lender to eliminate the Agent’s risk with respect to such Revolving Credit Lender;

(v)           the Agent shall not amend any L/C if the Agent would not be permitted at such time to issue such L/C in its amended form under the terms hereof; or

(vi)          the Agent shall be under no obligation to amend any L/C if the Agent would have no obligation at such time to issue such L/C in its amended form under the terms hereof, or the beneficiary of such L/C does not accept the proposed amendment to the L/C.

2.19.       Fees For L/Cs.

(a)           The Borrower shall pay to the Agent a fee, on account of L/Cs, the issuance of which had been procured by the Agent, quarterly in arrears, and on the Termination Date and on the End Date, equal to:

(i)            The LIBOR Applicable Margin on account of standby letters of credit.

(ii)           The LIBOR Applicable Margin minus 50 basis points on account of documentary letters of credit.

(iii)          Following the occurrence and during the continuance of any Event of Default, such fee shall be increased by Three Percent (3%) per annum.

(b)           In addition to the fee to be paid as provided in Subsection 2.19(a), above, the Borrower shall pay to the Agent (or to the Issuer, if so requested by Agent), on demand, all issuance, processing, negotiation, amendment, and administrative fees and other amounts charged by the Issuer on account of, or in respect to, any L/C.

(c)           If any change in Applicable Law shall either:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirements against letters of credit heretofore or hereafter issued by any Issuer or with respect to which any Revolving Credit Lender or any Issuer has an obligation to lend to fund drawings under any L/C; or

(ii)           impose on any Issuer any other condition or requirements relating to any such letters of credit;

and the result of any event referred to in Section 2.19(c)(i) or 2.19(c)(ii), above, shall be to increase the cost to any Revolving Credit Lender or to any Issuer of issuing or maintaining any L/C (which increase in cost shall be the result of such Issuer’s reasonable allocation among that Revolving Credit Lender’s or Issuer’s letter of credit customers of the aggregate of such cost increases resulting from such events), then, upon demand by the Agent and delivery by the Agent to the Borrower of a certificate of an officer of the subject Revolving Credit Lender or the subject Issuer describing such change in law, executive order, regulation, directive, or interpretation thereof, its effect on such Revolving Credit Lender or such Issuer, and the basis for determining such increased costs and their allocation, the Borrower shall immediately pay to the Agent, from time to time as specified by the Agent, such amounts as shall be sufficient to compensate the subject Revolving Credit Lender or the subject Issuer for such increased cost.  Absent manifest error, any Revolving Credit Lender’s or any Issuer’s determination of costs incurred under Section 2.19(c)(i) or 2.19(c)(ii), above, and the allocation, if any, of such costs among the Borrower and other letter of credit customers of such Revolving Credit Lender or such Issuer, if done in good faith and made on an equitable basis and in accordance with such officer’s certificate, shall be conclusive and binding on the Borrower.

2.20.       Concerning L/Cs.

(a)           None of the Issuer, the Issuer’s correspondents, any Revolving Credit Lender, the Agent, or any advising, negotiating, or paying bank with respect to any L/C shall be responsible in any way for:

(i)            The performance by any beneficiary under any L/C of that beneficiary’s obligations to the Borrower.

(ii)           The form, sufficiency, correctness, genuineness, authority of any person signing; falsification; or the legal effect of; any documents called for under any L/C if (with respect to the foregoing) such documents on their face appear to be in order.

(b)           The Issuer may honor, as complying with the terms of any L/C and of any drawing thereunder, any drafts or other documents otherwise in order, but signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, or other legal representative of the party authorized under such L/C to draw or issue such drafts or other documents.

(c)           Unless otherwise agreed to, in the particular instance, the Borrower hereby authorizes any Issuer to:

(i)            Select an advising bank, if any.

(ii)           Select a paying bank, if any.

(iii)          Select a negotiating bank.

(d)           All directions, correspondence, and funds transfers relating to any L/C are at the risk of the Borrower. The Issuer shall have discharged the Issuer’s obligations under any L/C which, or the drawing under which, includes payment instructions, by the initiation of the method of payment called for in, and in accordance with, such instructions (or by any other commercially reasonable and comparable method). None of the Agent, any Revolving Credit Lender, or the Issuer shall have any responsibility for any inaccuracy, interruption, error, or delay in transmission or delivery by post, telegraph or cable, or for any inaccuracy of translation.

(e)           The Agent’s, each Revolving Credit Lender’s, each Term Loan Lender’s and the Issuer’s rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.

(f)            Except to the extent otherwise expressly provided hereunder or agreed to in writing by the Issuer and the Borrower, (i) documentary L/Cs will be governed by the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial L/C, and (ii) the rules of the ISP shall apply to each standby L/C.

(g)           The obligations of the Borrower under this Agreement with respect to L/Cs are absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms hereof under all circumstances, whatsoever including, without limitation, the following:

(i)            Any lack of validity or enforceability or restriction, restraint, or stay in the enforcement of this Agreement, any L/C, or any other agreement or instrument relating thereto.

(ii)           The Borrower’s consent to any amendment or waiver of, or consent to the departure from, any L/C.

(iii)          The existence of any claim, counterclaim, set-off, defense, or other right which the Borrower or any Affiliate may have at any time against the beneficiary or any transferee of such L/C (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuer or any other Person, whether in connection with this Agreement the transactions contemplated hereby or by such L/C or any agreement or instrument relating thereto, or any unrelated transaction.

(iv)          Any good faith honoring of a drawing under any L/C, which drawing possibly could have been dishonored based upon a strict construction of the terms of the L/C.

(v)           Any draft, demand, certificate or other document presented under such L/C proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such L/C.

(vi)          Any payment by the Issuer under such L/C against presentation of a draft or certificate that does not strictly comply with the terms of such L/C; or any payment made by the Issuer under such L/C to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such L/C, including any arising in connection with any proceeding under any Debtor Relief Law.

(vii)         Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Affiliate.

(h)           The Borrower shall promptly examine a copy of each L/C and each amendment thereto that is delivered to the Borrower and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the Issuer and its correspondents unless such notice is given as aforesaid.

(i)            Upon receipt from the beneficiary of any L/C of any notice of a drawing under such L/C, the Issuer shall notify the Borrower and the Agent thereof.  Not later than 11:00AM on the date of any payment by the Issuer under a L/C, the Borrower shall reimburse the Issuer through the Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the Issuer by such time, the Agent shall promptly notify each Revolving Credit Lender of the payment date and of the amount of the Unpaid Reimbursement Obligation.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Loan in all respects bearing interest at the Base Margin Rate with a Drawdown Date as of the date on which the Agent paid the draft presented for honor or otherwise made such payment, in an amount equal to the amount of, such draft or other payment, and the notice from the Agent to the Revolving Credit Lenders shall be deemed to be a notice of a Loan Request made by the Agent (without regard to the minimum and multiples specified in Section 2 for the principal amount of Base Margin Loans, but subject to the amount of the unutilized portion of the Maximum Revolving Credit Dollar Commitment and the conditions set forth in Article 4).

(j)            No later than 1:00PM (Boston time) on the Business Day next following the receipt of such notice, each Revolving Credit Lender shall make available to the Agent, at the Agent’s Office, in immediately available funds, such Revolving Credit Lender’s Revolving Credit Percentage Commitment of such Unpaid Reimbursement Obligation, and to the extent not otherwise reimbursed by the Borrower pursuant to Clause (k) below, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount equal to such Revolving Credit Lender’s Revolving Credit Percentage Commitment of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Agent paid the draft presented for honor or otherwise made payment to the date on which such Revolving Credit Lender’s Revolving Credit Percentage Commitment of such Unpaid Reimbursement Obligation shall become immediately available to the Agent, and the denominator of which is 360.  Any notice given by the Agent pursuant to this Section 2.20(j) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(k)           With respect to any Unpaid Reimbursement Obligation that is not fully refinanced by a Revolving Credit Loan in all respects bearing interest at the Base Margin Rate because a Default or Event of Default is then continuing, the conditions set forth in Article 4 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Agent an extension of credit resulting from and in the amount of the Unpaid Reimbursement Obligation that is not so refinanced, which extension of credit shall be due and payable on demand (together with interest) and shall bear interest at the default rate of interest for Revolving Credit Loans bearing interest at the Base Margin Rate.  In such event, each Revolving Credit Lender’s payment to the Agent pursuant to this Section 2.20 shall be deemed payment in respect of its participation in such extension of credit and shall constitute a funding of such Revolving Credit Lender’s participation in such extension of credit in satisfaction of its participation obligation under this Section 2.20.

(l)            Until each Revolving Credit Lender funds its Revolving Credit Percentage Commitment of the Revolving Credit Loans or participations as set forth in this Section 2.20 to reimburse the Agent for any amount drawn under any L/C, interest in respect of such Revolving Credit Lender’s Revolving Credit Percentage Commitment of such amount shall be solely for the account of the Agent.

(m)          If any Revolving Credit Lender fails to make available to the Agent any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.20 by the time specified in this Section 2.20, the Agent shall be entitled to recover from such Revolving Credit Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Agent at a rate per annum equal to the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period.  A certificate of the applicable Issuing Bank submitted to any Revolving Credit Lender (through the Agent) with respect to any amounts owing under this clause (m) shall be conclusive absent manifest error.

(n)           At any time after the Agent has made a payment under any L/C and has received from any Revolving Credit Lender such Revolving Credit Lender’s participation in respect of such payment in accordance with this Section 2.20, if the Agent receives any payment in respect of the related Unpaid Reimbursement Obligation or interest thereon (whether directly from the applicable Borrower(s) or otherwise, including proceeds of cash collateral applied thereto by the Agent), the Agent will distribute to such Revolving Credit Lender its Revolving Credit Percentage Commitment thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participation was outstanding) in United States Dollars and in the same funds as those received by the Agent.  If any payment received by the Agent pursuant to this Section 2.20(n) is required to be returned in connection with any bankruptcy or insolvency proceeding or otherwise (including pursuant to any settlement entered into by the applicable Issuer in its discretion), each Revolving Credit Lender shall pay to the Agent its Revolving Credit Percentage Commitment thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period.  The obligations of the Revolving Credit Lenders under the immediately preceding sentence shall survive the payment in full of the Liabilities and the termination of this Agreement.

(o)           Each Revolving Credit Lender and the Borrower agrees that, in paying any drawing under an L/C, the Agent shall not have any responsibility to obtain any document (other than any sight draft, certificates, and documents expressly required by the L/C) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any L/C; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  In furtherance and not in limitation of the foregoing, the Agent may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Agent shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign an L/C of the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(p)           Upon the request of the Agent, (A) if the Agent has honored any full or partial drawing request under any L/C and such drawing has resulted in an extension of credit resulting from and in the amount of the Unpaid Reimbursement Obligation pursuant to Section 2.20(k), or (B) if, as of the Letter of Credit Expiration Date, any L/C or Unpaid Reimbursement Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all such L/C or Unpaid Reimbursement Obligations. For purposes of this Section 2.20(p), “Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Revolving Credit Lenders, as collateral, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agent (which documents are hereby consented to by the Revolving Credit Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Agent, for benefit of the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.

2.21.       Changed Circumstances.

(a)           The Agent may advise the Borrower that the Agent has made the good faith determination (which determination shall be final and conclusive) of any of the following:

(i)            Adequate and fair means do not exist for ascertaining the rate for LIBOR Loans.

(ii)           The continuation of or conversion of any Loan to a LIBOR Loan has been made impracticable or unlawful by the occurrence of a contingency that materially and adversely affects the applicable market or the compliance by the Agent or any Lender in good faith with any Applicable Law.

(iii)          The indices on which the interest rates for LIBOR Loans are based shall no longer represent the effective cost to the Agent or any Lender for U.S. dollar deposits in the interbank market for deposits in which it regularly participates.

(b)           In the event that the Agent advises the Borrower of an occurrence described in Section 2.21(a), then, until the Agent notifies the Borrower that the circumstances giving rise to such notice no longer apply:

(i)            The obligation of the Agent or each Revolving Credit Lender or Term Loan Lender, as applicable to make loans of the type affected by such changed circumstances or to permit the Borrower to select the affected interest rate as otherwise applicable to any Revolving Credit Loans or all or any portion of the Term Loan shall be suspended.

(ii)           Any notice which the Borrower had given the Agent with respect to any LIBOR Loan, the time for action with respect to which has not occurred prior to the Agent’s having given notice pursuant to Section 2.21(a), shall be deemed at the option of the Agent to not having been given.

2.22.       Lenders’ Commitments.

(a)           Subject to Sections 16.1 and 16.2 (which provide for assignments and assumptions of commitments), each Revolving Credit Lender’s “Revolving Credit Percentage Commitment”, and  “Maximum Revolving Credit Dollar Commitment” (respectively so referred to herein) is set forth on Schedule 2.22, annexed hereto.

(b)           The obligations of the Revolving Credit Lenders hereunder are several and not joint.  The failure of any Revolving Credit Lender to make any loan or advance under the Revolving Credit, to fund any participation in L/Cs and SwingLine Loans, or to make any payment pursuant to Section 19.9(c) on any date required hereunder shall not relieve any other

Revolving Credit Lender of its corresponding obligation to do so on such date, and no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to so make its Revolving Credit Percentage Commitment, to purchase its participation, or to make its payment under Section 19.9(c).  No Revolving Credit Lender shall have any obligation to make any loan or advance under the Revolving Credit in excess of the lesser of the following:

(i)            That Revolving Credit Lender’s Revolving Credit Percentage Commitment of the subject loan or advance or of Availability.

(ii)           That Revolving Credit Lender’s Maximum Revolving Credit Dollar Commitment.

Further, no Revolving Credit Lender shall have any obligation to make any loan or advance under the Revolving Credit if the aggregate loans and advances outstanding under the Revolving Credit attributable to such Revolving Credit Lender, after giving effect to the subject loan or advance, would exceed the Maximum Revolving Credit Dollar Commitment of such Revolving Credit Lender.

(c)           No Revolving Credit Lender shall have any liability to the Borrower on account of the failure of any other Revolving Credit Lender to provide any loan or advance under the Revolving Credit nor any obligation to make up any shortfall which may be created by such failure.

(d)           The Revolving Credit Dollar Commitments, Revolving Credit Commitment Percentages, and identities of the Revolving Credit Lenders may be changed, from time to time by the reallocation or assignment of Revolving Credit Dollar Commitments and Revolving Credit Commitment Percentages amongst the Revolving Credit Lenders or with other Persons who determine to become “Revolving Credit Lenders”, provided, however unless an Event of Default has occurred (in which event, no consent of the Borrower is required) any assignment to a Person not then a Revolving Credit Lender shall be subject to the prior consent of the Borrower (not to be unreasonably withheld), which consent will be deemed given unless the Borrower provides the Agent with written objection, not more than Five (5) Business Days after the Agent shall have given the Borrower written notice of a proposed assignment).

(e)           Upon written notice given the Borrower from time to time by the Agent, of any assignment or allocation referenced in Section 2.22(d):

(i)            The Borrower shall execute one or more replacement Revolving Credit Notes to reflect such changed Maximum Revolving Credit Dollar Commitments, Revolving Credit Commitment Percentages, and identities and shall deliver such replacement Revolving Credit Notes to the Agent (which promptly thereafter shall deliver to the Borrower the Revolving Credit Notes so replaced) provided however, in the event that a Revolving Credit Note is to be exchanged following its acceleration or the entry of an order for relief under the Bankruptcy Code with respect to the Borrower, the Agent, in lieu of causing the Borrower to execute one or more new Revolving Credit Notes, may issue the Agent’s Certificate confirming the resulting Revolving Credit Dollar Commitments and Revolving Credit Percentage Commitments.

(ii)           Such change shall be effective from the effective date specified in such written notice and any Person added as a Revolving Credit Lender shall have all rights and privileges of a Revolving Credit Lender hereunder thereafter as if such Person had been a signatory to this Agreement and any other Loan Document to which a Revolving Credit Lender is a signatory and any Person removed as a Revolving Credit Lender shall be relieved of any obligations or responsibilities of a Revolving Credit Lender hereunder thereafter.

2.23.      Revolving Credit Funding Procedures.  Subject to Section 2.24:

(a)          The Agent shall advise each Revolving Credit Lender, no later than 2:00PM on a date on which any Revolving Credit Loan (other than a SwingLine Loan) is to be made on that date.  Such advice, in each instance, may be by telephone or facsimile transmission, provided that if such advice is by telephone, it shall be confirmed in writing.  Advice of a Revolving Credit Loan shall include the amount of and interest rate applicable to the subject Revolving Credit Loan.

(b)          Subject to that Revolving Credit Lender’s Revolving Credit Dollar Commitment, each Revolving Credit Lender, by no later than the end of business on the day on which the subject Revolving Credit Loan is to be made, shall Transfer that Revolving Credit Lender’s Revolving Credit Percentage Commitment of the subject Revolving Credit Loan to the Agent.

(c)          Unless the Agent shall have received notice from a Revolving Credit Lender at least one (1) Business Day prior to the proposed date on which any Revolving Credit Loan (other than a SwingLine Loan) is to be made that such Revolving Credit Lender will not make available to the Agent such Revolving Credit Lender’s Revolving Credit Percentage Commitment of such Revolving Credit Loan, the Agent may assume that such Revolving Credit Lender has made such Revolving Credit Percentage Commitment of such Revolving Credit Loan available on such date, and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Revolving Credit Lender has not in fact made its Revolving Credit Percentage Commitment of such Revolving Credit Loan available, then the applicable Revolving Credit Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Revolving Credit Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Revolving Credit Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.

(d)          Unless the Agent shall have received notice from the Borrower at least one (1) Business Day prior to the date on which any payment is due to the Agent for its account or the account of the Revolving Credit Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Revolving Credit Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Revolving Credit Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.  A statement of the Agent submitted to such Revolving Credit Lender with respect to any amounts owing under this paragraph shall be conclusive (absent manifest error) evidence of the amount due and owing to the Agent by such Revolving Credit Lender.

2.24.      SwingLine Loans.

(a)          In the event that, when a Revolving Credit Loan is requested, the aggregate unpaid balance of the SwingLine Loan is less than the SwingLine Loan Ceiling, then the SwingLine Lender may advise the Agent that the SwingLine Lender has determined to include up to the amount of the requested Revolving Credit Loan as part of the SwingLine Loan.  In such event, the SwingLine Lender shall Transfer the amount of the requested Revolving Credit Loan to the Agent.

(b)           The SwingLine Loan shall be converted to a Revolving Credit Loan in which all Revolving Credit Lenders participate as follows:

(i)            At any time and from time to time, the SwingLine Lender may advise the Agent that all, or any part of the SwingLine Loan is to be converted to a Revolving Credit Loan in which all Revolving Credit Lenders participate.

(ii)            At the initiation of a Liquidation, the then entire unpaid principal balance of the SwingLine Loan shall be converted to a Revolving Credit Loan in which all Revolving Credit Lenders participate.

In either such event, the Agent shall advise each Revolving Credit Lender of such conversion as if, and with the same effect as if such conversion were the making of a Revolving Credit Loan as provided in Section 2.1.

(c)           The SwingLine Lender, in separate capacities, may also be the Agent and a Revolving Credit Lender.

(d)           The SwingLine Lender, in its capacity as SwingLine Lender, is not a “Revolving Credit Lender” for any of the following purposes:

(i)             Except as otherwise specifically provided in the relevant Section, any distribution pursuant to Section 2.26.

(ii)            Determination of whether the requisite Loan Commitments have Consented to action requiring such Consent.

2.25.      Agent’s Covering of Funding.

(a)           Subject to the provisions of Section 2.22 hereof, each Revolving Credit Lender shall make available to the Agent, as provided herein, that Revolving Credit Lender’s Revolving Credit Percentage Commitment of the following:

(i)            Each Revolving Credit Loan, up to the maximum amount of that Revolving Credit Lender’s Revolving Credit Dollar Commitment of the Revolving Credit Loans.

(ii)           Up to the maximum amount of that Revolving Credit Lender’s Revolving Credit Dollar Commitment of each L/C Drawing (to the extent that such L/C Drawing is not “covered” by a Revolving Credit Loan as provided herein).

(b)           In all circumstances, the Agent may:

(i)            Assume that each Revolving Credit Lender, subject to Section 2.25(a), timely shall make available to the Agent that Revolving Credit Lender’s Revolving Credit Percentage Commitment of each Revolving Credit Loan, notice of which is provided pursuant to Section 2.23 and shall make available, to the extent not “covered” by a Revolving Credit Loan, that Revolving Credit Lender’s Revolving Credit Percentage Commitment of any honoring of an L/C.

(ii)           In reliance upon such assumption, make available the corresponding amount to the Borrower.

(iii)           Assume that each Revolving Credit Lender timely shall pay, and shall make available, to the Agent all other amounts which that Revolving Credit Lender is obligated to so pay and/or make available hereunder or under any of the Loan Documents.

(c)           In the event that, in reliance upon any of such assumptions, the Agent makes available, a Revolving Credit Lender’s Revolving Credit Percentage Commitment of one or more Revolving Credit Loans, or any other amount to be made available hereunder or under any of the Loan Documents, which amount a Revolving Credit Lender (a “Delinquent Revolving Credit Lender”) fails to provide to the Agent within One (1) Business Day of written notice of such failure, then:

(i)            The amount which had been made available by the Agent is an “Agent’s Cover” (and is so referred to herein).

(ii)           All interest paid by the Borrower on account of the Revolving Credit Loan or coverage of the subject L/C Drawing which consist of the Agent’s Cover shall be retained by the Agent until the Agent’s Cover, with interest, has been paid.

(iii)          The Delinquent Revolving Credit Lender shall pay to the Agent, on demand, interest at a rate equal to the prevailing federal funds rate on any Agent’s Cover in respect of that Delinquent Revolving Credit Lender.

(iv)          The Agent shall have succeeded to all rights to payment to which the Delinquent Revolving Credit Lender otherwise would have been entitled hereunder in respect of those amounts paid by or in respect of the Borrower on account of the Agent’s

Cover together with interest until it is repaid.  Such payments shall be deemed made first towards the amounts in respect of which the Agent’s Cover was provided and only then towards amounts in which the Delinquent Revolving Credit Lender is then participating.  For purposes of distributions to be made pursuant to Section 2.26(a) (which relates to ordinary course distributions) or Section 13.6 (which relates to distributions of proceeds of a Liquidation) below, amounts shall be deemed distributable to a Delinquent Revolving Credit Lender (and consequently, to the Agent to the extent to which the Agent is then entitled) at the highest level of distribution (if applicable) at which the Delinquent Revolving Credit Lender would otherwise have been entitled to a distribution.

(v)           Subject to Subsection 2.25(c)(iv), the Delinquent Revolving Credit Lender shall be entitled to receive any payments from the Borrower to which the Delinquent Revolving Credit Lender is then entitled, provided however there shall be deducted from such amount and retained by the Agent any interest to which the Agent is then entitled on account of Section 2.25(c)(ii), above.

(vi)          A Delinquent Revolving Credit Lender shall not be relieved of any obligation of such Delinquent Revolving Credit Lender hereunder (all and each of which shall constitute continuing obligations on the part of any Delinquent Revolving Credit Lender).

(d)           A Delinquent Revolving Credit Lender may cure its status as a Delinquent Revolving Credit Lender by paying the Agent the aggregate of the following:

(i)            The Agent’s Cover (to the extent not previously repaid by the Borrower and retained by the Agent in accordance with Subsection 2.25(c)(iv), above) with respect to that Delinquent Revolving Credit Lender.

Plus

(ii)           The aggregate of the amount payable under Subsection 2.25(c)(iii), above (which relates to interest to be paid by that Delinquent Revolving Credit Lender).

Plus

(iii)           All such costs and expenses as may be incurred by the Agent in the enforcement of the Agent’s rights against such Delinquent Revolving Credit Lender.

2.26.      Ordinary Course Distributions. This Section 2.26 applies unless the provisions of Section 13.6 (which relates to distributions in the event of a Liquidation) becomes operative.

(a)           Weekly, on such day as may be set from time to time by the Agent (or more frequently at the Agent’s option) the Agent and each Revolving Credit Lender shall settle up on amounts advanced under the Revolving Credit and collected funds received in the Concentration Account.

(b)           The Agent shall distribute to the SwingLine Lender and to each Revolving Credit Lender, such Person’s respective pro-rata share of interest payments on the Revolving Credit Loans when applied by the Agent as provided in Section 8.5(a). For purposes of calculating interest due to a Revolving Credit Lender, that Revolving Credit Lender shall be entitled to receive interest on the actual amount contributed by that Revolving Credit Lender towards the principal balance of the Revolving Credit Loans outstanding during the applicable period covered by the interest payment made by the Borrower.  Any net principal reductions to the Revolving Credit Loans received by the Agent in accordance with the Loan Documents during such period shall not reduce such actual amount so contributed, for purposes of calculation of interest due to that Revolving Credit Lender, until the Agent has distributed to that Revolving Credit Lender its pro-rata share thereof.

(c)           The Agent shall distribute to each Term Loan Lender such Person’s respective pro-rata share of interest payments on the Term Loan when applied by the Agent as provided in Section 8.5(a). For purposes of calculating interest due to a Term Loan Lender, that Term Loan Lender shall be entitled to receive interest on the actual amount contributed by that Term Loan Lender towards the principal balance of the Term Loan outstanding during the applicable period covered by the interest payment made by the Borrower.  Any net principal reductions to the Term Loan received by the Agent in accordance with the Loan Documents during such period shall not reduce such actual amount so contributed, for purposes of calculation of interest due to that Term Loan Lender, until the Agent has distributed to that Term Loan Lender its pro-rata share thereof.

(d)           The Agent shall distribute fees paid on account of the Revolving Credit in accordance with the terms of the Agreement.

(e)           The Agent shall distribute fees paid on account of the Term Loan in accordance with the terms of the Agreement.

(f)            No Revolving Credit Lender shall have any interest in, or right to receive any part of, the Agent’s Fee to be paid by the Borrower to the Agent pursuant to this Agreement.

(g)           Any amount received by the Agent as reimbursement for any cost or expense (including without limitation, attorneys’ reasonable fees) shall be distributed by the Agent to that Person which is entitled to such reimbursement as provided in this Agreement (and if such Person(s) is (are) the Revolving Credit Lenders or the Term Loan Lenders, pro-rata based upon their respective Revolving Credit Commitment Percentages or Term Loan Percentages, as applicable, at the date on which the expense, in respect of which such reimbursement is being made, was incurred).

(h)          Each distribution pursuant to this Section 2.26 is subject to Section 2.25(c), above.

ARTICLE III.                  THE TERM LOAN

3.1.         Commitment to lend.  Subject to the terms and conditions set forth in this Agreement, each Term Loan Lender agrees to lend to the Borrower on the Restatement Effective Date the amount of its Term Loan Percentage of the principal amount of $20,000,000.

3.2.         The Term Notes.  The Term Loan shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit G hereto (the “Term Notes”), dated the Restatement Effective Date, and completed with appropriate insertions.  The Borrower irrevocably authorizes the Term Loan Lenders to make or cause to be made a notation on the

Term Loan Lender’s records reflecting the original principal amount of such Term Loan Lender’s portion of the Term Loan and, at or about the time of the Term Loan Lender’s receipt of any principal payment on the Term Note, an appropriate notation on such Term Loan Lender’s records reflecting such payment.  The aggregate unpaid amount set forth on each Term Loan Lender’s records shall be prima facie evidence of the principal amount thereof owed and unpaid on such Term Loan Lender’s Term Loan, but the failure to record, or any error in so recording, any such amount on such Term Loan Lender’s records shall not affect the obligations of the Borrower hereunder or under any Term Notes to make payments of principal of and interest on the Term Notes when due.

3.3.         Payments of Principal of Term Loan.

(a)  Except as contemplated by Section 13.6, the Borrower may not make any prepayments of principal on account of the Term Loan until the Borrower’s Revolving Credit Obligations to the Revolving Credit Lenders have been paid in full and the Revolving Credit Dollar Commitments have been terminated;  provided, however, from the period commencing on the first anniversary of the Restatement Effective Date through the Maturity Date, the Borrower may prepay the Term Loan in whole or in part, provided that at the time of such prepayment

(i) the Borrower is not In Default, and no Event of Default exists or would occur as a result of such prepayment,

(ii) the Borrower shall have delivered to the Agent evidence for the 2 month period ending immediately prior to the prepayment of the Term Loan demonstrating, in form and substance satisfactory to the Agent, that Availability was greater than $50,000,000 at all times during such 2 month period, and

(iii) the Borrower shall have delivered to the Agent pro forma financial statements for the succeeding period of 2 months demonstrating, in form and substance satisfactory to the Agent, that Availability will exceed $50,000,000 at all times during such 2 month period after giving effect to the prepayment of the Term Loan.

(b)  No amount repaid with respect to the Term Loan may be reborrowed.

(c)  The Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, the Term Loans outstanding on such date, together with any and all accrued and unpaid interest thereon and fees in connection with the Term Loan.

3.4.         Term Loan Early Termination Fee.  If the Termination Date occurs, on or prior to July 1, 2008, the Borrower shall pay to the Agent for the pro rata accounts of the Term Loan Lenders, in view of the impracticality and extreme difficulty of ascertaining the actual amount of damages to the Term Loan Lenders or profits lost by the Term Loan Lenders as a result thereof, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Term Loan Lenders, a fee with respect to each such prepayment (the “Term Loan Early Termination Fee”) in an amount equal to

(a) 0.75% of the aggregate outstanding principal amount of the Term Loan if the Termination Date occurs on or before July 1, 2007, or

(b) 0.50% of the aggregate outstanding principal amount of the Term Loan if the Termination Date occurs after July 1, 2007, but on or before July 1, 2008.  There shall be no Term Loan Early Termination Fee payable if the Termination Date occurs after July 1, 2008.

3.5.         Interest on Term Loan.

(a)  The outstanding amount of the Term Loan shall bear interest until repaid at the rate per annum equal to the sum of Base plus 2.00% unless timely notice is given that all or a portion of the Term Loan is or is to be converted to, a LIBOR Loan.

(b)  Each portion of the Term Loan which consists of a LIBOR Loan shall bear interest at the sum of LIBOR plus 4.00%.

(c)  Subject to, and in accordance with, the provisions of this Agreement, the Borrower may cause all or a part of the unpaid principal balance of the Term Loan to bear interest determined by reference to Base or LIBOR as specified from time to time by the Borrower.  The Borrower shall notify the Agent, such notice to be irrevocable, at least two (2) LIBOR Business Days prior to the Drawdown Date if all or any portion of such Term Loan is to bear interest at the LIBOR Offer Rate.  After the Term Loan has been made, the provisions of Section 2.5 shall apply mutatis mutandis with respect to all or any portion of such Term Loan so that the Borrower may have the same interest rate options with respect to all or any portion of the Term Loan as it would be entitled to with respect to Revolving Credit Loans.

(d)  The Borrower shall not select, renew, or convert any interest rate for all or any portion of the Term Loan such that, in addition to interest at the Base plus 2.00% rate, there are more than six (6) portions of the Term Loan which are LIBOR Loans at any one time.

(e)  The Borrower shall pay accrued and unpaid interest on the Term Loan in arrears as follows

(i) on the applicable Interest Payment Date for the relevant portion of the Term Loan,

(ii) on the Termination Date and on the End Date, and

(iii) following the occurrence of any Event of Default, with such frequency as may be determined by the Agent.

(f)  Following the occurrence and continuance of any Event of Default, at the option of the Agent or at the instruction of the SuperMajority Lenders (determined in this case solely by reference to the Term Loan Lenders), interest shall accrue and shall be payable on the unpaid principal balance of the Term Loan at a rate which is the aggregate of the rate applicable to the unpaid principal balance of the Term Loan as provided in clause (a) herein plus three percent (3%) per annum.

3.6.        Payments on Account of Term Loan.  The Borrower authorizes the Agent to determine and to pay over directly to the Term Loan Lenders any and all amounts due and payable from time to time under or on account of the Term Loan as advances under the Revolving Credit of the Borrower, it being understood, however, that the authorization of the Agent provided in this Section 3.6 shall not excuse the Borrower from fulfilling its obligations to the Term Loan Lenders on account of the Term Loan nor place any obligation on the Agent to do so.  The Agent shall provide prompt advice to the Borrower of any amount which is so paid over by the Agent to the Term Loan Lenders pursuant to this Section 3.6.  The Borrower shall not be entitled to any credit, rebate or repayment of any fee or assessment previously earned by the Term Loan Lenders pursuant to this Agreement notwithstanding any termination of this Agreement or suspension or termination of the Agent’s and any Lender’s respective obligation to make loans and advances hereunder.

ARTICLE IV.                 CONDITIONS PRECEDENT

Except as otherwise agreed to by the Borrower and the Agent in writing, as a condition to the amendment and restatement of this Agreement, each of the documents respectively described in Sections 4.1 through and including 4.4 and 4.11 through and including 4.14, (each in form and substance satisfactory to the Agent and each of the Revolving Credit Lenders and the Term Loan Lenders) shall have been delivered to the Agent, and the conditions respectively described in Sections 4.5 through and including 4.10, and 4.16, shall have been satisfied:

4.1.         Corporate Due Diligence.

(a)           A Certificate of corporate good standing issued as of a recent date by the Secretary of State of Minnesota.

(b)           Certificates of due qualification, in good standing, issued as of a recent date by the Secretary(ies) of State of each State in which the nature the Borrower’s business conducted or assets owned could require such qualification.

(c)           A Certificate from a duly authorized officer of the Borrower, on behalf of the Borrower (i) of the due adoption, continued effectiveness, and setting forth the texts of, each corporate resolution adopted in connection with the establishment of the loan arrangement contemplated by the Loan Documents, and (ii) and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents.

4.2.         Opinions.  Opinions of (a) Faegre & Benson LLP, counsel to the Borrower, and (b) internal legal counsel to the Borrower, each in form and substance satisfactory to the Agent.

4.3.         Additional Documents.  Such additional instruments and documents as the Agent or its counsel reasonably may require or request including, without limitation, the following: the Revolving Credit Notes, the SwingLine Note, the Term Notes, the Closing Certificate, the Fee Letter and any UCC financing statements.

4.4.         Officers’ Certificates.  Certificates executed by the President and the Chief Financial Officer of the Borrower which state that:

(a)           Such officer, acting on behalf of the Borrower, has reviewed each of the Loan Documents and has had the benefit of independent counsel of the Borrower’s selection (attorney Samuel P. Verduci) in connection with the review and negotiation of the Loan Documents.  In particular, and without limiting the generality of such review, the following provisions of the Loan Documents have been brought to the attention of such officer by such counsel:

(i)            The waiver of the right to a trial by jury in connection with controversies arising out of the loan arrangement contemplated by the Loan Documents.

(ii)           The designation of, and submission to the exclusive jurisdiction and venue of, certain courts.

(iii)          Various other waivers and indemnifications included therein.

(iv)          The circumstances under which the Liabilities could be accelerated and the grace periods available with respect to certain Events of Default.

(b)           The representations and warranties made by the Borrower to the Agent, the Revolving Credit Lenders and the Term Loan Lenders in the Loan Documents are true and complete as of the date of such certificate, and that no event has occurred which is or which, solely with the giving of notice or passage of time (or both), would be an Event of Default.

4.5.         Representations and Warranties.  Each of the representations made by or on behalf of the Borrower in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by or on behalf of the Borrower shall be true and complete in all material respects as of the date as of which such representation or warranty was made.

4.6.         Minimum Day One Availability.  After giving effect to any Revolving Credit Loans to be made or otherwise outstanding on the Restatement Effective Date; all then held checks (if any); accounts payable which are overdue by more than Fifteen (15) days beyond credit terms then accorded the Borrower; overdrafts; any charges to the Loan Account made in connection with the credit facility contemplated hereby; and L/Cs to be outstanding as of or issued on or immediately subsequent to, the Restatement Effective Date, Availability shall not be less than $20,000,000.

4.7.         Capital Structure.  The Agent shall be satisfied with the capital structure of the Borrower.

4.8.         All Fees and Expenses Paid.  All fees due under or with respect to the credit facility provided to the Borrower by the Agent prior to the amendment and restatement of this Agreement, and all costs and expenses incurred by the Agent in connection with such credit facility (including the fees and expenses of counsel to the Agent) shall have been paid in full.

4.9.         Borrower Not In Default.  The Borrower is not and will not be In Default.

4.10.       No Adverse Change.  Other than as set forth on Schedule 5.18 to the Closing Certificate, no event shall have occurred or failed to occur, which occurrence or failure is or could have a materially adverse effect upon the Borrower’s financial condition when compared with such financial condition at the end of the fiscal year ended January 28, 2006.

4.11.       Perfection Certificate and UCC Search Results.  The Agent shall have received from the Borrower a completed and fully executed Perfection Certificate and the results of UCC searches with respect to its Collateral, indicating no liens other than Permitted Encumbrances, and otherwise in form and substance satisfactory to the Agent.

4.12.       Certificates of Insurance.  The Agent shall have received a certificate of insurance from an independent insurance broker dated as of the Restatement Effective Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of this Agreement.

4.13.       Blocked Account Agreements and Notifications.  The Agent shall have received copies of the notifications and the Blocked Account Agreements required by Section 8.1(b).

4.14.       Borrowing Base Certificate.  The Agent shall have received from the Borrower a Borrowing Base Certificate dated as of the Restatement Effective Date.

4.15.       Benefit of Conditions Precedent.  The conditions set forth in this Article 4 are for the sole benefit of the Agent, each Revolving Credit Lender and each Term Loan Lender and may be waived by the Agent (in consultation with the Lenders), in whole or in part without prejudice to the Agent, any Revolving Credit Lender or any Term Loan Lender.

No document shall be deemed delivered to the Agent, any Revolving Credit Lender or any Term Loan Lender until received and accepted by the Agent at its offices in Boston, Massachusetts.  The execution and delivery of this Agreement or any other Loan Document shall not be deemed a waiver of any of the conditions set forth in this Article 4.  Under no circumstances shall this Agreement take effect until executed and accepted by the Agent at said offices.  For purposes of determining compliance with the conditions specified in this Article 4, each Revolving Credit Lender and Term Loan Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Revolving Credit Lender or Term Loan Lender unless the Agent shall have received notice from such Revolving Credit Lender or Term Loan Lender prior to the proposed Restatement Effective Date specifying its objections thereto.

ARTICLE V.                   GENERAL REPRESENTATIONS, COVENANTS AND WARRANTIES

To induce each Revolving Credit Lender and Term Loan Lender to amend and restate the credit facility as contemplated herein and to induce the Revolving Credit Lenders and the Term Loan Lenders to provide loans and advances under the Revolving Credit and the Term Loan (each of which loans shall be deemed to have been made in reliance thereupon) the Borrower, in addition to all other representations, warranties, and covenants made by the Borrower in any other Loan Document, makes those representations, warranties, and covenants included in this Agreement.

5.1.         Payment and Performance of Liabilities.  The Borrower shall pay each payment Liability when due (or when demanded, if payable on demand) and shall promptly, punctually, and faithfully perform each other Liability.

5.2.         Due Organization, Authorization, No Conflicts.

(a)           The Borrower presently is and shall hereafter remain in good standing as a Minnesota corporation and is and shall hereafter remain duly qualified and in good standing in every other State in which, by reason of the nature or location of the Borrower’s assets or operation of the Borrower’s business, such qualification may be necessary, except where the failure to so qualify would not have a material adverse effect on the business or assets of the Borrower.

(b)           The Borrower’s exact legal name and organizational identification number assigned to it by its applicable state of organization are listed in the Perfection Certificate.

(c)           The Borrower shall not change its State of organization; type of organization; any organizational identification number assigned to the Borrower by that State; or the Borrower’s federal taxpayer identification number.

(d)           Each Affiliate is listed on Schedule 5.2 to the Closing Certificate. The Borrower shall provide the Agent with prior written notice of any entity’s becoming or ceasing to be an Affiliate.

(e)           The Borrower has all requisite power and authority to execute and deliver all Loan Documents to which the Borrower is a party and has and will hereafter retain all requisite power to perform all Liabilities.

(f)            The execution and delivery by the Borrower of each Loan Document to which it is a party; the Borrower’s consummation of the transactions contemplated by such Loan Documents (including, without limitation, the creation of Collateral Interests by the Borrower to secure the Liabilities); the Borrower’s performance under those of the Loan Documents to which it is a party; the borrowings hereunder; and the use of the proceeds thereof:

(i)            Have been duly authorized by all necessary action.

(ii)           Do not, and will not, contravene in any material respect any provision of any Requirement of Law or obligation of the Borrower.

(iii)          Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of the Borrower pursuant to any Requirement of Law or obligation, except pursuant to the Loan Documents.

(g)           The Loan Documents have been duly executed and delivered by the Borrower and are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

5.3.         Trade Names.  The Borrower will provide the Agent with not less than Twenty-One (21) days prior written notice (with reasonable particularity) of any change to the Borrower’s name from that under which the Borrower is conducting its business at the execution of this Agreement and will not effect such change if an Event of Default has occurred and is continuing.

5.4.         Infrastructure.

(a)           The Borrower has and will maintain a sufficient infrastructure to conduct its business as presently conducted and as contemplated to be conducted following its execution of this Agreement.

(b)           The Borrower owns and possesses, or has the right to use (and will hereafter own, possess, or have such right to use) all patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, and other intellectual or proprietary property of any third Person necessary for the Borrower’s conduct of the Borrower’s business.

(c)           The conduct by the Borrower of the Borrower’s business does not presently infringe (nor will the Borrower conduct its business in the future so as to infringe) the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual or proprietary property of any third Person, except for such infringement which would not have a material adverse effect on the Borrower’s business or assets.

5.5.         Locations.

(a)           The Collateral, and the books, records, and papers of Borrower’s pertaining thereto, are kept and maintained solely at (i) the Borrower’s chief executive offices, (ii) other locations set forth in the Perfection Certificate, (iii) temporary locations in connection with sales at trade shows, provided, however, that the aggregate amount of Collateral at such locations shall not exceed $250,000 in the aggregate at any time, and (iv) other locations, provided, however, the Borrower provides the Agent with prior written notice at least Fourteen (14) days before moving any Collateral into such location.

(b)           The Borrower shall not remove any of the Collateral from said chief executive office, those locations listed in the Perfection Certificate, temporary locations in connection with trade shows to the extent permitted by Section 5.5(a), temporary staging areas in connection with new store openings the location of which has been disclosed to the Agent, or those other locations for which the Borrower has provided the Agent notice in accordance with Section 5.5(a), except for the following purposes:

(i)            To accomplish sales of Inventory in the ordinary course of business.

(ii)           To move Inventory or other Collateral from one such location to another such location.

(iii)          To utilize such of the Collateral as is removed from such locations in the ordinary course of business (such as motor vehicles).

(iv)          To sell, lease or dispose of the Collateral as permitted by Section 5.13(d).

(c)           The Borrower will not open or close any location at which the Borrower maintains, offers for sales, or stores any of the Collateral without providing the Agent with prior written notice at least Fourteen (14) days before moving any Collateral into or out of such location.

(d)           Except as otherwise disclosed pursuant to, or permitted by, this Section 5.5, no tangible personal property of the Borrower is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage, or entrustment, all except for any property in transit to the Borrower, and any Collateral not to exceed $1,000,000 at any one time.

5.6.         Title to Assets.

(a)           The Borrower is, and shall hereafter remain, the owner of the Collateral free and clear of all Encumbrances with the exceptions of the following (the “Permitted Encumbrances”):

(i)            Encumbrances in favor of the Agent.

(ii)           purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by Section 5.7(a)(iii), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired.

(iii)          liens to secure taxes, assessments and other government charges in respect of obligations not overdue or which are being contested in good faith by appropriate proceedings or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue or which are being contested in good faith by appropriate proceedings, provided that the Borrower will pay all such taxes, assessments, charges or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

(iv)          deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations.

(v)           liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties, in existence less than One Hundred Twenty (120) days from the date of creation thereof in respect of obligations not overdue.

(vi)          Those Encumbrances (if any) listed on Schedule 5.6 to the Closing Certificate.

(b)           The Borrower does not and shall not, have, possession of any property on consignment to the Borrower having a value in excess of $4,000,000 in the aggregate at any time.

5.7.         Indebtedness.

The Borrower does not and shall not hereafter have any Indebtedness with the exceptions of:

(i)            Any Indebtedness on account of the Revolving Credit or the Term Loan.

(ii)           Endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business.

(iii)          Indebtedness incurred in connection with the acquisition after the date hereof of any real or personal property by the Borrower or under any Capitalized Lease, provided that the aggregate principal amount of such Indebtedness of the Borrower shall not exceed the aggregate amount of $20,000,000, or with the consent of the Agent $30,000,000, at any one time.

(iv)          The Indebtedness (if any) listed on Schedule 5.7 to the Closing Certificate.

(v)           Indebtedness consisting of obligations to purchase, redeem, retire or otherwise acquire for value any shares of the Borrower’s capital stock from current and former employees, directors and consultants of the Borrower or any of its Affiliates, and any estate or personal representative of such employee, director or consultant, provided, however, that the Borrower shall have no obligation to purchase, redeem, retire or otherwise acquire any such shares to the extent that such purchase, redemption, retirement or other acquisition is not permitted by Section 5.20(b) of this Agreement.

(vi)          Other unsecured Indebtedness in an aggregate amount not to exceed $75,000,000 outstanding at any one time; provided, that the Borrower shall not be In Default (A) immediately prior to the incurrence of such Indebtedness or (B) as a result of the incurrence of such Indebtedness; and provided, further, that such Indebtedness shall be upon terms and conditions, including without limitation covenants and events of default, no more restrictive in the reasonable determination of the Agent than the terms and conditions set forth in the Loan Documents.

5.8.         Insurance.

(a)           Schedule 5.8 to the Closing Certificate, is a schedule of all insurance policies owned by the Borrower or under which the Borrower is the named insured.  Each of such policies is in full force and effect.  Neither the issuer of any such policy nor the Borrower is in default or violation of any such policy.

(b)           The Borrower shall have and maintain at all times insurance covering such risks, in such amounts, containing such terms, in such form, for such periods, and written by such companies as may be satisfactory to the Agent.

(c)           All insurance carried by the Borrower shall provide for a minimum of Thirty (30) days’ prior written notice of cancellation to the Agent and all such insurance which covers the Collateral shall:

(i)            Be payable to the Agent as loss payee and/or additional insured under a “standard” or “New York” loss payee clause for the benefit of the Revolving Credit Lenders, the Term Loan Lenders and the Agent.

(ii)           Not include an endorsement in favor of any other Person with respect to insured Collateral.

(d)           The coverage reflected on Schedule 5.8 to the Closing Certificate, presently satisfies the foregoing requirements, it being recognized by the Borrower, however, that such requirements may change hereafter to reflect changing circumstances.

(e)           The Borrower shall furnish the Agent from time to time with certificates or other evidence satisfactory to the Agent regarding compliance by the Borrower with the foregoing requirements.

(f)            In the event of the failure by the Borrower to maintain insurance as required herein, the Agent, at its option, may obtain such insurance, provided, however, the Agent’s obtaining of such insurance shall not constitute a cure or waiver of any Event of Default occasioned by the Borrower’s failure to have maintained such insurance.

5.9.         Licenses.  Each license, distributorship, franchise, and similar agreement issued to, or to which the Borrower is a party and is material to the business of the Borrower is in full force and effect.  No party to any such license or agreement is in default or violation thereof.  The Borrower has not received any notice or threat of cancellation of any such license or agreement.

5.10.       Leases.  Schedule 5.6 to the Closing Certificate lists all presently effective Capital Leases and Schedule 4 to the Perfection Certificate lists all other presently effective Leases.  Each of such Leases and Capital Leases is in full force and effect.  The Borrower and, to the knowledge of the Borrower, no other party to any such Lease or Capital Lease is in default or violation of any such Lease or Capital Lease which is material to the business of the Borrower.  The Borrower has not received any notice or threat of cancellation of any such Lease or Capital Lease.  The Borrower hereby authorizes the Agent at any time and from time to time to contact any of the Borrower’s landlords in order to confirm the Borrower’s continued compliance with the terms and conditions of the Lease(s) between the Borrower and that landlord and to discuss such issues, concerning the Borrower’s occupancy under such Lease(s), as the Agent may determine.

5.11.       Requirements of Law.  The Borrower is in compliance with, and shall hereafter comply with and use its assets in compliance with, all Requirements of Law except where the failure of such compliance will not have a material adverse effect on the Borrower’s business or assets.  The Borrower has not received any notice of any violation of any Requirement of Law (other than of a violation which has no material adverse effect on the Borrower’s business or assets), which violation has not been cured or otherwise remedied.

5.12.       Labor Relations.

(a)           The Borrower is not presently a party to any collective bargaining or other labor contract.

(b)           There is not presently pending and, to the Borrower’s knowledge, there is not threatened any of the following:

(i)            Any strike, slowdown, picketing, work stoppage, or employee grievance process.

(ii)           Any proceeding against or affecting the Borrower relating to the alleged violation of any Applicable Law pertaining to labor relations or before National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Borrower, which, if determined adversely to the Borrower could have more than a material adverse effect on the Borrower.

(iii)          Any lockout of any employees by the Borrower (and no such action is contemplated by the Borrower).

(iv)          Any application for the certification of a collective bargaining agent.

(c)           No event has occurred or circumstance exists which could provide the basis for any work stoppage or other labor dispute.

(d)           The Borrower:

(i)            Has complied in all material respects with all Applicable Law relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

(ii)           Is not liable for the payment of any material amount of compensation, damages, taxes, fines, penalties, or other amounts, however designated, for the Borrower’s failure to comply with any Applicable Law referenced in Section 5.12(d)(i).

5.13.       Maintain Properties.  The Borrower shall:

(a)           Keep the Collateral in good order and repair (ordinary reasonable wear and tear and insured casualty excepted).

(b)           Not suffer or cause the waste or destruction of any material part of the Collateral.

(c)           Not use any of the Collateral in violation of law or any policy of insurance thereon.

(d)           Not sell, lease, or otherwise dispose of any of the Collateral, other than the following:

(i)            The sale of Inventory in the ordinary course of business.

(ii)           The disposal of property which is obsolete, worn out, or damaged beyond repair, in the ordinary course of business consistent with past practices.

(iii)          Any sale, lease or other disposal if the Borrower turns over to the Agent all Receipts from such sale, lease or other disposal.

5.14.       Taxes.

(a)           With respect to the Borrower’s federal, state, and local tax liability and obligations:

(i)            The Borrower, in compliance with all Applicable Law, has properly filed all returns due to be filed up to the date of this Agreement.

(ii)           Except as described on Schedule 5.14 to the Closing Certificate:

(A)          At no time since December 31, 1998 has the Borrower received from any taxing authority any request to perform any examination of or with respect to the Borrower nor any other written notice in any way relating to any claimed failure by the Borrower to comply with all Applicable Law concerning payment of any taxes or other amounts in the nature of taxes.

(B)           No agreement is extant which waives or extends any statute of limitations applicable to the right of any taxing authority to assert a deficiency or make any other claim for or in respect to federal income taxes.

(C)           No issue has been raised in any tax examination of the Borrower which, by application of similar principles, reasonably could be expected to result in the assertion of a deficiency for any fiscal year open for examination, assessment, or claim by any taxing authority.

(b)           The Borrower has, and hereafter shall: pay, as they become due and payable, all taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against the Borrower or the Collateral by any person or entity whose claim could result in an Encumbrance upon any asset of the Borrower or by any governmental authority; properly exercise any trust responsibilities imposed upon the Borrower by reason of withholding from employees’ pay or by reason of the Borrower’s receipt of sales tax or other funds for the account of any third party; timely make all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by the Borrower; and timely file all tax and other returns and other reports with each governmental authority to whom the Borrower is obligated to so file.

5.15.       No Margin Stock.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations U, T, and X of the Board of Governors of the Federal Reserve System of the United States).  No part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

5.16.       ERISA.

(a)           Neither the Borrower nor any ERISA Affiliate has ever:

(i)            Violated or failed to be in compliance in any material respect with the Borrower’s Employee Benefit Plan.

(ii)           Failed timely to file all reports and filings required by ERISA to be filed by the Borrower, which failure has resulted or could result in a material liability to the Borrower.

(iii)          Engaged in any material nonexempt “prohibited transactions” or any “reportable event” (respectively as described in ERISA) for which a report has not been waived under applicable regulations.

(iv)          Engaged in, or committed, any act such that a material tax or penalty reasonably could be imposed upon the Borrower on account thereof pursuant to ERISA.

(v)           Accumulated any material cumulative funding deficiency within the meaning of ERISA.

(vi)          Terminated any Employee Benefit Plan such that a lien could be asserted against any assets of the Borrower on account thereof pursuant to ERISA.

(b)           As to any multiemployer plan (as defined in Section 3(37) of ERISA), neither the Borrower nor any ERISA Affiliate has (x) incurred any material liability (including secondary liability) to such multiemployer plan as a result of a complete or partial withdrawal from such multiemployer plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA, or (y) been notified that such multiemployer plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that such multiemployer plan intends to terminate or has been terminated under §4041A of ERISA.

(c)           Neither the Borrower nor any ERISA Affiliate shall ever engage in any action of the type described in Section 5.16(a) and (b).

5.17.       Hazardous Materials.

(a)           The Borrower has never: (i) been notified it is legally responsible for any release or threat of release of any Hazardous Material which would have a material adverse effect on the Borrower’s business or assets or (ii) received notification of the incurrence of any expense in connection with the assessment, containment, or removal of any Hazardous Material for which the Borrower would be responsible which would have a material adverse effect on the Borrower’s business or assets.

(b)           The Borrower shall: (i) dispose of any Hazardous Material only in compliance with all Environmental Laws and (ii) have possession of any Hazardous Material only in the ordinary course of the Borrower’s business and in compliance with all Environmental Laws.

5.18.       Litigation.  Except as described in Schedule 5.18 to the Closing Certificate, there is not presently pending or threatened by or against the Borrower any suit, action, proceeding, or investigation which, if determined adversely to the Borrower, would have a material adverse effect upon the Borrower’s financial condition or ability to conduct its business as such business is presently conducted or is contemplated to be conducted in the foreseeable future.

5.19.       Business Plan.  The Borrower has provided to the Agent and the Lenders its Business Plan for the year 2006.

5.20.       Dividends. Investments. Corporate Action.  The Borrower shall not:

(a)           Pay any cash dividend in respect of any class of the Borrower’s capital stock.

(b)           Own, redeem, retire, purchase, or acquire any of the Borrower’s capital stock, other than (i) repurchases of capital stock from current or former employees, directors or consultants of the Borrower or any of its Affiliates and any estate or personal representative of such employee, director or consultant in an aggregate amount not to exceed $2,500,000 in any fiscal year and (ii) purchases of capital stock of the Borrower made pursuant to an employee stock purchase plan.

(c)           Invest in or purchase any stock or securities or rights to purchase any such stock or securities, of any Person, except for (i) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower; (ii) demand deposits, certificates of deposit, bank acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000, and (iii) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P-1” if rated by Moody’s Investors Services, Inc., and not less than “A 1” if rated by Standard & Poor’s Ratings Group (“Permitted Investments”).

(d)           Merge or consolidate or be merged or consolidated with or into any other corporation or other entity.

(e)           Consolidate any of the Borrower’s operations with those of any other Person.

(f)            Organize or create any Affiliate, other than a wholly-owned subsidiary of the Borrower which becomes a Borrower under this Agreement.

(g)           Subordinate any debts or obligations owed to the Borrower by any third party to any other debts owed by such third party to any other Person.

(h)           Acquire any assets other than in the ordinary course and conduct of the Borrower’s business as described in Section 5.23 hereof.

5.21.       Loans.  The Borrower shall not make any loans or advances to, nor acquire the Indebtedness of, any Person, provided, however, the foregoing does not prohibit any of the following:

(a)           Advance payments made to the Borrower’s suppliers in the ordinary course.

(b)           Advances to the Borrower’s officers, employees, and salespersons with respect to reasonable expenses to be incurred by such officers, employees, and salespersons for the benefit of the Borrower, which expenses are properly substantiated by the person seeking such advance and properly reimbursable by the Borrower.

(c)           Advances to current or former employees, directors or consultants of the Borrower or any of its Affiliates and any estate or personal representative of such employee, director or consultant in connection with the purchase of capital stock of the Borrower, provided that such Advances shall not exceed $500,000 in any fiscal year.

5.22.       Protection of Assets.  The Agent, in the Agent’s discretion, and from time to time, may discharge any tax or Encumbrance on any of the Collateral, or take any other action which the Agent may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral.  The Agent shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Agent has had an opportunity to be heard), from which finding no further appeal is available, that the Agent had acted in actual bad faith or in a grossly negligent manner.  The Borrower shall pay to the Agent, on demand, or the Agent, in its discretion, may add to the Loan Account, all amounts paid or incurred by the Agent pursuant to this Section 5.22.

5.23.       Line of Business.  The Borrower shall not engage in any business other than the business in which it is currently engaged or a business reasonably related thereto (the conduct of which reasonably related business is reflected in the Business Plan), which may include, without limitation, any future catalog or e-commerce business.

5.24.       Affiliate Transactions.  The Borrower shall not make any payment, nor give any value to any Affiliate except for (a) goods and services described on Schedule 5.24 to the Closing Certificate, and (b) other goods and services which are actually purchased by the Borrower from, or sold by the Borrower to, such Affiliate for a price and on terms which shall be no less favorable to the Borrower than those which would have been charged and imposed in an arms length transaction.

5.25.       Collateral.

(a)           None of the Collateral constitutes, or is the proceeds of, “farm products” as defined in §9-102(a)(34).

(b)           None of the account debtors or other persons obligated on any of the Collateral is a governmental authority covered by the Federal Assignment of Claims Act or like federal, state or local statute or rule in respect of such Collateral.

(c)           The Borrower holds no commercial tort claim except as indicated on the Perfection Certificate.

(d)           The Borrower has at all times operated its business in compliance with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances, except for such noncompliance which would not have a material adverse effect on the Borrower’s business or assets.

5.26.       Adequacy of Disclosure.

(a)           Except as set forth on Schedule 5.26 to the Closing Certificate, all financial statements furnished to the Agent, to each Revolving Credit Lender and to each Term Loan

Lender by the Borrower have been prepared in accordance with GAAP consistently applied and present fairly the condition of the Borrower at the date(s) thereof and the results of operations and cash flows for the period(s) covered (provided however, that unaudited financial statements are subject to normal year end adjustments and to the absence of footnotes).  There has been no change in the financial condition, results of operations, or cash flows of the Borrower since the date of the most recent financial statements, other than changes in the ordinary course of business, which changes have not been materially adverse, either singularly or in the aggregate.

(b)           Except as set forth on Schedule 5.26 to the Closing Certificate, as of the date of this Agreement, the Borrower does not have any material contingent obligations or material obligation under any Lease or Capital Lease which is not noted in the Borrower’s financial statements furnished to the Agent, to each Revolving Credit Lender and to each Term Loan Lender prior to the execution of this Agreement.

(c)           No document, instrument, agreement, or paper now or hereafter given to the Agent, to any Revolving Credit Lender or to any Term Loan Lender by or on behalf of the Borrower in connection with the execution of this Agreement by the Agent, each Revolving Credit Lender and each Term Loan Lender (other than projections or forecasts, which are and will be made in good faith using reasonable assumptions taken as a whole) contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading.  There is no fact known to the Borrower which has, or which, in the foreseeable future would reasonably be expected to have, a material adverse effect on the financial condition of the Borrower which has not been disclosed in writing to the Agent, to each Revolving Credit Lender and to each Term Loan Lender.

(d)           Since the date of the Borrower’s most recent financial statements, no Internal Control Event has occurred.

5.27.       No Restrictions on Liabilities.  The Borrower shall not enter into or directly or indirectly become subject to any agreement which prohibits or restricts, in any manner, the Borrower’s:

(a)           Creation of, and granting of Collateral Interests in favor of the Agent.

(b)           Incurrence of Liabilities.

5.28.       Other Covenants.  The Borrower shall not indirectly do or cause to be done any act which, if done directly by the Borrower, would breach any covenant contained in this Agreement.

5.29.       Status of Loans as Senior Debt.  All Indebtedness of the Borrower to the Lenders and the Agent in respect of the Obligations constitutes “Senior Debt” under the terms of the Note Purchase Agreement dated as of August 16, 2005 by and between the David C. Pratt Irrevocable Grantor Retained Annuity Trust, Dated December 1, 1992 and the Borrower, as amended, supplemented or otherwise modified and in effect from time to time (the “Pratt Note Purchase Agreement”).  The Borrower will not (a) amend, supplement or otherwise modify the terms of the Pratt Note Purchase Agreement, except to the extent set forth in the Subordination Agreement dated as of August 16, 2005 by and among Fleet Retail Group, LLC, the David C. Pratt Irrevocable Grantor Retained Annuity Trust, Dated December 1, 1992 and the Borrower (the “Pratt Subordination Agreement”),  provided that the Borrower may not agree to increase the interest rate of the Indebtedness under the Pratt Note Purchase Agreement by more than 2% per annum, nor shorten the final maturity date or the weighted average life to maturity of the Indebtedness under the Pratt Note Purchase Agreement, or (b) prepay, redeem or repurchase (or offer to prepay, redeem or repurchase) any of the Indebtedness under the Pratt Note Purchase Agreement.

5.30.       Further Assurances.

(a)           The Borrower is not the owner of, nor has it any interest in, any material Collateral which, immediately upon the satisfaction of the conditions precedent to the effectiveness of the credit facility contemplated hereby (Article 4) will not be subject to a perfected Collateral Interest in favor of the Agent (subject only to Permitted Encumbrances) to secure the Liabilities.

(b)           The Borrower will not hereafter acquire any material Collateral which is not, immediately upon such acquisition, subject to such a perfected Collateral Interest in favor of the Agent to secure the Liabilities (subject only to Permitted Encumbrances).

(c)           The Borrower shall execute and deliver to the Agent such instruments, documents, and papers, and shall do all such things from time to time hereafter as the Agent may request to carry into effect the provisions and intent of this Agreement; to protect and perfect the Agent’s Collateral Interests in the Collateral; and to comply with all applicable statutes and laws, and facilitate the collection of the Receivables Collateral.  The Borrower shall execute all such instruments as may be required by the Agent with respect to the recordation and/or perfection of the Collateral Interests created or contemplated herein.

(d)           The Borrower hereby irrevocably constitutes and appoints the Agent as and for the Borrower’s true and lawful attorney, with full power of substitution, to file any financing statements in order to perfect or protect the Agent’s Collateral Interests in the Collateral.

(e)           This Agreement constitutes an authenticated record which authorizes the Agent to file such financing statements as the Agent determines as appropriate to perfect or protect the Collateral Interests created by this Agreement.

(f)            A carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section 5.30 shall be sufficient for filing to perfect the security interests granted herein.

ARTICLE VI.                 FINANCIAL REPORTING AND PERFORMANCE COVENANTS

6.1.         Maintain Records.  The Borrower shall:

(a)           At all times, keep proper books of account, in which full, true, and accurate entries shall be made of all of the Borrower’s financial transactions, all in accordance with GAAP applied consistently with prior periods (except as required by changes in GAAP) to fairly reflect the financial condition of the Borrower at the close of, and its results of operations for, the periods in question.

(b)           Timely provide the Agent with those financial reports, statements, and schedules required by this Article 6 or otherwise, each of which reports, statements and schedules shall be prepared, to the extent applicable, in accordance with GAAP applied consistently with prior periods (except as required by changes in GAAP) to fairly reflect the financial condition of the Borrower at the close of, and the results of operations for, the period(s) covered therein, (provided, however, that unaudited financial statements are subject to normal year end adjustments and to the absence of footnotes).

(c)           At all times, keep accurate current records of the Collateral including, without limitation, accurate current stock, cost, and sales records of its Inventory, accurately and sufficiently itemizing and describing the kinds, types, and quantities of Inventory and the cost and selling prices thereof.

(d)           At all times, retain independent certified public accountants who are reasonably satisfactory to the Agent and instruct such accountants to fully cooperate with, and be available to, the Agent to discuss the Borrower’s financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Agent.

(e)           Not change the Borrower’s fiscal year without the consent of the Agent.

The Borrower hereby acknowledges that (a) the Agent and/or the Arranger will make available to the Revolving Credit Lenders and the Term Loan Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Revolving Credit Lenders and the Term Loan Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Arranger, the Issuer, the Revolving Credit Lenders and the Term Loan Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated

“Public Investor.  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.2.         Access to Records.

(a)           The Borrower shall accord the Agent with access from time to time as the Agent may require to all properties owned by or over which the Borrower has control.  The Agent shall have the right, and the Borrower will permit the Agent from time to time as Agent may request, to examine, inspect, copy, and make extracts from any and all of the Borrower’s books, records, electronically stored data, papers, and files.  The Borrower shall make all of the Borrower’s copying facilities available to the Agent.

(b)           The Borrower hereby authorizes the Agent to:

(i)            Inspect, copy, duplicate, review, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to the Borrower, or any service bureau, contractor, accountant, or other person, and directs any such service bureau, contractor, accountant, or other person fully to cooperate with the Agent with respect thereto.

(ii)           Verify at any time the Collateral or any portion thereof, including verification with Account Debtors, and/or with the Borrower’s computer billing companies, collection agencies, and accountants and to sign the name of the Borrower on any notice to the Borrower’s Account Debtors or verification of the Collateral.

(c)           The Agent from time to time may designate one or more representatives to exercise the Agent’s rights under this Section 6.2 as fully as if the Agent were doing so.

6.3.         Notice to Agent.

(a)           The Borrower shall provide the Agent with written notice within Three (3) Business Days after the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

(i)            Any change in the Borrower’s President, Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer (without regard to the title(s) actually given to the Persons discharging the duties customarily discharged by officers with those titles).

(ii)           Any ceasing of the Borrower’s making of payment, in the ordinary course, to any of its creditors (other than its ceasing of making of such payments on account of an immaterial dispute).

(iii)          Any failure by the Borrower to pay rent at any of the Borrower’s locations, which failure continues for more than Three (3) days following the last day on which such rent was payable without a material adverse effect to the Borrower.

(iv)          Any material adverse change in the business, operations, or financial affairs of the Borrower.

(v)           The Borrower’s becoming In Default.

(vi)          Any intention on the part of the Borrower to discharge the Borrower’s present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity (as to which, see Subsection 6.1(d)).

(vii)         Any litigation which, if determined adversely to the Borrower, might have a material adverse effect on the financial condition of the Borrower.

(viii)        The occurrence of any Internal Control Event.

(ix)           The incurrence of any Indebtedness after the Restatement Effective Date if, after giving effect to such incurrence, the Borrower shall have additional unsecured Indebtedness in aggregate principal amount exceeding $10,000,000.

(b)           The Borrower shall:

(i)            At the request of the Agent, add the Agent as an addressee on all mailing lists maintained by or for the Borrower.

(ii)           At the request of the Agent, from time to time, provide the Agent with copies of all advertising (including copies of all print advertising and duplicate tapes of all video and radio advertising).

(iii)          Provide the Agent, when received by the Borrower, with a copy of any management letter or similar communications from any accountant of the Borrower.

6.4.         Borrowing Base Certificate.  Weekly, on Wednesday of each week (as of the then immediately preceding Saturday) the Borrower shall provide the Agent with a certificate (in the form of EXHIBIT C, annexed hereto, as such form may be revised from time to time by the Agent) (the “Borrowing Base Certificate”). Such Borrowing Base Certificate may be sent to the Agent by facsimile transmission, provided that the original thereof is forwarded to the Agent on the date of such transmission.

6.5.         Monthly Reports.  Monthly, following the end of each of the Borrower’s fiscal months, the Borrower shall provide the Agent with those financial statements and reports described in Schedule 6.5, annexed hereto, such financial statements and reports to be delivered at the times set forth on Schedule 6.5.

6.6.         Quarterly Reports.  Quarterly, within Forty-Five (45) days following the end of each of the Borrower’s fiscal quarters, the Borrower shall provide the Agent with the following:

(a)           A management prepared financial statement of the Borrower for the period from the beginning of the Borrower’s then current fiscal year through the end of the subject quarter, with comparative information for the same period of the previous fiscal year, which statement shall include, at a minimum, a balance sheet, income statement (on a store specific and on a “consolidated” basis), statement of changes in shareholders’ equity, and cash flows and comparisons for the corresponding quarter of the then immediately previous year, as well as to the Business Plan.

(b)           The officer’s compliance certificate described in Section 6.8.

6.7.         Annual Reports.

(a)           Annually, within Ninety (90) days following the end of the Borrower’s fiscal year, the Borrower shall furnish the Agent with the following (for distribution to the Lenders):

(i)            The Borrower’s audited annual financial statements, which statements shall bear the unqualified opinion of a Registered Public Accounting Firm, which opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and an attestation report of such Registered Public Accounting Firm as to the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley expressing a conclusion to which the Majority Lenders do not object and in each case shall include, at a minimum (with comparative information for the then prior fiscal year) a balance sheet, income statement, statement of changes in shareholders’ equity, and cash flows.

(ii)           The officer’s compliance certificate described in Section 6.8.

(b)           The Borrower has been advised that the Agent, each Revolving Credit Lender and each Term Lender will rely thereon with respect to the administration of, and transactions under, the credit facility contemplated by this Agreement.

6.8.         Officers’ Certificates.  The Borrower shall cause either the Borrower’s President or its Chief Financial Officer, in each instance, to provide such Person’s Certificate with those monthly, quarterly, and annual statements to be furnished pursuant to this Agreement, which Certificate shall:

(a)           Indicate that the subject statement was prepared in accordance with GAAP consistently applied (except for any required changes in GAAP) and presents fairly the financial condition of the Borrower at the close of, and the results of the Borrower’s operations and cash flows for, the period(s) covered, subject, however to the following:

(i)            Usual year end adjustments (this exception shall not be included in the certificate which accompanies such annual statement).

(ii)           Material Accounting Changes (in which event, such certificate shall include a schedule (in reasonable detail) of the effect of each such Material Accounting Change) not previously specifically taken into account in the determination of the financial performance covenant imposed pursuant to Section 6.11.

(b)           Indicate either that (i) the Borrower is not In Default, or (ii) if such an event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by the Borrower to be taken on account thereof.

(c)           Include calculations concerning the Borrower’s compliance (or failure to comply) at the date of the subject statement with each of the financial performance covenants included in Section 6.11 hereof.

6.9.         Inventories, Appraisals, and Audits.

(a)           The Agent, at the expense of the Borrower, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of the Borrower.

(b)           The Borrower, at its own expense, shall cause not less than One (1) physical inventory (which may include cycle counts of different locations at different times) to be undertaken during any Fifteen (15) month period during which this Agreement is in effect (the spacing of the scheduling of which inventories shall be subject to the Agent’s discretion) conducted by such inventory takers as are satisfactory to the Agent and following such methodology as may be satisfactory to the Agent.

(i)            The Borrower shall provide the Agent with a copy of the preliminary results of each such inventory (as well as of any other physical inventory undertaken by the Borrower) at the time the Borrower next delivers the reports required pursuant to Section 6.5 following the completion of such inventory.

(ii)           The Borrower, at the time the Borrower next delivers the reports required pursuant to Section 6.5 following the completion of such inventory, shall provide the Agent with a reconciliation of the results of each such inventory (as well as of any other physical inventory undertaken by the Borrower) and shall post such results to the Borrower’s stock ledger and, as applicable to the Borrower’s other financial books and records.

(c)           The Agent, in its discretion, if the Borrower is In Default, may cause such additional inventories to be taken as the Agent determines (each, at the expense of the Borrower).

(d)           The Agent contemplates conducting Three (3) appraisals of the Collateral (in each event, at the Borrower’s expense) during any Twelve (12) month period during which this Agreement is in effect conducted by such appraisers as are satisfactory to the Agent, but in its discretion, may undertake additional such appraisals during such period.

(e)           The Agent contemplates conducting Three (3) commercial finance field examinations (in each event, at the Borrower’s expense) of the Borrower’s books and records during any Twelve (12) month period during which this Agreement is in effect, but in its discretion, may undertake additional such audits during such period.

6.10.       Additional Financial Information.

(a)           In addition to all other information required to be provided pursuant to this Article 6, the Borrower promptly shall provide the Agent (and any guarantor of the Liabilities), with such other and additional information concerning the Borrower, the Collateral, the operation of the Borrower’s business, and the Borrower’s financial condition, including original counterparts of financial reports and statements, as the Agent may from time to time reasonably request from the Borrower.

(b)           The Borrower may provide the Agent, from time to time hereafter, with updated forecasts of the Borrower’s anticipated performance and operating results.

(c)           In all events, the Borrower, no earlier than Sixty (60) days prior to the end of each of the Borrower’s fiscal years and no later than the last day of each such fiscal year, shall provide the Agent with an updated and extended forecast which shall go out at least through the end of the then next fiscal year and shall include an income statement, balance sheet, and statement of cash flow, by month, each prepared in conformity with GAAP and consistent with the Borrower’s then current practices.

(d)           The Borrower recognizes that all appraisals, inventories, analysis, financial information, and other materials which the Agent may obtain, develop, or receive with respect to the Borrower are confidential to the Agent and that, except as otherwise provided herein, the Borrower is not entitled to receipt of any of such appraisals, inventories, analysis, financial information, and other materials, nor copies or extracts thereof or therefrom.

6.11.       Minimum Operating Cash Flow and Minimum EBITDA.

(a)           The Borrower will not permit Operating Cash Flow as at the end of any Reference Period to be less than the amount set forth opposite such period in the table set forth on Schedule 6.11 hereto.

(b)           At any time that Availability is less than Ten Percent (10%) of the then-current Maximum Revolving Credit Ceiling (i) the Borrower will not permit EBITDA as of the end of the most recently concluded Reference Period for which financial statements have been delivered to be less than the amount set forth opposite such Reference Period in the table set forth on Schedule 6.11 hereto, and (ii) in the event that a judgment is rendered, or a settlement is agreed to, relating to any matter described on Schedule 5.18 to the Closing Certificate,  EBITDA will be recalculated for the Reference Period ended immediately prior to the date such judgment is rendered or settlement occurs (and in the case that the financial statements and officer’s certificates to be delivered pursuant to Article 6 for such Reference Period have not yet been delivered, for the two Reference Periods most recently ended prior to the rendering of such judgment or entering into of such settlement).

ARTICLE VII.                USE OF COLLATERAL

7.1.         Use of Inventory Collateral.

(a)           Except as otherwise permitted by Sections 5.5(b) or 5.13(d), the Borrower shall not engage in:

(i)            Any sale of the Inventory other than for fair consideration in the conduct of the Borrower’s business in the ordinary course (which ordinary course conduct shall include, without limitation, closure during any Fiscal year of the Borrower of up to Five Percent (5%) of the number of Borrower’s retail outlets operating at the commencement of such Fiscal year).

(ii)           Sales or other dispositions to creditors.

(iii)          Sales or other dispositions in bulk.

(iv)          Sales of any Collateral in breach of any provision of this Agreement.

(b)           No sale of Inventory shall be on consignment, approval, or under any other circumstances such that, with the exception of the Borrower’s customary return policy applicable to the return of inventory purchased by the Borrower’s retail customers in the ordinary course, such Inventory may be returned to the Borrower without the consent of the Agent.

7.2.         Inventory Quality.  All Inventory now owned or hereafter acquired by the Borrower is and will be of good and merchantable quality and free from defects (other than defects within customary trade tolerances).

7.3.         Adjustments and Allowances.  The Borrower may grant such allowances or other adjustments to the Borrower’s Account Debtors (exclusive of extending the time for payment of any Account or Account Receivable, which shall not be done without first obtaining the Agent’s prior written consent in each instance) as the Borrower may reasonably deem to accord with sound business practice, provided, however, that during the continuance of an Event of Default, the authority granted the Borrower pursuant to this Section 7.3 may be limited or terminated by the Agent at any time in the Agent’s discretion.

7.4.         Validity of Accounts.

(a)           The amount of each Account shown on the books, records, and invoices of the Borrower represented as owing by each Account Debtor is and will be the correct amount actually owing by such Account Debtor and shall have been fully earned by performance by the Borrower, subject to such Account Debtor’s rights to return merchandise in the normal course of the Borrower’s business.

(b)           The Borrower has no knowledge of any impairment of the validity or collectibility of any of the Eligible Credit Card Receivables other than impairments arising in the ordinary course of business  The Borrower shall notify the Agent of any impairment outside the ordinary course of business immediately after the Borrower becomes aware of any such impairment.

7.5.         Notification to Account Debtors.  The Agent shall have the right during the continuance of an Event of Default to notify any of the Borrower’s Account Debtors to make payment directly to the Agent and to collect all amounts due on account of the Collateral.

ARTICLE VIII.               CASH MANAGEMENT. PAYMENT OF LIABILITIES

8.1.         Depository Accounts.

(a)           Schedule 8.1 to the Closing Certificate lists all present DDAs, which Schedule includes, with respect to each depository (i) the name and ABA routing number of that depository; (ii) the account number(s) of the account(s) maintained with such depository; and (iii) a description of the type of account and (iv) whether such DDA is a Local Account, a Blocked Account or an Exempt DDA.  The Borrower shall provide the Agent with the name of a contact person at such depository.

(b)           The Borrower shall deliver the following to the Agent, as a condition to the effectiveness of this Agreement:

(i)            Notification, executed on behalf of the Borrower, to each depository institution with which any DDA is maintained (other than any Exempt DDA and any Blocked Account), in form satisfactory to the Agent of the Agent’s interest in such DDA.

(ii)           A Blocked Account Agreement with any depository institution at which either of the following conditions applies:

(A)          Both any DDA (other than the Operating Account) and the Operating Account is maintained.

(B)           A Blocked Account is maintained.

(c)           The Borrower will not establish any DDA hereafter (other than an Exempt DDA) unless, contemporaneous with such establishment, the Borrower delivers the following to the Agent:

(i)            Notification to the depository at which such DDA is established if the same would have been required pursuant to Section 8.1(b)(ii)(A) if the subject DDA were open at the execution of this Agreement.

(ii)           A Blocked Account Agreement executed on behalf of the depository at which such DDA is established if the same would have been required pursuant to Section 8.1(b)(ii)(B) if the subject DDA were open at the execution of this Agreement.

8.2.         Credit Card Receipts.

(a)           Schedule 8.2 to the Closing Certificate lists all arrangements to which the Borrower is a party with respect to the payment to the Borrower of the proceeds of credit card charges for sales by the Borrower.

(b)           The Borrower shall deliver to the Agent, as a condition to the effectiveness of this Agreement, notification, executed on behalf of the Borrower, to each of the Borrower’s credit card clearinghouses and processors (in form satisfactory to the Agent), which notification provides that payment of all credit card charges submitted by the Borrower to that clearinghouse or other processor and any other amount payable to the Borrower by such clearinghouse or other processor shall be directed to the Blocked Account or as otherwise designated from time to time by the Agent. The Borrower shall not change such direction or designation except upon and with the prior written consent of the Agent.

8.3.         Cash Management.

(a)           The following checking accounts have been or will be established (and are so referred to herein):

(i)            The “Concentration Account” (so referred to herein): Established by the Agent with Bank of America or an Affiliate thereof.

(ii)           The “Local Accounts” (so referred to herein): as set forth on Schedule 8.1 to the Closing Certificate.

(iii)          The “Blocked Accounts” (so referred to herein): as set forth on Schedule 8.1 to the Closing Certificate.

(iv)          The “Operating Account” (so referred to herein):  as set forth in Schedule 8.1 to the Closing Certificate.

(b)           The contents of each DDA (other than Exempt DDA) and of the Blocked Account constitute Collateral and Proceeds of Collateral. The contents of the Concentration Account constitute the Agent’s property.

(c)           The Borrower shall pay all fees and charges of, and maintain such impressed balances as may be required by the depository in which any account is opened as required hereby (even if such account is opened by and/or is the property of the Agent).

8.4.         Proceeds and Collections.

(a)           All Receipts and all cash proceeds of any sale or other disposition of any Collateral:

(i)            Constitute Collateral and Proceeds of Collateral.

(ii)           Shall be held in trust by the Borrower for the Agent.

(iii)          Shall not be commingled with the Borrower’s other funds, except as provided in Section 8.4(c).

(iv)          Shall be deposited and/or transferred only to the Local Accounts, the Blocked Accounts or the Concentration Account.

(b)           The Borrower shall cause the then contents of each Local Account (other than any Exempt DDA) to be transferred to a Blocked Account or the Concentration Account, by ACH or wire transfer, no less frequently than daily on each Business Day.

(c)           In the event that, notwithstanding the provisions of this Section 8.4, the Borrower receives or otherwise has dominion and control of any Receipts, or any proceeds or collections of any Collateral, such Receipts, proceeds, and collections shall be held in trust by the Borrower for the Agent and shall not be commingled with any of the Borrower’s other funds and shall be deposited and/or transferred to the Blocked Account or the Concentration Account directly or as provided in paragraph (b).

8.5.         Payment of Liabilities.

(a)           On each Business Day, the Agent shall apply the then collected balance of the Concentration Account (net of fees charged, and of such impressed balances as may be required by the bank at which the Concentration Account is maintained) on the day following the receipt of such funds: First, towards the SwingLine Loans and Second, towards the unpaid balance of the Loan Account and all other Liabilities.

(b)           The following rules shall apply to deposits and payments under and pursuant to this Section 8.5:

(i)            Funds shall be deemed to have been deposited to the Concentration Account on the Business Day on which deposited, provided that notice of such deposit is available to the Agent by 2:00PM on that Business Day.

(ii)           Funds paid to the Agent, other than by deposit to the Concentration Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that notice of such payment is available to the Agent by 2:00PM on that Business Day.

(iii)          If notice of a deposit to the Concentration Account (Section 8.5(b)(i)) or payment (Section 8.5(b)(ii)) is not available to the Agent until after 2:00PM on a Business Day, such deposit or payment shall be deemed to have been made at 9:00AM on the then next Business Day.

(iv)          All deposits to the Concentration Account and other payments to the Agent are subject to clearance and collection.

(c)           The Agent shall transfer to the Operating Account any surplus in the Concentration Account remaining after any application towards the Liabilities required by Section 8.5(a), above (less those amounts which are to be netted out, as provided therein) provided, however, in the event that

(i)            an Event of Default has occurred and is continuing; and

(ii)           one or more L/Cs are then outstanding,

then the Agent may establish a funded reserve of up to 105% of the aggregate Stated Amounts of such L/Cs.  Such funded reserve shall either be (i) returned to the Borrower provided that the Borrower is not In Default or (ii) applied towards the Liabilities following the occurrence of any Event of Default described in Section 11.11 or acceleration following the occurrence of any other Event of Default.

8.6.         The Operating Account.

Except as otherwise specifically provided in, or permitted by, this Agreement, all checks shall be drawn by the Borrower upon, and other disbursements shall be made by the Borrower solely from, the Operating Account or an Exempt DDA.

ARTICLE IX.                 GRANT OF SECURITY INTEREST

9.1.         Grant of Security Interest.

(a)           The Borrower hereby grants to the Agent, for the benefit of the Revolving Credit Lenders, the Term Loan Lenders and the Agent, to secure the payment and performance in full of all of the Liabilities, a security interest in and so pledges and assigns to the Agent, for the benefit of the Lenders and the Agent, the following properties, assets and rights of the Borrower, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (all of the same being hereinafter called the “Collateral”):

All personal property of every kind and nature including without limitation all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts (including health-care-insurance receivables), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles)

(b)           Notwithstanding the foregoing, Collateral shall not include Real Estate, Leases, fixtures or Equipment or any license, permit or similar rights granted by any governmental authority which either by its terms or under Applicable Law is not assignable or in which the granting of a security interest is prohibited.

9.2.         Extent and Duration of Security Interest.

(a)           The security interest created and granted herein is in addition to, and supplemental of, any security interest previously granted by the Borrower to the Agent and shall continue in full force and effect applicable to all Liabilities until both (i) all Liabilities have been paid and/or satisfied in full and (ii) the security interest created herein is specifically terminated in writing by a duly authorized officer of the Agent.

(b)           It is intended that the Collateral Interests created herein extend to and cover all assets of the Borrower other than Real Estate, fixtures or Equipment.

9.3.         Authorization to File Financing Statements.  The Agent may at any time and from time to time, pursuant to the provisions of Section 9.4(c), file financing statements, continuation statements and amendments thereto that describe the Collateral as all assets of the Borrower or words of similar effect and which contain any other information required by Part 5 of Article 9 of the UCC or such other jurisdiction for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether the Borrower is an organization, the type of organization and any organizational identification number issued to the Borrower.  The Borrower agrees to furnish any such information to the Agent promptly upon request.

9.4.         Authorization to File Financing Statements.  The Borrower shall at any time and from time to time, take such steps as the Agent may reasonably request for the Agent (i) to obtain an acknowledgement, in form and substance satisfactory to the Agent, of any bailee having possession of any of the Collateral that the bailee holds such Collateral for the benefit of the Agent, (ii) to obtain “control” of any investment property, deposit accounts, promissory notes or tangible chattel paper, electronic chattel paper or any “transferable record” as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, with any agreements establishing control to be in form and substance satisfactory to the Agent, and (iii) otherwise to insure the continued attachment perfection and priority of, and the ability of the Agent to enforce, the Agent’s security interest in any and all of the Collateral and of the preservation of its rights therein.

(a)           If the Borrower shall at any time hold or acquire a commercial tort claim in excess of $250,000, the Borrower shall immediately notify the Agent in a writing signed by the Borrower of the brief details thereof and grant to the Agent, for the benefit of the Revolving Credit Lenders and the Term Loan Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of the Agreement, with such writing to be in form and substance satisfactory to the Agent.

(b)           If the Borrower shall at any time be a beneficiary under a letter of credit in excess of $250,000, the Borrower shall immediately notify the Agent thereof and, of the request of the Agent, shall take such steps to (i) arrange for the issuer and any confirmed or other nominated person of such letter of credit to consent to an assignment to the Agent of the proceeds of such letter of credit and (ii) arrange for the Agent to become the transferee beneficiary of such letter of credit, such arrangements to be a form and substance satisfactory to the Agent.

(c)           Nothing contained in this Section 9.4 shall be construed to narrow the scope of the Agent’s security interest in any of the Collateral or the perfection or priority thereof or to impair or otherwise limit any of the rights, powers, privileges or remedies of the Agent, any Revolving Credit Lender or any Term Loan Lender hereunder.

ARTICLE X.                   AGENT AS BORROWER’S ATTORNEY-IN-FACT

10.1.       Appointment as Attorney-In-Fact.  The Borrower hereby irrevocably constitutes and appoints the Agent (acting through any of its officers) as the Borrower’s true and lawful attorney, with full power of substitution, following the occurrence and during the continuance of an Event of Default, to convert the Collateral into cash at the sole risk, cost, and expense of the Borrower, but for the sole benefit of the Agent, the Revolving Credit Lenders and the Term Loan Lenders. The rights and powers granted the Agent by this appointment include but are not limited to the right and power to:

(a)           Prosecute, defend, compromise, or release any action relating to the Collateral.

(b)           Sign change of address forms to change the address to which the Borrower’s mail is to be sent to such address as the Agent shall designate; receive and open the Borrower’s mail; remove any Receivables Collateral and Proceeds of Collateral therefrom and turn over the balance of such mail either to the Borrower or to any trustee in bankruptcy or receiver of the Borrower, or other legal representative of the Borrower whom the Agent determines to be the appropriate person to whom to so turn over such mail.

(c)           Endorse the name of the Borrower in favor of the Agent upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of the Borrower on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.

(d)           Sign the name of the Borrower on any notice to the Borrower’s Account Debtors or verification of the Receivables Collateral; sign the Borrower’s name on any Proof of Claim in Bankruptcy against Account Debtors, and on notices of lien, claims of mechanic’s liens, or assignments or releases of mechanic’s liens securing the Accounts.

(e)           Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker’s acceptance of which the Borrower is a beneficiary.

(f)            Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of the Borrower.

(g)           Use, license or transfer any or all General Intangibles of the Borrower.

10.2.       No Obligation to Act.  The Agent shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 10.1 herein, but if the Agent elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to the Borrower for any act or omission to act except for any act or omission to act as to which there is a final determination made in a judicial proceeding (in which proceeding the Agent has had an opportunity to be heard) which determination includes a specific finding that the subject act or omission to act had been grossly negligent or in actual bad faith.

ARTICLE XI.                 EVENTS OF DEFAULT

The occurrence of any event described in this Article 11 respectively shall constitute an “Event of Default” herein.  Upon the occurrence of any Event of Default described in Section 11.11, any and all Liabilities shall become due and payable without any further act on the part of the Agent. Upon the occurrence of any other Event of Default, the Agent may, and on the instruction of the SuperMajority Lenders as provided in Section 13.1(b) shall, declare any and all Liabilities immediately due and payable.  The occurrence of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Agent, any Revolving Credit Lender, or any Term Loan Lender and the Borrower and instruments and papers heretofore, now, or hereafter given the Agent, any Revolving Credit Lender or any Term Loan Lender by the Borrower.

11.1.       Failure to Pay the Revolving Credit or the Term Loan.  The failure by the Borrower to pay when due any principal of, interest on, or fees in respect of, the Revolving Credit or the Term Loan.

11.2.       Failure To Make Other Payments.  The failure by the Borrower to pay when due (or within Two (2) days after demand, if payable on demand) any payment Liability other than any payment liability on account of the principal of, or interest on, or fees in respect of, the Revolving Credit or the Term Loan.

11.3.       Failure to Perform Covenant or Liability (No Grace Period).  The failure by the Borrower to promptly, punctually, faithfully and timely perform, discharge, or comply with any covenant or Liability included in any of the following provisions hereof:

Section	Relates to
5.7	Indebtedness

5.8(b)	Maintenance of Insurance

5.14	Pay taxes

5.20	Dividends. Investments. Other Corporate Actions

5.24	Affiliate Transactions

Article 6:	Financial Reporting and Performance Covenants

Article 8:	Cash Management; Payment of Liabilities

11.4.       Failure to Perform Covenant or Liability (Grace Period).  The failure by the Borrower; within Ten (10) days following the earlier of the Borrower’s knowledge of a breach of any covenant or Liability not described in any of Sections 11.1, 11.2, or 11.3 or of its receipt of written notice from the Agent of the breach of any of such covenants or Liabilities to perform discharge or comply with any such covenants or liabilities.

11.5.       Misrepresentation.  The determination by the Agent that any representation or warranty at any time made by the Borrower to the Agent, any Revolving Credit Lender or any Term Loan Lender was not true or complete in all material respects when given.

11.6.       Acceleration of Other Debt. Breach of Lease.  The occurrence of any event such that any Indebtedness in excess of $1,000,000 of the Borrower to any creditor other than the Agent, any Revolving Credit Lender or any Term Loan Lender could be accelerated or, without the consent of the Borrower, any Capital Lease valued in excess of $1,000,000 or more than Three (3) Leases could be terminated (whether or not the subject creditor or lessor takes any action on account of such occurrence).

11.7.       Default Under Other Agreements.  The occurrence of any breach of any covenant or Liability imposed by, or of any default under, any agreement (including any Loan Document) between the Agent, any Revolving Credit Lender or any Term Loan Lender and the Borrower or instrument given by the Borrower to the Agent, any Revolving Credit Lender or any Term Loan Lender and the expiry, without cure, of any applicable grace period  (notwithstanding that the subject Agent, Revolving Credit Lender or Term Loan Lender may not have exercised all or any of its rights on account of such breach or default).

11.8.       Uninsured Casualty Loss.  The occurrence of any uninsured loss, theft, damage, or destruction of or to any portion of the Collateral valued at $1,000,000 or greater.

11.9.       Attachment. Judgment. Restraint of Business.

(a)           The service of process upon the Agent, any Revolving Credit Lender or any Term Loan Lender or any Participant seeking to attach, by trustee, mesne, or other process, any funds of the Borrower on deposit with, or assets of the Borrower in the possession of, the Agent, that Revolving Credit Lender, that Term Loan Lender or such Participant, which funds or other assets are valued at $1,000,000 or greater.

(b)           The entry of any judgment in excess of $1,000,000 against the Borrower, which judgment is not satisfied (if a money judgment) or appealed from (with execution or similar process stayed) within Thirty (30) days of its entry.

(c)           The entry of any order or the imposition of any other process having the force of law, the effect of which is to restrain in any material way the conduct by the Borrower of its business in the ordinary course.

11.10.     Business Failure.  Any act by, against, or relating to the Borrower, or its property or assets, which act constitutes the determination, by the Borrower, to initiate a program of partial or total self-liquidation; application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any material part of the Borrower’s property (and if commenced against the Borrower, is not timely contested by the Borrower in good faith by appropriate proceedings, and if not contested is not dismissed within Forty-Five (45) days); the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of the Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for the Borrower; the offering by or entering into by the Borrower of any composition, extension, or any other arrangement seeking relief from or extension of the debts of the Borrower; or the initiation of any judicial or non-judicial proceeding or agreement by, against, or including the Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors; and/or the initiation by or on behalf of the Borrower of the liquidation or winding up of all or any material part of the Borrower’s business or operations.

11.11.     Bankruptcy.  The failure by the Borrower to generally pay the debts of the Borrower as they mature; adjudication of bankruptcy or insolvency relative to the Borrower; the entry of an order for relief or similar order with respect to the Borrower in any proceeding pursuant to the Bankruptcy Code or any other federal bankruptcy law; the filing of any complaint, application, or petition by the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the filing of any complaint, application, or petition against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure, which complaint, application, or petition is not timely contested in good faith by the Borrower by appropriate proceedings or, if so contested, is not dismissed within Forty-Five (45) days of when filed.

11.12.     Indictment - Forfeiture.  The indictment of, or institution of any legal process or proceeding against, the Borrower, under any Applicable Law where the relief, penalties, or remedies sought or available include the forfeiture of any property of the Borrower and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by the Borrower of its business in the ordinary course.

11.13.     Challenge to Loan Documents.

(a)           Any challenge by or on behalf of the Borrower to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

(b)           Any determination by any court or any other judicial or government authority that any Loan Document is not enforceable strictly in accordance with the subject Loan Document’s terms or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto.

11.14.     Change in Control.  Any Change in Control.

ARTICLE XII.                RIGHTS AND REMEDIES UPON DEFAULT

12.1.       Acceleration.  Upon the occurrence of any Event of Default as described in Section 11.11, all Indebtedness of the Borrower to the Revolving Credit Lenders and the Term Loan Lenders shall be immediately due and payable. Upon the occurrence of any Event of Default other than as described in Section 11.11, the Agent may (and on the issuance of Acceleration Notice(s) requisite to the causing of Acceleration, the Agent shall) declare all Indebtedness of the Borrower to the Revolving Credit Lenders and the Term Loan Lenders to be immediately due and payable and may exercise all of the Agent’s Rights and Remedies as the Agent from time to time thereafter determines as appropriate.

12.2.       Rights of Enforcement.  The Agent shall have all of the rights and remedies of a secured party upon default under the UCC, in addition to which the Agent shall have all and each of the following rights and remedies:

(a)           To give notice to any bank at which any DDA or Blocked Account is maintained and in which Proceeds of Collateral are deposited, to turn over such Proceeds directly to the Agent.

(b)           To give notice to any of the Borrower’s customs brokers to follow the instructions of the Agent as provided in any written agreement or undertaking of such broker in favor of the Agent.

(c)           To collect the Receivables Collateral with or without the taking of possession of any of the Collateral.

(d)           To take possession of all or any portion of the Collateral.

(e)           To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Agent deems advisable and with or without the taking of possession of any of the Collateral.

(f)            To conduct one or more going out of business sales which include the sale or other disposition of the Collateral.

(g)           To apply the Receivables Collateral or the Proceeds of the Collateral towards (but not necessarily in complete satisfaction of) the Liabilities.

(h)           To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.

12.3.       Sale of Collateral.

(a)           Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Agent deems advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Agent’s disposition of the Collateral.

(b)           The Agent, in the exercise of the Agent’s rights and remedies upon default, may conduct one or more going out of business sales, in the Agent’s own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by the Borrower.  The Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Agent or such agent or contractor).  Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Agent or such agent or contractor and neither the Borrower nor any Person claiming under or in right of the Borrower shall have any interest therein.

(c)           Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Agent shall provide the Borrower such notice as may be practicable under the circumstances), the Agent shall give the Borrower at least Ten (10) days prior written notice of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made.  The Borrower agrees that such written notice shall satisfy all requirements for notice to the Borrower which are imposed under the UCC or other applicable law with respect to the exercise of the Agent’s rights and remedies upon default.

(d)           The Agent, any Revolving Credit Lender and any Term Loan Lender may purchase the Collateral, or any portion of it at any sale held under this Article 12.

(e)           If any of the Collateral is sold, leased, or otherwise disposed of by the Agent on credit, the Liabilities shall not be deemed to have been reduced as a result thereof unless and until payment is finally received thereon by the Agent.

(f)            The Agent shall apply the proceeds of the Agent’s exercise of its rights and remedies upon default pursuant to this Article 12 in accordance with Sections 13.6 and 13.7.

12.4.       Occupation of Business Location.  In connection with the Agent’s exercise of the Agent’s rights under this Article 12, the Agent may enter upon, occupy, and use any premises owned or occupied by the Borrower, and may exclude the Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Agent.  The Agent shall not be required to remove any of the Collateral from any such premises upon the Agent’s taking possession thereof, and may render any Collateral unusable to the Borrower.  In no event shall the Agent be liable to the Borrower for use or occupancy by the Agent of any premises pursuant to this Article 12, nor for any charge (such as wages for the Borrower’s employees and utilities) incurred in connection with the Agent’s exercise of the Agent’s Rights and Remedies.

12.5.       Grant of Nonexclusive License.  The Borrower hereby grants to the Agent a royalty free nonexclusive irrevocable license to use, apply, and affix any trademark, trade name, logo, or the like in which the Borrower now or hereafter has rights, such license being with respect to the Agent’s exercise of the rights hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

12.6.       Assembly of Collateral.  The Agent may require the Borrower to assemble the Collateral and make it available to the Agent at the Borrower’s sole risk and expense at a place or places which are reasonably convenient to both the Agent and the Borrower.

12.7.       Rights and Remedies.  The rights, remedies, powers, privileges, and discretions of the Agent hereunder (herein, the “Agent’s Rights and Remedies”) shall be cumulative and not exclusive of any rights or remedies which it would otherwise have.  No delay or omission by the Agent in exercising or enforcing any of the Agent’s Rights and Remedies shall operate as, or constitute, a waiver thereof.  No waiver by the Agent of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement.  No single or partial exercise of any of the Agent’s Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Agent and any person, at any time, shall preclude the other or further exercise of the Agent’s Rights and Remedies.  No waiver by the Agent of any of the Agent’s Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver.  The Agent’s Rights and Remedies may be exercised at such time or times and in such order of preference as the Agent may determine. The Agent’s Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

ARTICLE XIII.               ACCELERATION AND LIQUIDATION

13.1.       Acceleration Notices.

(a)           The Agent may give the Lenders an Acceleration Notice at any time during the continuance of an Event of Default.

(b)           The SuperMajority Lenders may give the Agent an Acceleration Notice at any time during the continuance of an Event of Default. Such notice may be by multiple counterparts, provided that counterparts executed by the requisite Lenders are received by the Agent within a period of Five (5) consecutive Business Days.

13.2.       Acceleration.  Unless stayed by judicial or statutory process, the Agent shall Accelerate the Obligations within a commercially reasonable time following:

(a)           The Agent’s giving of an Acceleration Notice to the Lenders as provided in Section 13.1(a).

(b)           The Agent’s receipt of an Acceleration Notice from the SuperMajority Lenders, in compliance with Section 13.1(b).

13.3.       Initiation of Liquidation.  Unless stayed by judicial or statutory process, a Liquidation shall be initiated by the Agent within a commercially reasonable time following Acceleration of the Obligations.

13.4.       Actions At and Following Initiation of Liquidation.

(a)           At the initiation of a Liquidation:

(i)            The unpaid principal balance of the SwingLine Loan (if any) shall be converted, pursuant to Section 2.24(b)(ii), to a Revolving Credit Loan in which all Revolving Credit Lenders participate.

(ii)           The Agent and the Revolving Credit Lenders shall “net out” each Revolving Credit Lender’s respective contributions towards the Revolving Credit Loans, so that each Revolving Credit Lender holds that Revolving Credit Lender’s Revolving Credit Percentage Commitment of the Revolving Credit Loans and advances.

(b)           Following the initiation of a Liquidation, each Revolving Credit Lender shall contribute (absent any Issuer’s gross negligence or willful misconduct), towards any L/C thereafter honored and not immediately reimbursed by the Borrower, that Revolving Credit Lender’s Revolving Credit Percentage Commitment of such honoring.

13.5.       Agent’s Conduct of Liquidation.

(a)           Any Liquidation shall be conducted by the Agent, with the advice and assistance of the Lenders.

(b)           The Agent may establish one or more Nominees to “bid in” or otherwise acquire ownership to any Post Foreclosure Asset.

(c)           The Agent shall manage the Nominee and manage and dispose of any Post Foreclosure Assets with a view towards the realization of the economic benefits of the ownership of the Post Foreclosure Assets and in such regard, the Agent and/or the Nominee may operate, repair, manage, maintain, develop, and dispose of any Post Foreclosure Asset in such manner as the Agent determines as appropriate under the circumstances.

(d)           The Agent may decline to undertake or to continue taking a course of action or to execute an action plan (whether proposed by the Agent or any Lender) unless indemnified to the Agent’s satisfaction by the Lenders against any and all liability and expense which may be incurred by the Agent by reason of taking or continuing to take that course of action or action plan.

(e)           Each Lender shall execute all such instruments and documents not inconsistent with the provisions of this Agreement as the Agent and/or the Nominee reasonably may request with respect to the creation and governance of any Nominee, the conduct of the Liquidation, and the management and disposition of any Post Foreclosure Asset.

13.6.       Distribution of Liquidation Proceeds.

(a)           The Agent may establish one or more reasonably funded reserve accounts into which proceeds of the conduct of any Liquidation may be deposited in anticipation of future expenses which may be incurred by the Agent in the exercise of rights as a secured creditor of the Borrower and prior claims which the Agent anticipates may need to be paid.

(b)           The Agent shall distribute the net proceeds of Liquidation in accordance with the relative priorities set forth in Section 13.7.

(c)           Each Revolving Credit Lender and Term Loan Lender, on the written request of the Agent and/or any Nominee, not more frequently than once each month, shall reimburse the Agent and/or any Nominee, pro-rata in proportion to their respective Revolving Credit Percentage Commitment and Term Loan Percentage, for any cost or expense reasonably incurred by the Agent and/or the Nominee in the conduct of a Liquidation, which amount is not covered out of current proceeds of the Liquidation, which reimbursement shall be paid over to and distributed by the Agent.

(d)           All prepayments of LIBOR Loans prior to the end of an Interest Period shall obligate the Borrower to pay any breakage costs associated with such LIBOR Loans in accordance with Section 2.10(e).  Prior to the occurrence of any Event of Default, the Borrower may elect to avoid such breakage costs by providing to the Agent cash in an amount sufficient to cash collateralize such LIBOR Loans, but in no event shall the Borrower be deemed to have paid such LIBOR Loans until such cash has been paid to the Agent for application to such LIBOR Loans.  The Agent may elect to cause such cash collateral to be deposited into either (i) a cash collateral account pursuant to the terms of a cash collateral agreement executed by the Borrower and the Agent and in form and substance satisfactory to the Agent or (ii) the Borrower’s Operating Account with appropriate instructions prohibiting the Borrower’s withdrawal of such funds so long as they remain cash collateral.  In each such case, the Borrower agrees to execute and deliver to the Agent such instruments and documents, including Uniform Commercial Code financing statements and agreements with any third party depository banks, as the Agent may request.

13.7.       Relative Priorities To Proceeds of Liquidation.  The relative priorities to the proceeds of a Liquidation are as follows:

(a)           To the Agent as reimbursement for all reasonable third party costs and expenses incurred by the Agent and to the Lenders’ Special Counsel and to any funded reserve established pursuant to Section 13.6(a); and then

(b)           To the SwingLine Lender, on account of any SwingLine loans not converted to Revolving Credit Loans pursuant to Section 13.4(a)(i); and then

(c)           To the payment of that portion of the Obligations constituting accrued and unpaid L/C fees and interest on the Revolving Credit Loans and Reimbursement Obligations, ratably among the Revolving Credit Lenders in proportion to the respective amounts described in this clause payable to them; and then

(d)           To the Revolving Credit Lenders (other than any Delinquent Revolving Credit Lender), to the payment of that portion of the Obligations constituting unpaid principal of the Revolving Credit Loans and Reimbursement Obligations, and to the Agent, to cash collateralize that portion of the undrawn Stated Amount of L/Cs outstanding, ratably in proportion to the respective amounts described in this clause held by them; and then

(e)           To any Delinquent Revolving Credit Lenders, pro-rata to amounts to which such Revolving Credit Lenders otherwise would have been entitled pursuant to Section 13.7(d), and then

(f)            To the Revolving Credit Lenders, pro-rata, to those fees (other than the Revolving Credit Early Termination Fee) distributable hereunder to the Revolving Credit Lenders; and then

(g)           To the payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loan, ratably among the Term Loan Lenders in proportion to the respective amounts described in this clause payable to them; and then

(h)           To the Term Loan Lenders, to the payment of that portion of the Obligations constituting unpaid principal of the Term Loans, ratably in proportion to the respective amounts described in this clause held by them; and then

(i)            To the Term Loan Lenders, pro-rata, to those fees (other than the Term Loan Early Termination Fee) distributable hereunder to the Term Loan Lenders; and then

(j)            To Liabilities owed to the Agent pursuant to clause (b) of the definition of Liabilities relating to cash management services; and then

(k)           To the Revolving Credit Lenders, pro-rata, to the extent of the Revolving Credit Early Termination Fee; and then

(l)            To the Term Loan Lenders, pro-rata, to the extent of the Term Loan Early Termination Fee;  and then

(m)          To any other Liabilities.

ARTICLE XIV.              THE AGENT

14.1.       Appointment of The Agent.

(a)           Each of the Revolving Credit Lenders, the Term Loan Lenders and the Issuer appoints and designates Bank of America to act on its behalf as the “Agent” hereunder and under the other Loan Documents.

(b)           Each Revolving Credit Lender and Term Loan Lender authorizes the Agent:

(i)            To execute those of the Loan Documents and all other instruments relating thereto to which the Agent is a party.

(ii)           To take such action on behalf of the Revolving Credit Lenders and the Term Loan Lenders and to exercise all such powers as are expressly delegated to the Agent hereunder and in the other Loan Documents and all related documents, together with such other powers as are reasonably incident thereto.

The provisions of this Article 14 are solely for the benefit of the Agent, the Revolving Credit Lenders, the Term Loan Lenders and the Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

14.2.       Responsibilities of Agent.

(a)           The Agent shall not have any duties or responsibilities to any Revolving Credit Lender or any Term Loan Lender except for those expressly set forth in this Agreement and in the other Loan Documents.  Neither the Syndication Agent, the Documentation Agent nor the Collateral Agent shall have any duties or responsibilities under this Agreement.

(b)           The Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(c)           Neither the Agent nor any of its Affiliates shall be responsible to any Revolving Credit Lender or Term Loan Lender for any of the following:

(i)            Any recitals, statements, representations or warranties made by the Borrower or any other Person.

(ii)           Any appraisals or other assessments of the assets of the Borrower or of any other Person responsible for or on account of the Liabilities.

(iii)          The value, validity, effectiveness, genuineness, enforceability, or sufficiency of the Loan Agreement, the Loan Documents or any other document referred to or provided for therein.

(iv)          Any failure by the Borrower or any other Person (other than the Agent) to perform its obligations under the Loan Documents.

(d)           The Agent may employ attorneys, accountants, and other professionals and agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such attorneys, accountants, and other professionals or agents or attorneys-in-fact selected by the Agent with reasonable care.  No such attorney, accountant, other professional, agent, or attorney-in-fact shall be responsible for any action taken or omitted to be taken by any other such Person.

(e)           Neither the Agent, nor any of its directors, officers, or employees shall be responsible for any action taken or omitted to be taken or omitted to be taken by any other of them in connection herewith in reliance upon advice of its counsel nor, in any other event except for any action taken or omitted to be taken as to which a final judicial determination has been or is made (in a proceeding in which such Person has had an opportunity to be heard) that such Person had acted in a grossly negligent manner, in actual bad faith, or in willful misconduct.

(f)            The Agent shall not have any responsibility in any event for more funds than the Agent actually receives and collects.

(g)           The Agent, in its separate capacity as a Revolving Credit Lender and Term Loan Lender, shall have the same rights and powers hereunder as any other Revolving Credit Lender or Term Loan Lender and may exercise the same as though it were not the Agent and the terms “Revolving Credit Lender” or “Revolving Credit Lenders” or “Term Loan Lender” or “Term Loan Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Revolving Credit Lenders or the Term Loan Lenders.

(h)           The Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the SuperMajority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law.

(i)            The Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(j)            The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the SuperMajority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances) or (ii) in the absence of its own gross negligence or willful misconduct.  The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Borrower, a Revolving Credit Lender, a Term Loan Lender or the Issuer.

(k)           The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

14.3.       Concerning Distributions By the Agent.

(a)           The Agent in the Agent’s reasonable discretion based upon the Agent’s determination of the likelihood that additional payments will be received, expenses incurred, and/or claims made by third parties to all or a portion of such proceeds, may delay the distribution of any payment received on account of the Liabilities.

(b)           The Agent may disburse funds prior to determining that the sums which the Agent expects to receive have been finally and unconditionally paid to the Agent.  If and to the extent that the Agent does disburse funds and it later becomes apparent that the Agent did not then receive a payment in an amount equal to the sum paid out, then any Revolving Credit Lender or Term Loan Lender to whom the Agent made the funds available, on demand from the Agent, shall refund to the Agent the sum paid to that person.

(c)           If, in the opinion of the Agent, the distribution of any amount received by the Agent might involve the Agent in liability, or might be prohibited hereby, or might be questioned by any Person, then the Agent may refrain from making distribution until the Agent’s right to make distribution has been adjudicated by a court of competent jurisdiction.

(d)           The proceeds of any Lender’s exercise of any right of, or in the nature of, set-off shall be deemed, First, to the extent that such Lender is entitled to any distribution hereunder, to constitute such distribution and Second, shall be shared with the other Lenders as if distributed pursuant to (and shall be deemed as distributions under) Section 13.7.

(e)           Each Lender recognizes that the crediting of the Borrower with the “proceeds” of any transaction in which a Post Foreclosure Asset is acquired is a non-cash transaction and that, in consequence, no distribution of such “proceeds” will be made by the Agent to any Lender.

(f)            In the event that (x) a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid or disgorged or (y) the SuperMajority Lenders determine to effect such repayment or disgorgement, then each Lender to which any such distribution shall have been made shall repay, to the Agent which had made such distribution, that Lender’s pro-rata share of the amount so adjudged or determined to be repaid or disgorged.

14.4.       Dispute Resolution.  Any dispute among the Lenders and/or the Agent concerning the interpretation, administration, or enforcement of the financing arrangements contemplated by this or any other Loan Document or the interpretation or administration of this or any other Loan Document which cannot be resolved amicably shall be resolved in the United States District Court for the District of Massachusetts, sitting in Boston or in the Superior Court of Suffolk County, Massachusetts, to the jurisdiction of which courts each Lender hereto hereby submits.

14.5.       Distributions of Notices and of Documents.  The Agent will forward to each Lender, promptly after the Agent’s receipt thereof, a copy of each notice or other document furnished to the Agent pursuant to this Agreement, including monthly, quarterly, and annual financial statements and borrowing base certificates received from the Borrower pursuant to Article 6, other than any of the following:

(a)           Routine communications associated with requests for Revolving Credit Loans and/or the issuance of L/Cs.

(b)           Routine or nonmaterial communications.

(c)           Any notice or document required by any of the Loan Documents to be furnished to the Lenders by the Borrower.

(d)           Any notice or document of which the Agent has knowledge that such notice or document had been forwarded to the Lenders other than by the Agent.

14.6.       Confidential Information.

(a)           Each Lender will maintain, as confidential, all of the following:

(i)            Proprietary approaches, techniques, and methods of analysis which are applied by the Agent in the administration of the credit facility contemplated by this Agreement.

(ii)           Proprietary forms and formats utilized by the Agent in providing reports to the Lenders pursuant hereto, which forms or formats are not of general currency.

(b)           Nothing included herein shall prohibit the disclosure of any such information as may be required to be provided by judicial process or which may be required or requested by regulatory authorities having jurisdiction over any party to this Agreement.

14.7.       Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any certificate, notice or other document (including any cable, telegram, telex, or facsimile) reasonably believed by the Agent to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a L/C, that by its terms must be fulfilled to the satisfaction of a Revolving Credit Lender, a Term Loan Lender or the Issuer, the Agent may presume that such condition is satisfactory to such Revolving Credit Lender, Term Loan Lender or the Issuer unless the Agent shall have received notice to the contrary from such Revolving Credit Lender, Term Loan Lender or the Issuer prior to the making of such Loan or the issuance of such L/C.  The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants, and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  As to any matters not expressly provided for in this Agreement, any Loan Document, or in any other document referred to therein, the Agent shall in all events be fully protected in acting, or in refraining from acting, in accordance with the applicable Consent required by this Agreement. Instructions given with the requisite Consent shall be binding on all Lenders.

14.8.       Non-Reliance on Agent and Other Lenders.

(a)           Each Lender represents to all other Lenders and to the Agent that such Lender:

(i)            Independently and without reliance on any representation or act by Agent or by any other Lender, and based on such documents and information as that Lender has deemed appropriate, has made such Lender’s own appraisal of the financial condition and affairs of the Borrower and decision to enter into this Agreement.

(ii)           Has relied upon that Lender’s review of the Loan Documents by that Lender and by counsel to that Lender as that Lender deemed appropriate under the circumstances.

(b)           Each Lender agrees that such Lender, independently and without reliance upon Agent or any other Lender, and based upon such documents and information as such Lender shall deem appropriate at the time, will continue to make such Lender’s own appraisals of the financial condition and affairs of the Borrower when determining whether to take or not to take any discretionary action under this Agreement.

(c)           Except as otherwise required by the provisions of this Agreement, the Agent, in the discharge of that Agent’s duties hereunder, shall not be required to make inquiry of, or to inspect the properties or books of, any Person.

(d)           Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder (as to which, see Section 14.5), the Agent shall not have any affirmative duty or responsibility to provide any Lender with any credit or other information concerning any Person, which information may come into the possession of Agent or any Affiliate of the Agent.

(e)           Each Lender, at such Lender’s request, shall have reasonable access to all nonprivileged documents in the possession of the Agent, which documents relate to the Agent’s performance of its duties hereunder.

14.9.       Indemnification.  Without limiting the liabilities of the Borrower under Section 19.9(b), or any other Section of this Agreement or any of the other Loan Documents, each Lender shall indemnify the Agent, pro-rata, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including attorneys’ reasonable fees and expenses and other out-of-pocket expenditures) which may at any time be imposed on, incurred by, or asserted against the Agent and in any way relating to or arising out of this Agreement or any other Loan Document or any documents contemplated by or referred to therein or the transactions contemplated thereby or the enforcement of any of terms hereof or thereof or of any such other documents, provided, however, no Lender shall be liable for any of the foregoing to the extent that any of the foregoing arises from any action taken or omitted to be taken by the Agent as to which a final judicial determination has been or is made (in a proceeding in which the Agent has had an opportunity to be heard) that the Agent had acted in a grossly negligent manner, in actual bad faith, or in willful misconduct.

14.10.     Resignation of Agent.

(a)           The Agent may resign at any time by giving Sixty (60) days prior written notice thereof to the Revolving Credit Lenders, the Term Loan Lenders, the Issuer, and the Borrower.  Upon receipt of any such notice of resignation, the SuperMajority Lenders shall have the right to appoint a successor to such Agent (and if no Event of Default has occurred, with the consent of the Borrower, not to be unreasonably withheld and, in any event, deemed given by the Borrower if no written objection is provided by the Borrower to the (resigning) Agent within Seven (7) Business Days notice of such proposed appointment), which shall be a Revolving Credit Lender, Term Loan Lender or a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If a successor Agent shall not have been so appointed and accepted such appointment within Thirty (30) days after the giving of notice by the resigning Agent, then the resigning Agent may appoint a successor Agent, which shall be a Revolving Credit Lender, Term Loan Lender or a financial institution having a rating of not less than “A” or its equivalent if rated by Standard & Poor’s Ratings Group, provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Revolving Credit Lenders, the Term Loan Lenders or the Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Revolving Credit Lender, Term Loan Lender and the Issuer directly, until such time as the SuperMajority Lenders appoint a successor Agent as provided for above in this Section 14.10(a).  The consent of the Borrower otherwise required by this Section 14.10(a) shall not be required if an Event of Default has occurred and is continuing.

(b)           Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor shall thereupon succeed to, and become vested with, all the rights, powers, privileges, and duties of the (resigning) Agent so replaced, and the (resigning) Agent shall be discharged from the (resigning) Agent’s duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided in this Section 14.10), other than on account of any responsibility for any action taken or omitted to be taken by the (resigning) Agent as to which a final judicial determination has been or is made (in a proceeding in which the (resigning) Person has had an opportunity to be heard) that such Person had acted in a grossly negligent manner or in bad faith.

(c)           The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

(d)           After any retiring Agent’s resignation, the provisions of this Article 14 and Section 19.8 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(e)           Any resignation by Bank of America as Agent pursuant to this Section 14.10 shall also constitute its resignation as Issuer and SwingLine Lender.  Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer and SwingLine Lender, (b) the retiring Issuer and SwingLine Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuer shall issue letters of credit in substitution for the L/Cs, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuer to effectively assume the obligations of the retiring Issuer with respect to such L/Cs.

14.11.     Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article 14 shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

14.12.     Agent May File Proofs of Claim.

(a)           In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or Reimbursement Obligation or Unpaid Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations, and all other

Liabilities that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Revolving Credit Lenders, the Term Loan Lenders, the Issuer and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Revolving Credit Lenders, the Term Loan Lenders, the Issuer, and the Agent and their respective agents and counsel and all other amounts due the Revolving Credit Lenders, the Term Loan Lenders, the Issuer, and the Agent under this Agreement) allowed in such judicial proceeding; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b)           Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Revolving Credit Lender, Term Loan Lender and the Issuer to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Revolving Credit Lenders, the Term Loan Lenders and the Issuer, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under this Agreement.

(c)           Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Revolving Credit Lender, Term Loan Lender or the Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Liabilities or the rights of any Revolving Credit Lender or any Term Loan Lender, or to authorize the Agent to vote in respect of the claim of any Revolving Credit Lender in any such proceeding.

14.13.     Collateral Matters.

The Revolving Credit Lenders, the Term Loan Lenders and the Issuer irrevocably authorize the Agent, at its option and in its discretion:

(a)           to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Loan Commitments and payment in full, in cash, of all Liabilities (other than contingent indemnification obligations) and the expiration or termination of all L/Cs, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 19.5, if approved, authorized or ratified in writing by the SuperMajority Lenders;

(b)           to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 5.6(a)(ii); and

(c)           to release any Subsidiary that is a Borrower from its obligations hereunder if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the SuperMajority Lenders shall confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary that is a Borrower from its obligations hereunder pursuant to this Section 14.13.

ARTICLE XV.                ACTION BY AGENTS - CONSENTS - AMENDMENTS - WAIVERS

15.1.       Administration of Credit Facilities.

(a)           Except as otherwise specifically provided in this Agreement,  the Agent may take any action with respect to the credit facility contemplated by the Loan Documents as the Agent determines to be appropriate, provided, however, the Agent is not under any affirmative obligation to take any action which it is not required by this Agreement or the Loan Documents specifically to so take.

(b)           Except as specifically provided in the following Sections of this Agreement, whenever a Loan Document or this Agreement provides that action may be taken or omitted to be taken in the Agent’s discretion, the Agent shall have the sole right to take, or refrain from taking, such action without, and notwithstanding, any vote of the Lenders:

Actions Described in Section	Type of Consent Required

15.2	Majority Lenders

15.3	SuperMajority Lenders

15.4	Certain Consent

15.5	Unanimous Consent

15.6	Consent of SwingLine Lender

15.7	Consent of the Agent

(c)           The rights granted to the Lenders in those sections referenced in Section 15.1(b) shall not otherwise limit or impair the Agent’s exercise of its discretion under the Loan Documents.

15.2.       Actions Requiring or On Direction of Majority Lenders.  Except as otherwise provided in this Agreement, the Consent or direction of the Majority Lenders is required for any amendment, waiver, or modification of any Loan Document.

15.3.       Actions Requiring or On Direction of SuperMajority Lenders.  The Consent or direction of the SuperMajority Lenders is required as follows:

(a)           The Revolving Credit Lenders agree that any loan or advance under the Revolving Credit which results in a Protective OverAdvance may be made by the Agent in its discretion without the Consent of the Revolving Credit Lenders and that each Revolving Credit Lender shall be bound thereby, provided, however, the Consent or direction of the SuperMajority Lenders is required to permit a Protective OverAdvance to be outstanding for more than Forty-Five (45) consecutive Business Days or more than twice in any twelve month period.

(b)           If the Borrower is then In Default, the SuperMajority Lenders may direct the Agent to suspend the Revolving Credit (including the making of any Protective OverAdvances), whereupon, as long as the Borrower is In Default, the only Revolving Credit Loans which may be made are the following:

(i)            Revolving Credit Loans made to “cover” the honoring of L/Cs.

(ii)           Revolving Credit Loans made with Consent of the SuperMajority Lenders.

(c)           If an Event of Default has occurred and not been duly waived, the SuperMajority Lenders may:

(i)            Give the Agent an Acceleration Notice in accordance with Section 13.1(b).

(ii)           Direct the Agent to increase the rate of interest to the default rate of interest as provided in, and to the extent permitted by, this Agreement.

15.4.       Action Requiring Certain Consent.

(a)           The consent of the SwingLine Lender and Lenders (other than Delinquent Revolving Credit Lenders) holding 51% or more of the Aggregate Loan Commitments of the Lenders (other than any Loan Commitments held by Delinquent Revolving Credit Lenders) shall be required to increase the SwingLine Loan Ceiling.

(b)          The consent of the Majority Lenders and Lenders (other than Delinquent Revolving Credit Lenders) holding 51% or more of the aggregate outstanding principal amount of the Term Loan at such date, after giving effect to any prepayments or repayments of the Term Loan occurring on such date, shall be required to amend, modify or waive Section 3.3(a).

15.5.       Actions Requiring or Directed By Unanimous Consent.  None of the following may take place except with Unanimous Consent:

(a)           Any increase in any Lender’s Revolving Credit Dollar Commitment or Term Loan Commitment, Maximum Revolving Credit Dollar Commitment, Revolving Credit Percentage Commitment or Term Loan Percentage (other than by reason of the application of Section 15.10 (which deals with NonConsenting Lenders) or Section 16.1 (which deals with assignments and participations)).

(b)           Any decrease in any interest rate or fee payable to the Lenders on account of the Loans.

(c)           Any extension of the Maturity Date.

(d)           Any forgiveness of all or any portion of any payment Liability, provided, however, that the Agent shall be permitted to forgive fees owed to it and not to any other Lender without any consent being required.

(e)           Any decrease in any interest rate or fee payable under any of the Loan Documents (other than any Agent’s Fee (for which the consent of the Agent shall also be required)).

(f)            Any release of a material portion of the Collateral not otherwise required or provided for in the Loan Documents or to facilitate a Liquidation.

(g)           Any amendment of the definition of the terms “Borrowing Base” or “Availability” or of any definition of any component thereof, such that more credit would be available to the Borrower, based on the same assets, as would have been available to the Borrower immediately prior to such amendment, it being understood, however, that:

(i)            The foregoing shall not limit the adjustment by the Agent of any Reserve in the Agent’s administration of the Revolving Credit as otherwise permitted by this Agreement.

(ii)           The foregoing shall not prevent the Agent, in its administration of the Revolving Credit, from restoring any component of Borrowing Base which had been lowered by the Agent back to the value of such component, as stated in this Agreement or to an intermediate value.

(h)           Any release of any Person obligated on account of the Liabilities.

(i)            The making of any Revolving Credit Loan which, when made, exceeds Availability and is not a Protective OverAdvance, provided, however,

(i)            no Consent shall be required in connection with the making of any Revolving Credit Loan to “cover” any honoring of a drawing under any L/C; and

(ii)           each Revolving Credit Lender recognizes that subsequent to the making of a Revolving Credit Loan which does not constitute a Protective OverAdvance, the unpaid principal balance of the Loan Account may exceed the Borrowing Base on account of changed circumstances beyond the control of the Agent (such as a drop in collateral value).

(j)            The waiver of the obligation of the Borrower to reduce the unpaid principal balance of loans under the Revolving Credit to an amount so that no OverAdvance (other than a Protective OverAdvance) is outstanding or, subject to the time limits included in Section 15.3(a) (which places time and frequency limits on Protective OverAdvance), to eliminate a Protective OverAdvance.

(k)           The incurrence of any additional Indebtedness of the Borrower which is secured by an Encumbrance not otherwise permitted by Section 5.6 hereof.

(l)            Any amendment to clauses (a), (d) or (h) of Section 5.20.

(m)          Any amendment of this Article 15 or Section 13.7.

(n)           Amendment of any of the following Definitions:

“Appraised Inventory Liquidation Value”

“Appraised Inventory Percentage”

“Inventory Advance Rate”

“Majority Lender”

“Protective OverAdvance”

“SuperMajority Lenders”

“Unanimous Consent”

15.6.       Actions Requiring SwingLine Lender Consent.  No action, amendment, or waiver of compliance with, any provision of the Loan Documents or of this Agreement which affects the SwingLine Lender may be undertaken without the Consent of the SwingLine Lender.

15.7.       Actions Requiring Agent’s Consent.

(a)           No action, amendment, or waiver of compliance with, any provision of the Loan Documents or of this Agreement which affects the Agent in its capacity as Agent may be undertaken without the written consent of the Agent.

(b)           No action referenced herein which affects the rights, duties, obligations, or liabilities of the Agent shall be effective without the written consent of the Agent.

15.8.       Miscellaneous Actions.

(a)           Notwithstanding any other provision of this Agreement, no single Lender independently may exercise any right of action or enforcement against or with respect to the Borrower.

(b)           The Agent shall be fully justified in failing or refusing to take action under this Agreement or any Loan Document on behalf of any Lender unless the Agent shall first:

(i)            receive such clear, unambiguous, written instructions as the Agent deems appropriate; and

(ii)           be indemnified to the Agent’s satisfaction by the Lenders against any and all liability and expense which may be incurred by the Agent by reason of taking or continuing to take any such action, unless such action had been grossly negligent, in willful misconduct, or in bad faith.

(c)           The Agent may establish reasonable procedures for the providing of direction and instructions from the Lenders to the Agent, including its reliance on multiple counterparts, facsimile transmissions, and reasonable time limits within which such direction and instructions must be received in order to be included in a determination of whether the requisite Loan Commitments has provided its direction, Consent, or instructions.

15.9.       Actions Requiring Borrower’s Consent.  The Borrower’s consent is required for any amendment of this Agreement, except that each of the following Articles (or Sections, as applicable) of this Agreement may be amended without the consent of the Borrower:

Article	Title of Article

2 (only Sections 2.23, 2.24, 2.25 and 2.26):	The Revolving Credit

13:	Acceleration and Liquidation

14: (other than Section 14.10(a))	The Agent

16: (other than Sections 16.1(c)(iii) and (c)(iv))	Successors and Assigns

15.10.     NonConsenting Lender.

(a)           In the event that a Lender (in this Section 15.10, a “NonConsenting Lender”) does not provide its Consent to a proposal by the Agent to take action which requires consent under this Article 15, then one or more Lenders who provided Consent to such action may require the assignment, without recourse and in accordance with the procedures outlined in Section 16.1, below, of the NonConsenting Lender’s commitment hereunder on Fifteen (15) days written notice to the Agent and to the NonConsenting Lender.

(b)           At the end of such Fifteen (15) days, and provided that the NonConsenting Lender delivers the Notes held by the NonConsenting Lender to the Agent, the Lenders who have given such written notice shall Transfer the following to the NonConsenting Lender:

(i)            Such NonConsenting Lender’s pro-rata share of the principal and interest of the Loans to the date of such assignment.

(ii)           All fees distributable hereunder to the NonConsenting Lender to the date of such assignment.

(iii)          Any out-of-pocket costs and expenses for which the NonConsenting Lender is entitled to reimbursement from the Borrower.

(c)           In the event that the NonConsenting Lender fails to deliver to the Agent the Notes held by the NonConsenting Lender as provided in Section 15.10(b), then:

(i)            The amount otherwise to be Transferred to the NonConsenting Lender shall be Transferred to the Agent and held by the Agent, without interest, to be turned over to the NonConsenting Lender upon delivery of the Note held by that NonConsenting Lender.

(ii)           The Note held by the NonConsenting Lender shall have no force or effect whatsoever.

(iii)          The NonConsenting Lender shall cease to be a “Lender”.

(iv)          The Lender(s) which have Transferred the amount to the Agent as described above shall have succeeded to all rights and become subject to all of the obligations of the NonConsenting Lender as “Lender”.

(d)           In the event that more than One (1) Lender wishes to require such assignment, the NonConsenting Lender’s commitment hereunder shall be divided among such Lenders, pro-rata based upon their respective Revolving Credit Percentage Commitments and Term Loan Percentages, with the Agent coordinating such transaction.

(e)           The Agent shall coordinate the retirement of the Note held by the NonConsenting Lender and the issuance of Notes to those Lenders which “take-out” such NonConsenting Lender, provided, however, no processing fee otherwise to be paid as provided in Section 16.2(b) shall be due under such circumstances.

ARTICLE XVI.              SUCCESSORS AND ASSIGNS

16.1.       Assignments and Assumptions.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to one or more Eligible Assignees (in this Section 16.1(a), each an “Assignee Lender”) in accordance with the provisions of subsection (c) of this Section, (ii) by way of participation in accordance with the provisions of Section 16.3, (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 16.5, or (iv) to an SPC in accordance with the provisions of Section 16.7.

(b)           Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the Parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Issuer, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(c)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Dollar Commitment and the Loans made by it (including for purposes of this subsection (b), participations in L/C Obligations and in SwingLine Loans at the time owing to it); provided that

(i)            The Agent and, in the case of assignments of Revolving Credit Dollar Commitments, the Issuer and the SwingLine Lender, shall have given its prior written consent to such assignment, which consent shall not be unreasonably withheld, but need not be given if the proposed assignee is itself a Lender or an Affiliate of a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee).

(ii)           Each partial assignment shall be made as an assignment of a proportionate part of all the Assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Credit Dollar Commitment assigned, as the case may be, except that this clause (ii) shall not apply to rights in respect of SwingLine Loans.

(iii)          Except in the case of an assignment of the entire remaining amount of the Assigning Lender’s Revolving Credit Dollar Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, the aggregate amount of the Revolving Credit Dollar Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Credit Dollar Commitment of such Lender is not then in effect, the principal outstanding balance of the Revolving Credit Loans and/or the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall be at least $5,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(iv)          The parties to such an assignment shall execute and deliver to the Agent, for recording in the Register, an Assignment and Assumption substantially in the form of EXHIBIT D, annexed hereto, or any other form approved by the Agent (an “Assignment and Assumption”) together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 16.1, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

(d)           The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent’s office a copy of each Assignment and Assumption delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and of the Revolving Credit Percentage Commitment and Maximum Revolving Credit Dollar Commitment of each Revolving Credit Lender, and principal amounts of the Loans and L/C Obligations owing to, each Lender. The Register shall be available for inspection by each of the Borrower, the Issuer and each Lender (with respect only to such Lender’s interest) at any reasonable time and from time to time upon reasonable prior notice.  The entries in the Register shall be conclusive and binding on all Lenders.  The Borrower, the Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a “Lender” hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

16.2.       Effect of Assignment.

(a)           Subject to acceptance and recording thereof by the Agent pursuant to Section 16.1, from and after the effective date specified in an Assignment and Assumption which has been executed, delivered, and recorded:

(i)            The Assignee Lender shall be a party to this Agreement and the Loan Documents (and to any amendments thereof) and, to the extent of the interest assigned by the Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and the Loan Documents.

(ii)           The Assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 19.8 and 19.9 with respect to facts and circumstances occurring prior to the effective date of such assignment.

(b)           By executing and delivering an Assignment and Assumption, the parties thereto confirm to and agree with each other and with all parties to this Agreement as to those matters which are set forth in the subject Assignment and Assumption.

16.3.       Participations.  Any Lender may, at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to one or more Persons (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of that Lender’s rights and/or obligations herein (including all or a portion of its Revolving Credit Dollar Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or SwingLine Loans) owing to it); provided that such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agent, the Lenders, and the Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 19.5 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Section 19.8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 16.1.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 19.17 as though it were a Lender, provided such Participant agrees to be subject to Section 2.22 as though it were a Lender.

16.4.       Limitations upon Participant Rights.

A Participant shall not be entitled to receive any greater payment hereunder than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 19.8 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 19.8 as though it were a Lender.

16.5.       Certain Pledges.

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any pledgee or assignee for such Lender as a party hereto.

16.6.       Electronic Execution of Assignments.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signature in Global and National Commerce Act, the New York State Electronics Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transfers Act.

16.7.       Special Purpose Funding Vehicles.

Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Revolving Credit Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Revolving Credit Loan, the Granting Lender shall be obligated to make such Revolving Credit Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Agent as is required under Section 2.23.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Revolving Credit Loan by an SPC hereunder shall utilize the Revolving Credit Dollar Commitment of the Granting Lender to the same extent, and as if, such Revolving Credit Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Agent, and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

16.8.       Resignation After Assignment.

Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Dollar Commitment and Loans pursuant to Section 16.1 above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as SwingLine Lender.  In the event of any such resignation as Issuer or SwingLine Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuer or SwingLine Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuer or SwingLine Lender, as the case may be.  If Bank of America resigns as Issuer, it shall retain all the rights, powers, privileges and duties of the Issuer hereunder with respect to all L/Cs outstanding as of the effective date of its resignation as Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Margin Loans or fund risk participations in Unreimbursed Amounts pursuant to

Section 2.20.  If Bank of America resigns as SwingLine Lender, it shall retain all the rights of the SwingLine Lender provided for hereunder with respect to SwingLine Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Margin Loans or fund risk participations in outstanding SwingLine Loans pursuant to Section 2.24.  Upon the appointment of a successor Issuer and or SwingLine Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer or SwingLine Lender, as the case may be, and (b) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to assume effectively the obligations of Bank of America with respect to such Letters of Credit.

16.9.       Accession.  Subject to the terms of Section 16.10 herein, the Borrower may, with the consent of the Agent, request Eligible Assignees (each such Eligible Assignee, an “Acceding Lender”) to become party to this Credit Agreement by entering into an Instrument of Accession in substantially the form of Exhibit F hereto (an “Instrument of Accession”) with the Borrower and the Agent and assuming thereunder a Revolving Credit Dollar Commitment, in an amount to be agreed upon by the Borrower, such Acceding Lender and the Agent, to make Revolving Credit Loans and participate in the risk relating to the Letters of Credit pursuant to the terms hereof, and the Maximum Revolving Credit Ceiling shall thereupon be increased by the amount of such Acceding Lender’s Revolving Credit Dollar Commitment; provided, however, that (a) the Agent shall have given its prior written consent to such accession and (b) in no event shall the Maximum Revolving Credit Ceiling be increased under any one or more of such Instruments of Accession so as to exceed, in the aggregate, $300,000,000.  On the effective date specified in any Instrument of Accession, Schedule 2.22 hereto shall be deemed to be amended to reflect (a) the name, address, Revolving Credit Dollar Commitment and Revolving Credit Percentage Commitment of such Acceding Lender, (b) the Maximum Revolving Credit Ceiling as increased by such Acceding Lender’s Revolving Credit Dollar Commitment, and (c) the changes to the other Lenders’ respective Revolving Credit Percentage Commitments and any changes to the other Lenders’ respective Revolving Credit Dollar Commitments (in the event such Lender is also the Acceding Lender) resulting from such assumption and such increased Maximum Revolving Credit Ceiling.

If on the effective date specified in any Instrument of Accession, there are Revolving Credit Loans then outstanding or exposure in respect of then outstanding L/Cs, the Acceding Lender shall purchase Revolving Credit Loans and exposure in respect of outstanding L/Cs from each other Lender in an amount such that, after such purchase or purchases, the amount of outstanding Revolving Credit Loans and exposure in respect of outstanding L/Cs from each Lender shall equal such Lender’s respective Revolving Credit Percentage Commitment, as set forth on Schedule 2.22 multiplied by the aggregate amount of Revolving Credit Loans outstanding and exposure in respect of outstanding L/Cs from all Lenders.  To the extent that any outstanding Revolving Credit Loans bear interest at the LIBOR Rate, the Borrower shall pay any additional costs described in Section 2.10(e) incurred by any Lender.

16.10.     Optional Increase of Maximum Revolving Credit Ceiling.

So long as an Event of Default shall not have occurred and be continuing or would result therefrom, and subject to all terms and conditions set forth in the Loan Agreement, the Borrower may request, by prior written notice to the Agent, that the Maximum Revolving Credit Ceiling be increased up to $300,000,000. The Borrower may, after initially requesting the existing

Revolving Credit Lenders to increase on a pro rata basis their respective Revolving Credit Dollar Commitments and after receiving confirmation in writing that such Revolving Credit Lenders do not wish to increase their respective Revolving Credit Dollar Commitments (or if the aggregate desired increase in Revolving Credit Dollar Commitment by the existing Revolving Credit Lenders is not sufficient to satisfy the increase in the Maximum Revolving Credit Ceiling requested by the Borrower), solicit Eligible Assignees to become new Revolving Credit Lenders pursuant to the terms of Section 16.9 herein, provided, that (a) each Person that becomes a new Revolving Credit Lender shall agree to become a party to, and shall assume and agree to be bound by, this Loan Agreement, subject to all terms and conditions thereof; (b) no Revolving Credit Lender shall have an obligation to the Borrower to increase its Revolving Credit Dollar Commitment; and (c) in no event shall the addition of any Revolving Credit Lender increase the Maximum Revolving Credit Ceiling to an amount greater than $300,000,000.

ARTICLE XVII.             NOTICES

17.1.       Notice Addresses.  All notices, demands, and other communications made in respect of any Loan Document (other than a request for a loan or advance or other financial accommodation under the Revolving Credit or the Term Loan or a notice or other communication expressly permitted to be given by telephone) shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone numbers) to the following addresses, each of which may be changed upon Seven (7) days written notice to all others given by certified mail, return receipt requested:

If to the Agent:

Bank of America, N.A.
40 Broad Street
Boston, Massachusetts 02109
Attention	Sally A. Sheehan
Managing Director
Fax	(617) 434-4339

With a copy to:

Bingham McCutchen LLP
150 Federal Street
Boston, Massachusetts 02110
Attention	Robert A.J. Barry, Esquire
Fax	(617) 951-8736

If to the Borrower:

Gander Mountain Company
180 East 5th Street, 13th Floor
St. Paul, Minnesota 55101
Attention	Chief Financial Officer
Fax	(651) 325-2001

With a copy to:

Gander Mountain Company
180 East 5th Street, 13th Floor
St. Paul, Minnesota 55101
Attention	Legal Department
Fax	(651) 325-2006

In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

17.2.       Notice Given.

(a)           Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

(i)            By mail: the sooner of when actually received or Three (3) days following deposit in the United States mail, postage prepaid.

(ii)           By recognized overnight express delivery: the Business Day following the day when sent.

(iii)          By Hand: If delivered on a Business Day after 9:00AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, when delivered.  Otherwise, at the opening of the then next Business Day.

(iv)          By Facsimile transmission (which must include a header on which the party sending such transmission is indicated): If sent on a Business Day after 9:00AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, One (1) hour after being sent.  Otherwise, at the opening of the then next Business Day.

(b)           Rejection or refusal to accept delivery and inability to deliver because of a changed address or Facsimile Number for which no due notice was given shall each be deemed receipt of the notice sent.

(c)           The Agent, the Issuer, the Revolving Credit Lenders and the Term Loan Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Agent, the Issuer, each Revolving Credit Lender, each Term Loan Lender and the Related Parties of each of them from all losses, costs, expenses, and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent and each of the parties hereto hereby consents to such recording.

17.3.       Wire Instructions Notice Given.  Subject to change in the same manner that a notice address may be changed (as to which, see Section 17.1), wire transfers to the Agent shall be made in accordance with the following wire instructions:

Bank of America, N.A.
ABA Number:	026-009-593
Account Number:	530-39952
Reference:	Gander Mountain

ARTICLE XVIII.            TERM

18.1.       Termination of Revolving Credit and Term Loan.  The Revolving Credit and the Term Loan shall remain in effect (subject to suspension as provided in Section 2.5(g) hereof) until the Termination Date.

18.2.       Actions On Termination.

(a)           On the Termination Date, the Borrower shall pay the Agent (whether or not then due), in immediately available funds, all then Liabilities including, without limitation: the following:

(i)            The entire balance of the Loan Account (including the unpaid principal balance of the Revolving Credit Loans, and the SwingLine Loan ) and the Term Loan.

(ii)           Any then remaining installments of the Upfront Fee.

(iii)          Any then remaining installments of the Agent’s Fee.

(iv)          Any payments due on account of the indemnification obligations included in Section 2.10(e).

(v)           Any accrued and unpaid Unused Line Fee.

(vi)          Any applicable Revolving Credit Early Termination Fee or Term Loan Early Termination Fee.

(vii)         All unreimbursed costs and expenses of the Agent and of Lenders’ Special Counsel for which the Borrower is responsible.

(b)           On the Termination Date, the Borrower shall also make such arrangements concerning any L/Cs then outstanding as are reasonably satisfactory to the Agent.

(c)           Until such payment (Section 18.2(a)) and arrangements concerning L/Cs (Section 18.2(b)), all provisions of this Agreement, other than those included in Article 2 which place any obligation on the Agent or any Lender to make any loans or advances or to provide any financial accommodations to the Borrower shall remain in full force and effect until all Liabilities shall have been paid in full.

(d)           The release by the Agent of the Collateral Interests granted the Agent by the Borrower hereunder may be upon such conditions and indemnifications as the Agent may require.

ARTICLE XIX.              GENERAL

19.1.       Protection of Collateral.  The Agent’s sole duty with respect to the custody, safe keeping and physical preservation of the Collateral in its possession, under §9-207 of the UCC or otherwise, shall be to deal with such Collateral in the same manner as the Agent deals with similar property for its own account.

19.2.       Publicity.  Subject to the approval of the Borrower, such approval not to be unreasonably withheld, the Agent may issue a “tombstone” notice of the establishment of the credit facility contemplated by this Agreement and may make reference to the Borrower (and may utilize any logo or other distinctive symbol associated with the Borrower) in connection with any advertising, promotion, or marketing undertaken by the Agent.

19.3.       Severability.  Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

19.4.       The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM ANY BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH ANY BORROWER MATERIALS OR THE PLATFORM.  IN NO EVENT SHALL THE AGENT OR ANY OF ITS RELATED PARTIES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER, THE ISSUER OR ANY OTHER PERSON FOR LOSSES, CLAIMS, DAMAGES, LIABILITIES OR EXPENSES OF ANY KIND (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE AGENT’S TRANSMISSION OF BORROWER MATERIALS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH AGENT PARTY; PROVIDED, THAT IN NO EVENT SHALL ANY AGENT PARTY HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER, THE ISSUER OR ANY OTHER PERSON FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES).

19.5.       Amendments.  Course of Dealing.

(a)           This Agreement and the other Loan Documents incorporate all discussions and negotiations between the Borrower and the Agent and each Lender, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding.  No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof.  No failure by the Agent or any Lender to give notice to the Borrower of the Borrower’s having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document.  No change made by the Agent to the manner by which Borrowing Base is determined shall obligate the Agent to continue to determine Borrowing Base in that manner.

(b)           The Borrower may undertake any action otherwise prohibited hereby, and may omit to take any action otherwise required hereby, upon and with the express prior written consent of the Agent given in accordance with the provisions of this Agreement. Subject to Article 15, no modification, amendment, or waiver of any provision of any Loan Document and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless executed in writing by or on behalf of the party to be charged with such modification, amendment, or waiver (and if such party is the Agent then by a duly authorized officer thereof).  Any modification, amendment, or waiver provided by the Agent shall be in reliance upon all representations and warranties theretofore made to the Agent by or on behalf of the Borrower (and any guarantor, endorser, or surety of the Liabilities) and consequently may be rescinded in the event that any of such representations or warranties was not true and complete in all material respects when given.  Any such amendment, waiver or consent as described in this Section 19.5(b) shall be effective only in the specific instance and for the specific purpose for which given.

(c)           No amendment, waiver or consent shall, unless in writing and signed by the Issuer in addition to the Revolving Credit Lenders and the Term Loan Lenders required above, affect the rights or duties of the Issuer under this Agreement or any Issuer Document relating to any L/C issued or to be issued by it. No amendment, waiver or consent shall, unless in writing and signed by the SwingLine Lender in addition to the Revolving Credit Lenders and the Term Loan Lenders required above, affect the rights or duties of the SwingLine Lender under this Agreement.  No amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Revolving Credit Lenders and Term Loan Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document.  Notwithstanding anything to the contrary herein, no Delinquent Revolving Credit Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Loan Commitment of such Revolving Credit Lender may not be increased or extended without the consent of such Revolving Credit Lender.

19.6.       Power of Attorney.  In connection with all powers of attorney included in this Agreement, the Borrower hereby grants unto the Agent (acting through any of its officers) full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as the Borrower might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement.  No power of attorney set forth in this Agreement shall be affected by any disability or incapacity suffered by the Borrower and each shall survive the same. All powers conferred upon the Agent by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Agent.

19.7.       Application of Proceeds.  The proceeds of any collection, sale, or disposition of the Collateral, or of any other payments received hereunder, shall be applied towards the Liabilities in such order and manner as the Agent determines in its sole discretion, consistent, however, with Sections 13.6 and 13.7 and any other applicable provisions of this Agreement.  The Borrower shall remain liable for any deficiency remaining following such application.

19.8.       Increased Costs.  If, as a result of any change arising after the Restatement Effective Date in any Requirement of Law, or of the interpretation or application thereof by any court or by any governmental or other authority or entity charged with the administration thereof, whether or not having the force of law, which:

(a)           subjects any Lender to any taxes or changes the basis of taxation, or increases any existing taxes, on payments of principal, interest or other amounts payable by the Borrower to the Agent or any Lender under this Agreement (except for taxes on the Agent or any Lender based on net income or capital);

(b)           imposes, modifies or deems applicable any reserve, cash margin, special deposit or similar requirements against assets held by, or deposits in or for the account of or loans by or any other acquisition of funds by the relevant funding office of any Lender;

(c)           imposes on any Lender any other condition with respect to any Loan Document; or

(d)           imposes on any Lender a requirement to maintain or allocate capital in relation to the Liabilities;

and the result of any of the foregoing, in such Lender’s reasonable opinion, is to increase the cost to that Lender of making or maintaining any loan, advance or financial accommodation or to reduce the income receivable by that Lender in respect of any loan, advance or financial accommodation by an amount which that Lender deems to be material, then upon written notice from the Agent, from time to time, to the Borrower (such notice to set out in reasonable detail the facts giving rise to and a summary calculation of such increased cost or reduced income), the Borrower shall forthwith pay to the Agent, for the benefit of the subject Lender, upon receipt of such notice, that amount which shall compensate the subject Lender for such additional cost or reduction in income.

19.9.       Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates (including the reasonable fees, charges, and disbursements of counsel for the Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery, and administration of this Agreement and the other Loan Documents or any amendments, modifications, waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Agent in connection with the issuance, amendment, renewal or extension of any L/C or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Agent or any Lender (including the fees, charges, and disbursement of any counsel for the Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 19.9, or (B) in connection with the Loans made or L/Cs issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or L/Cs.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person, an “Indemnified Person”) against, and hold each Indemnified Person harmless from, any and all losses, claims, damages, liabilities, and related expenses (including the fees, charges, and disbursements of any counsel for any Indemnified Person), and shall indemnify and hold harmless each Indemnified Person from all fees and time charges and disbursements for attorneys who may be employees of any Indemnified Person, incurred by any Indemnified Person or asserted against any Indemnified Person by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Revolving Credit Loan or L/C, all or any portion of the Term Loan, or the use or proposed use of the proceeds therefrom (including any refusal by the Agent to honor a demand for payment under a L/C if the documents presented in connection with such demand do not strictly comply with the terms of such L/C), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnified Person is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Person; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnified Person for breach in bad faith of such Indemnified Person’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or L/C or the use of the proceeds thereof.  No Indemnified Person referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)           Payments.  All amounts due under this Section 19.9 shall be payable not later than Ten (10) Business Days after demand therefor.

(e)           Survival.  The agreements in this Section 19 shall survive the resignation of the Agent, the replacement of any Revolving Credit Lender or Term Loan Lender, the termination of the Loan Commitments and the repayment, satisfaction or discharge of all the other Liabilities.

19.10.     Copies and Facsimiles.  Each Loan Document and all documents and papers which relate thereto which have been or may be hereinafter furnished the Agent or any Lender may be reproduced by that Lender or by the Agent by any photographic, microfilm, xerographic, digital imaging, or other process, and such Person making such reproduction may destroy any document so reproduced.  Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business).  Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

19.11.     Massachusetts Law.  This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the laws of The Commonwealth of Massachusetts.

19.12.     Consent to Jurisdiction.

(a)           The Borrower agrees that any legal action, proceeding, case, or controversy against the Borrower with respect to any Loan Document may be brought in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, as the Agent may elect in the Agent’s sole discretion.  By execution and delivery of this Agreement, the Borrower, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

(b)           The Borrower WAIVES personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the Borrower at the Borrower’s address for notices as specified herein, such service to become effective Five (5) Business Days after such mailing.

(c)           The Borrower WAIVES any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under any of the Loan Documents and consents to the granting of such legal or equitable remedy as is deemed appropriate by the Court.

(d)           Nothing herein shall affect the right of the Agent to bring legal actions or proceedings in any other competent jurisdiction.

(e)           The Borrower agrees that any action commenced by the Borrower asserting any claim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and that such Courts shall have exclusive jurisdiction with respect to any such action.

19.13.     Confidentiality.  Each of the Revolving Credit Lenders, the Term Loan Lenders, the Issuer, and the Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling Information (as defined below) of the same nature and in accordance with safe and sound banking practices, any Information, provided that nothing herein shall limit the disclosure of any such Information (a) after such Information shall have become public other than through a violation of this Section 19.13, or becomes available to any of the Lenders or the Agent on a nonconfidential basis from a source other than the Borrower, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Lenders or the Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Lender or the Agent, or to auditors or accountants, (e) to the Agent or any Lender, (f) in connection with any litigation to which any one or more of the Lenders or the Agent is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to an affiliate of any Lender or the Agent, or (h) to any actual or prospective assignee or participant or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Agreement or any other Loan Document so long as such assignee, participant or counterparty, as the case may be, agrees to be bound by the provisions of this Section 19.13.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Agent, any Lender or the Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agent, the Lenders and the Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law.

19.14.     Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Event of Default at the time of any issuance, extension or renewal of any L/Cs, and shall continue in full force and effect as long as any Loan or any other Liability hereunder shall remain unpaid or unsatisfied or any L/C shall remain outstanding.

19.15.     Rules of Construction.  The following rules of construction shall be applied in the interpretation, construction, and enforcement of this Agreement and of the other Loan Documents:

(a)           Unless otherwise specifically provided for herein, interest on Base Margin Loans and all or any relevant portion of the Term Loan, and any fee or charge which is stated as a per annum percentage shall be calculated based on a 365 day year and actual days elapsed and interest on LIBOR Loans and all or any relevant portion of the Term Loan shall be calculated based on a 360 day year and actual days elapsed.

(b)           Words in the singular include the plural and words in the plural include the singular.

(c)           Cross references to Sections in this Agreement begin with the Article in which that Section appears, followed by a colon, and then the Section to which reference is made. (For example, a reference to “Section 6.6” is to Section 6.6, which appears in Article 6 of this Agreement).

(d)           Titles, headings (indicated by being underlined or shown in Small Capitals) and any Table of Contents are solely for convenience of reference; do not constitute a part of the instrument in which included; and do not affect such instrument’s meaning, construction, or effect.

(e)           The words “includes” and “including” are not limiting.

(f)            Text which follows the words “including, without limitation” (or similar words) is illustrative and not limitational.

(g)           Text which is shown in italics (except for parenthesized italicized text), shown in bold, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous.

(h)           The words “may not” are prohibitive and not permissive.

(i)            Any reference to a Person’s “knowledge” (or words of similar import) are to such Person’s knowledge assuming that such Person has undertaken reasonable and diligent investigation with respect to the subject of such “knowledge” (whether or not such investigation has actually been undertaken).

(j)            Terms which are defined in one section of any Loan Document are used with such definition throughout the instrument in which so defined.

(k)           The symbol “$” refers to United States Dollars.

(l)            Unless limited by reference to a particular Section or provision, any reference to “herein”, “hereof”, or “within” is to the entire Loan Document in which such reference is made.

(m)          References to “this Agreement” or to any other Loan Document is to the subject instrument as amended to the date on which application of such reference is being made.

(n)           Except as otherwise specifically provided, all references to time are to Boston time.

(o)           In the determination of any notice, grace, or other period of time prescribed or allowed hereunder:

(i)            Unless otherwise provided (A) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the then next Business Day and (B) the period so computed shall end at 5:00 PM on the relevant Business Day.

(ii)           The word “from” means “from and including”.

(iii)          The words “to” and “until” each mean “to, but excluding”.

(iv)          The word “through” means “to and including”.

(p)           The Loan Documents shall be construed and interpreted in a harmonious manner and in keeping with the intentions set forth in Section 19.16 hereof, provided, however, in the event of any inconsistency between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall govern and control.

(q)           This Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Agent and the Borrower and are the product of discussions and negotiations among all parties.  Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Agent or any of the Lenders merely on account of the Agent’s or any Lender’s involvement in the preparation of such documents

19.16.     Intent.  It is intended that:

(a)           This Agreement take effect as a sealed instrument.

(b)           The scope of all Collateral Interests created by the Borrower to secure the Liabilities be broadly construed in favor of the Agent and that they cover all assets of the Borrower, other than Real Estate, fixtures and Equipment.

(c)           All Collateral Interests created in favor of the Agent at any time and from time to time secure all Liabilities, whether now existing or contemplated or hereafter arising.

(d)           All reasonable costs, expenses, and disbursements incurred by the Agent, the Lead Arranger and, to the extent provide in Section 19.9 each Lender, in connection with such Person’s relationship(s) with the Borrower shall be borne by the Borrower.

(e)           Unless otherwise explicitly provided herein, the Agent’s consent to any action of the Borrower which is prohibited unless such consent is given may be given or refused by the Agent in its sole discretion and without reference to Section 2.17 hereof.

19.17.     Right of Set-Off.  Any and all deposits or other sums at any time credited by or due to the Borrower from the Agent or any Lender or any Participant or from any Affiliate of any of the foregoing, and any cash, securities, instruments or other property of the Borrower in the possession of any of the foregoing, whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for all Liabilities and for any and all obligations of the Borrower to the Agent and such Lender or any Participant or such Affiliate and may be applied or set off against the Liabilities and against such obligations at any time, whether or not such are then due and whether or not other collateral is then available to the Agent or that Lender.

19.18.     Maximum Interest Rate.  Regardless of any provision of any Loan Document, neither the Agent nor any Lender shall be entitled to contract for, charge, receive, collect, or apply as interest on any Liability, any amount in excess of the maximum rate imposed by Applicable Law.  Any payment which is made which, if treated as interest on a Liability would result in such interest’s exceeding such maximum rate shall be held, to the extent of such excess, as additional collateral for the Liabilities as if such excess were “Collateral.”

19.19.     Waivers.

(a)           The Borrower (and all guarantors, endorsers, and sureties of the Liabilities) make each of the waivers included in Section 19.19(b), below, knowingly, voluntarily, and intentionally, and understands that Agent and each Lender, in establishing the facilities contemplated hereby and in providing loans and other financial accommodations to or for the account of the Borrower as provided herein, whether not or in the future, is relying on such waivers.

(b)           THE BORROWER, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING:

(i)            Except as otherwise specifically required hereby, notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral.

(ii)           Except as otherwise specifically required hereby, the right to notice and/or hearing prior to the Agent’s exercising of the Agent’s rights upon default.

(iii)          THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE AGENT OR ANY LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE AGENT OR ANY LENDER OR IN WHICH THE AGENT OR ANY LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN THE BORROWER OR ANY OTHER PERSON AND THE AGENT AND EACH LENDER LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).

(iv)          The benefits or availability of any stay, limitation, hindrance, delay, or restriction (including, without limitation, any automatic stay which otherwise might be imposed pursuant to Section 362 of the Bankruptcy Code) with respect to any action which the Agent may or may become entitled to take hereunder.

(v)           Any defense, counterclaim, set-off, recoupment, or other basis on which the amount of any Liability, as stated on the books and records of the Agent, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.

(vi)          Any claim to consequential, special, or punitive damages.

19.20.     US Patriot Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act.

19.21.     Transitional Arrangements.

(a)          Existing Loan Agreement Superseded.  On the Restatement Effective Date, this Agreement shall supersede the Existing Loan Agreement in its entirety, except as provided in this Section 19.21.  On the Restatement Effective Date, the rights and obligations of the parties evidenced by the Existing Loan Agreement shall be evidenced by this Agreement and the other Loan Documents, the “Revolving Credit Loans” as defined in the Existing Loan Agreement shall be continued as Loans as defined herein and the Existing Letters of Credit issued by the Agent for the account of the Borrower prior to the Restatement Effective Date shall be treated as L/Cs under this Agreement.  The parties hereto agree that the changes to the terms and conditions of the Existing Loan Agreement set out herein and the execution of these presents shall not constitute novation and all the security interests, pledges and other collateral of whatever nature securing any of the Revolving Credit Obligations shall continue to apply to the Existing Loan Agreement, as amended and restated by these presents, and to the other Loan Documents.  Without limiting the generality of the foregoing and to the extent necessary, the Revolving Credit Lenders and the Agent reserve all of their rights under each of the Loan Documents.

(b)          Interest and Fees under Superseded Existing Loan Agreement.  All interest and fees and expenses, if any, owing or accruing under or in respect of the Existing Loan Agreement through the Restatement Effective Date shall be calculated as of the Restatement Effective Date (pro rated in the case of any fractional periods).  Commencing on the Restatement Effective Date, the fees hereunder shall be payable by the Borrower to the Agent in accordance with Article 2.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Loan and Security Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

GANDER MOUNTAIN COMPANY

By:	/s/ Dennis M. Lindahl
Name: Dennis M. Lindahl
Title: Treasurer

Signature Page to Loan and Security Agreement

BANK OF AMERICA, N.A., as Agent and as a Lender

By:	/s/ Sally A. Sheehan
Name: Sally A. Sheehan
Title: Managing Director

Signature Page to Loan and Security Agreement

WELLS FARGO FOOTHILL, INC., (f/k/a Foothill Capital Corporation), as Syndication Agent and as a Revolving Credit Lender

By:	/s/ Donna Arenson
Name: Donna Arenson
Title: Assistant Vice President

Signature Page to Loan and Security Agreement

THE CIT GROUP/BUSINESS CREDIT, INC., as a Revolving Credit Lender

By:	/s/ Adrian Avalos
Name: Adrian Avalos
Title: Vice President

Signature Page to Loan and Security Agreement

WEBSTER BUSINESS CREDIT CORPORATION (f/k/a Whitehall Business Credit Corporation), as a Revolving Credit Lender

By:	/s/ Christopher O’Connor
Name: Christopher O’Connor
Title: EVP

Signature Page to Loan and Security Agreement

GENERAL ELECTRIC CAPITAL CORPORATION, as a Revolving Credit Lender

By:	/s/ Robert M. Kadlick
Name: Robert M. Kadlick
Title: Duly Authorized Signatory

Signature Page to Loan and Security Agreement

UBS AG, STAMFORD BRANCH, as a Revolving Credit Lender

By:	/s/ Jocelin Fernandes
Name: Jocelin Fernandes
Title: Associate Director Banking Products Services, US

By:	/s/ Bailoz Slides
Name: Bailoz Slides
Title: Associate Director Banking Products Services, US

Signature Page to Loan and Security Agreement

LASALLE RETAIL FINANCE, a division of LaSalle Business Credit, LLC, as agent for LaSalle Bank Midwest N.A., as a Revolving Credit Lender

By:	/s/ Craig G. Nutbrown
Name: Craig G. Nutbrown
Title: Vice President

Signature Page to Loan and Security Agreement

Schedule 2.22

REVOLVING CREDIT LENDERS; TERM LOAN LENDERS; COMMITMENT PERCENTAGES; ADDRESSES

LENDER	Maximum Revolving Credit Dollar Commitment	Revolving Credit Percentage Commitment	Term Loan Commitment	Term Loan Percentage
BANK OF AMERICA, N.A. 40 Broad Street Boston, MA 02109 Attention: Sally A. Sheehan Fax: (617) 434-4339	$69,500,000	25.27%	$20,000,000	100%

WELLS FARGO FOOTHILL, INC. 2450 Colorado Avenue, Suite 3000 West Santa Monica, CA 90404 Attention: Donna Arenson Fax: (310) 453-7446	$30,000,000	10.91%

THE CIT GROUP/ BUSINESS CREDIT, INC. 300 South Grand Ave., 10th Floor Los Angeles, CA 90071-3109 Attention: Adrian Avalos Fax: (213) 613-2599	$45,000,000	16.36%

GENERAL ELECTRIC CAPITAL CORPORATION 201 Merritt 7 PO Box 5201 Norwalk, CT 06856 Attention: Paul Vitti Fax: (203) 956-4006	$64,500,000	23.46%

WEBSTER BUSINESS CREDIT CORPORATION 73 Belmont Street, 2nd Floor South Easton, MA 02375 Attention: Chris O’Connor Fax: (508) 513-1339	$15,000,000	5.46%

UBS AG, STAMFORD BRANCH 677 Washington Blvd. Stamford, CT 06901 Attention: Thomas Watson Fax: (203) 719-5259	$31,000,000	11.27%

LASALLE RETAIL FINANCE, a division of LaSalle Business Credit, LLC, as agent for LaSalle Bank Midwest N.A. 25 Braintree Hill Office Park, Suite 205 Braintree, MA 02184 Attention: Andy Cerussi Fax: (781) 353-6101	$20,000,000	7.27%

2

Schedule 6.11

Minimum Operating Cash Flow and Minimum EBITDA

Reference Period Ending With the Month End:	Operating Cash Flow Amount	EBITDA
January, 2005		$16,000,000

February, 2005		$11,500,000

March, 2005		$11,500,000

April, 2005		$10,000,000

May, 2005		$10,000,000

June, 2005		$11,000,000

July, 2005		$11,500,000

August, 2005		$13,500,000

September, 2005		$16,500,000

October, 2005		$6,000,000

November, 2005		$8,000,000

December, 2005		$15,000,000

January, 2006	$-20,444,000	$15,500,000

February, 2006		$14,000,000

March, 2006		$14,000,000

April, 2006	$-7,184,000	$16,000,000

May, 2006		$18,000,000

June, 2006		$21,000,000

July, 2006	$8,995,000	$22,000,000

August, 2006		$25,000,000

September, 2006		$28,000,000

October, 2006	$5,555,000	$30,000,000

Reference Period Ending With the Month End:	Operating Cash Flow Amount	EBITDA

November, 2006

$

30,000,000

December, 2006

$

30,000,000

January, 2007

$

11,718,000

$

30,000,000

February, 2007

$

30,000,000

March, 2007

$

30,000,000

April, 2007

$

4,404,000

$

30,000,000

May, 2007

$

25,000,000

June, 2007

$

25,000,000

July, 2007

$

4,891,000

$

25,000,000

August, 2007

$

25,000,000

September, 2007

$

25,000,000

October, 2007

$

4,146,000

$

25,000,000

November, 2007

$

30,000,000

December, 2007

$

30,000,000

January, 2008

$

10,632,000

$

30,000,000

February, 2008

$

30,000,000

March, 2008

$

30,000,000

April, 2008

$

30,000,000

2

Reference Period Ending With the Month End:

Operating Cash Flow Amount

EBITDA

May, 2008

$

25,000,000

June, 2008

$

25,000,000

July, 2008		$25,000,000

August, 2008		$25,000,000

September, 2008		$25,000,000

October, 2008		$25,000,000

November, 2008		$30,000,000

December, 2008		$30,000,000

January, 2009	$15,000,000	$30,000,000

February, 2009		$30,000,000

March, 2009		$30,000,000

April, 2009		$30,000,000

May, 2009		$25,000,000

June, 2009		$25,000,000

July, 2009		$25,000,000

3

Schedule 16.1

Processing and Recordation Fees

The Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $2,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction	Assignment Fee

First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-

Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$ 500